UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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KENNAMETAL INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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KENNAMETAL INC.

1600 Technology Way

P.O. Box 231

Latrobe, Pennsylvania 15650-0231

Notice of Annual Meeting of Shareowners

to be held October 28, 2014

To the Shareowners of Kennametal Inc.:

The Annual Meeting of Shareowners (“Annual Meeting”) of Kennametal Inc. (the “Company”) will be held at the Quentin C. McKenna Technology Center, located at the Company’s executive offices at 1600 Technology Way (on Route 981 South), Latrobe, Unity Township, Pennsylvania, on Tuesday, October 28, 2014 at 2:00 p.m. (Eastern Time) to consider and act upon the following matters:

1. The election of three directors to the First Class for terms to expire in 2017;

2. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015;

3. A non-binding (advisory) vote to approve the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement; and

4. The approval of amendments to our Articles of Incorporation and By-Laws to adopt a majority voting standard for director elections and to eliminate cumulative voting.

Shareowners also will be asked to consider such other business as may properly come before the meeting. The Board of Directors has fixed Friday, August 29, 2014 as the record date (the “Record Date”). Only shareowners of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting.

We are taking advantage of a U.S. Securities and Exchange Commission Rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. We believe that this delivery process will reduce our environmental impact and over time lower the costs of printing and distributing our proxy materials. We believe that we can achieve these benefits with no impact on our shareowners’ timely access to this important information. If you have received a Notice and you would prefer to receive proxy materials (including a proxy card) in printed form by mail or electronically by email, please follow the instructions contained in the Notice.

If you plan to attend the Annual Meeting, please note that each shareowner must present valid picture identification, such as a driver’s license or passport. Additionally, shareowners holding stock in brokerage accounts (“street name” holders) must bring a copy of a brokerage statement reflecting stock ownership as of the Record Date to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, please vote by telephone, via the Internet or complete, date and sign and return a proxy card to ensure your shares are voted at the Annual Meeting.

By Order of the Board of Directors

Kevin G. Nowe
Vice President, Secretary
and General Counsel

September 17, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREOWNERS TO BE HELD

OCTOBER 28, 2014

This Proxy Statement and the 2014 Annual Report are available for viewing at

www.envisionreports.com/KMT

2014 PROXY SUMMARY

This 2014 Proxy Summary highlights certain information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider before voting, and we strongly encourage you to carefully read the entire proxy statement before voting.

General Information About the 2014 Annual Meeting of Shareowners

• Date and Time:	Tuesday, October 28, 2014 at 2:00 p.m. (Eastern Time)
• Location:	Quentin C. McKenna Technology Center, located at our executive offices at 1600 Technology Way (on Route 981 South), Latrobe, Unity Township, Pennsylvania, 15650
• Record Date:	August 29, 2014
• Voting:

For matters other than the election of directors (for which shareowners are permitted to cumulate votes), shareowners as of the Record Date have one vote for each share of capital stock held by such person on the Record Date

Proposals to be Considered and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)

• Election of Three Directors to the First Class with Terms Expiring in 2017	FOR EACH DIRECTOR NOMINEE	6

• Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015	FOR	26

• Non-binding (advisory) vote to approve the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement	FOR	70

• Approval of amendments to our Articles of Incorporation and By-Laws to adopt a majority voting standard for director elections and to eliminate cumulative voting	FOR	74

i

Board Nominees

Name	Age	Director Since	Occupation	Independent	Committee Memberships			Other Public Company Boards
					AC	CC	N/CG
Philip A. Dur	70	2006	Retired Corporate Vice President and President, Ship Systems Sector of Northrop Grumman Corporation	Yes	–	X	X	–
Timothy R. McLevish	59	2004	Executive Vice President and Chief Financial Officer, Walgreens Co.	Yes	X	–	X	–
Steven H. Wunning	63	2005	Group President and an Executive Office member of Caterpillar Inc.	Yes	X	X	–	–

AC	Audit Committee

CC	Compensation Committee

N/CG	Nominating/Corporate Governance Committee

•	Attendance: In Fiscal 2014, each of our director nominees attended at least 75% of the Board and committee meetings on which he sat.

•

Director Elections:    Directors are elected by a plurality of votes cast; meaning the three individuals who receive the largest number of votes cast for a director of the First Class will be elected to that class.

•

Cumulative Voting:    Shareowners currently have cumulative voting rights in the election of directors. This means that when voting for directors, shareowners may multiply the total number of shares that they are entitled to vote by the number of directors to be elected in a class and may then cast the whole number of votes for one nominee or distribute their votes among the nominees as desired.

Corporate Governance Highlights

Our Board has a strong commitment to ethical conduct and good corporate governance, which promotes the long-term interests of shareowners, strengthens Board and management accountability and helps build public trust in the Company. The dashboard below provides a snapshot of the Company’s current corporate governance policies.

•

Proposed change from Plurality Voting to Majority Voting in Director Elections — This year, the Board of Directors (“Board”) is submitting a proposal to our shareowners to change the voting standard in director elections from plurality voting to majority voting (Please see Proposal IV).

•

Governance Guidelines — The Board has established Corporate Governance Guidelines which provide a framework for the effective governance of the Company. The guidelines address matters such as the Board’s mission, Director responsibilities, Director qualifications, determination of Director independence, Board committee structure, Chief Executive Officer performance evaluation and management succession. The Board regularly reviews developments in corporate governance and updates the Corporate Governance Guidelines and other governance materials as it deems necessary and appropriate.

•	Independent Directors — Our Board is comprised of all independent directors, other than our Chief Executive Officer.

•	Independent Directors Regularly Meet — Our independent directors meet in executive sessions at each regularly scheduled Board meeting led by our Lead Independent Director.

•	Independent Lead Director — Our Lead Director has been selected by our independent directors and has broad powers and works closely with our Chairman in managing Board matters.

•	Independent Board Committees — We have three standing Board committees with only independent members.

•	Annual Board and Committee Self-Evaluation — Our Board and Board committees engage in a self-evaluation process annually.

•	High Rate of Board Attendance — Our Board members attended more than 75% of all Board meetings in Fiscal 2014.

•	No poison pill — The Board currently does not have a poison pill in place.

•

Strong stock ownership and retention guidelines for Directors and Executive Officers — We have adopted Stock Ownership Guidelines for directors, executives and key managers to effectively link the interests of management and our shareowners and to promote an ownership culture throughout our organization. We believe that stock should be acquired and held in quantities that encourage management to make decisions and take actions that will enhance Company performance and increase its value.

•

Anti-hedging, anti-pledging and anti-shorting policy — Our insider trading policy prohibits the hedging of Company stock by directors, executives and other key managers without the prior approval and express authorization of the Company’s General Counsel. Further, this policy also prohibits the pledging of Company stock by directors, executives and other key managers unless the General Counsel has granted an exception to the individual. An exception to this prohibition may be granted where an individual wishes to pledge Company stock as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged stock.

Announced Retirement of Our CEO

On August 19, 2014, the Company announced that Chairman, President and CEO, Carlos Cardoso, has decided to retire from the Company effective on December 31, 2014. This will be a seamless leadership transition as our Board of Directors commences its search for Mr. Cardoso’s successor. Our Board expects to complete this search before December 31, 2014. The search process will consider both internal and external candidates.

Fiscal 2014 Highlights

The Company achieved the following performance in sales, profitability and returns for Fiscal 2014 (see Appendix A for a reconciliation of these non-GAAP financial measures to the comparable GAAP measures):

•	Sales of $2.8 billion for Fiscal 2014, compared with $2.6 billion in Fiscal 2013.

•	Reported earnings per share (“EPS”) of $1.99 (as adjusted to exclude acquisition impact and nonrecurring charges: $2.50) for Fiscal 2014 compared with reported EPS of $2.52 in Fiscal 2013.

•	Adjusted return on invested capital (“ROIC”) for Fiscal 2014 was 7.6% compared to ROIC of 9.5% in Fiscal 2013.

•

Earnings Before Interest and Tax (“EBIT”) margin performance results for Fiscal 2014 was 9.1% (as adjusted to exclude acquisition impact and nonrecurring charges: 11.1%) compared to 11.3% for Fiscal 2013.

•	Free Operating Cash Flow (“FOCF”) was at $156 million for Fiscal 2014 compared to $204 million in Fiscal 2013.

Compensation Highlights for Fiscal 2014

The following are the highlights of our 2014 compensation program:

•	Our Compensation Committee has adopted a strong pay-for-performance philosophy.

•

Compensation is paid in a mix of base salary; an annual cash-based incentives under our “Prime Bonus” plan; and equity-based long-term incentive awards (consisting of stock options, restricted stock and performance share units).

•	Compensation is tied to individual performance and Company performance, so that a substantial portion of the compensation provided to our executive officers is at risk.

•

Payment of annual cash-based incentives under the Prime Bonus plan is based on achieving critical measures of Company performance, consistent with our pay-for-performance philosophy. 2014 Prime Bonus payments were based on achievement of three corporate performance metrics — FOCF, revenue growth and EPS. The Compensation Committee added FOCF as a key performance metric in the Prime Bonus design for 2014 to focus on primary working capital and inventory management, in addition to the continued use of annual EPS and sales growth goals.

•

For 2014, the Compensation Committee maintained a safety modifier (providing for upward or downward adjustment of +/- 10%) in our Prime Bonus design based on the Company’s performance against a recordable incident rate reduction plan, which the Compensation Committee considers to be a key measure of employee safety.

•

Our equity-based long-term incentive program is intended to drive the achievement of critical long-term business objectives, align management’s interests with those of our shareowners and foster retention of key executives. In Fiscal 2014, 50% of the target value of each executive’s long-term incentive opportunity was granted as performance units, 30% was granted as stock options and 20% was granted as restricted units (all are settled in stock). This is similar to the 2013 awards.

•

Vesting of performance units is based on the attainment of two financial performance goals — EPS and ROIC. Performance units are subject to an additional continuous service requirement, which provides that award recipients must remain employed by the Company through the payout date in order to receive the payout, generally three years after the grant date. Restricted units and stock options time vest based on continuous service with the Company.

•	Our Fiscal 2014 financial performance had the following effects on the performance-based awards held by our NEOs:

•

Component (1) of Mr. Cardoso’s 2014 Prime Bonus award as well as the 2014 Prime Bonus awards for Messrs. Simpkins, Tucker and Jacko were based 100% on achievement of Kennametal sales growth, EPS, and FOCF. Based on the Company’s Fiscal 2014 results, these NEOs were paid 2014 cash incentives equal to 33.4% of their targeted awards.

•

For Mr. Dragich, his 2014 Prime Bonus Plan award was based 80% on achievement of the Kennametal sales growth, EPS and FOCF and 20% on EBIT results specifically for our Integrated Supply Chain and Logistics function (“ISCL”), which he manages. Based on the Company’s and the ISCL’s 2014 EBIT results, Mr. Dragich was paid a 2014 Prime Bonus award equal to 42.4% of his targeted award.

•

The first tranche (1/3) of the 2014 performance units were earned (subject to the satisfaction of the continuous employment condition) at a combined total of 70.6% (58.3% for the EPS metric and 82.8% for the ROIC metric) of target based on the Company having achieved above threshold but below target for EPS and ROIC performance goals set for Fiscal 2014.

•	The second tranche (1/3) of the 2013 performance units were forfeited due to the Company not having achieved the threshold EPS and ROIC performance goals set for Fiscal 2014.

•	The third tranche (1/3) of the 2012 performance units were forfeited due to the Company not having achieved the threshold EBIT margin performance goals set for Fiscal 2014.

GENERAL INFORMATION	1
PROPOSAL I. ELECTION OF DIRECTORS	6
ETHICS AND CORPORATE GOVERNANCE	12
CODE OF BUSINESS ETHICS AND CONDUCT	12
CORPORATE GOVERNANCE	12
THE BOARD’S OVERSIGHT OF RISK MANAGEMENT	18
BOARD OF DIRECTORS AND BOARD COMMITTEES	19
MEETING INFORMATION	19
BOARD COMMITTEES	19
COMMITTEE FUNCTIONS	19
BOARD OF DIRECTORS COMPENSATION AND BENEFITS	20
AUDIT COMMITTEE REPORT	24
PROPOSAL II. RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	26
EXECUTIVE COMPENSATION	28
COMPENSATION DISCUSSION AND ANALYSIS	28
COMPENSATION COMMITTEE REPORT	50
ANALYSIS OF RISK INHERENT IN OUR COMPENSATION POLICIES AND PRACTICES	51
EXECUTIVE COMPENSATION TABLES	51
EQUITY COMPENSATION PLANS	59
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	60
PROPOSAL III. NON-BINDING (ADVISORY) VOTE ON EXECUTIVE COMPENSATION	70
OWNERSHIP OF CAPITAL STOCK BY DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS	71
PRINCIPAL HOLDERS OF VOTING SECURITIES	73
PROPOSAL IV. APPROVAL OF AMENDMENTS TO OUR ARTICLES OF INCORPORATION AND BY-LAWS TO ADOPT A MAJORITY VOTING STANDARD IN DIRECTOR ELECTIONS AND TO ELIMINATE CUMULATIVE VOTING	74
FORM 10-K ANNUAL REPORT	75
OTHER MATTERS	75
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	75
APPENDIX A — ADJUSTED EBIT, ADJUSTED ROIC AND FOCF RECONCILIATIONS	A-1

GENERAL INFORMATION

When and where is the 2014 annual meeting?

The 2014 annual meeting of shareowners (the “Annual Meeting”) will be held on Tuesday, October 28, 2014 at 2:00 p.m. (Eastern Time) at the Quentin C. McKenna Technology Center, located at our executive offices at 1600 Technology Way (on Route 981 South), Latrobe, Unity Township, Pennsylvania, 15650.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set paper copy of this Proxy Statement and the 2014 Annual Report?

We are taking advantage of an SEC rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. This rule allows a company to send some or all of its shareowners a Notice regarding Internet availability of proxy materials (“Notice”). Instructions on how to access the proxy materials over the Internet or how to request a paper copy of proxy materials may be found in the Notice.

If you have received a Notice and you would prefer to receive proxy materials (including a proxy card) in printed form by mail or electronically by email, please follow the instructions contained in the Notice.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

The SEC rules that allow us to furnish our proxy materials over the Internet rather than in paper form do not require us to do so for all shareowners. We may choose to send certain shareowners the Notice, while sending other shareowners a full set paper copy of our Proxy Statement, 2014 Annual Report, Notice and proxy card.

How can I access the proxy materials over the Internet?

The Notice contains instructions on how to view the proxy materials on the Internet, vote your shares on the Internet and obtain printed or electronic copies of the proxy materials. An electronic copy of this Proxy Statement and the 2014 Annual Report are available at www.envisionreports.com/KMT.

When was the Notice or other proxy materials mailed to shareowners?

The Notice of this Proxy Statement was first mailed to shareowners on or about September 17, 2014. Once the Notice is received, Shareowners have the option of (1) accessing the proxy materials, including instructions on how to vote, online; or (2) requesting that those materials be sent to the Shareowner in paper. Opting to receive your proxy materials online will save the Company the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.

Why did I receive a Notice or a copy of this Proxy Statement?

The Board of Directors of Kennametal Inc. (“we,” “us,” “Kennametal” or the “Company”) is soliciting proxies to be voted at the Annual Meeting to be held on October 28, 2014, and at any adjournment of the Annual Meeting. When we ask for your proxy, we must provide you with a proxy statement that contains certain information specified by law.

What will the shareowners vote on at the Annual Meeting?

The Board of Directors has submitted four proposals for your consideration at this meeting:

•	The election of three directors to the First Class for terms to expire in 2017;

•	The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015;

•	A non-binding (advisory) vote to approve the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement; and

•	The approval of amendments to our Articles of Incorporation and By-Laws to adopt a majority voting standard for director elections and to eliminate cumulative voting.

Will there be any other items of business on the agenda?

We do not expect any other items of business to be presented at the meeting. However, in case there is an unforeseen need, your proxy also gives discretionary authority to the named proxy holders with respect to any other matters that might be brought before the meeting. Those proxy holders intend to vote your proxy on any such matter in accordance with their best judgment.

Who is entitled to vote?

Shareowners as of the close of business on Friday, August 29, 2014 (the “Record Date”) may vote at the Annual Meeting. For matters other than the election of directors (for which you are permitted to cumulate votes), you have one vote for each share of capital stock you hold on the Record Date, including shares:

•	held directly in your name as the shareowner of record

•	held for you in an account with a broker, bank or other nominee

•	attributed to your account in one of our Company-sponsored 401(k) plans

What constitutes a quorum?

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the Annual Meeting. As of the Record Date, 79,048,870 shares of our capital stock were issued and outstanding. Abstentions and broker non-votes (which are explained below) will be counted for purposes of determining a quorum, but will not be counted as votes cast.

How many votes are required for the approval of each item?

There are different vote requirements for each of the proposals.

•

The three nominees for director for terms expiring in 2017 receiving the most votes will be elected (this is also called a “plurality” vote). Shareowners currently have cumulative voting rights in the election of directors. This means that when voting for directors, shareowners may multiply the total number of shares that they are entitled to vote by the number of directors to be elected in a class and may then cast the whole number of votes for one nominee or distribute their votes among the nominees as desired. Abstentions, broker non-votes and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes against the nominee.

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The ratification of the selection of the independent auditors will be approved if the proposal receives the affirmative vote of at least a majority of the votes cast by shareowners present, in person or by proxy, at the meeting. Abstentions will not be counted as votes cast either for or against the proposal.

•

The compensation paid to our named executive officers, as disclosed in this Proxy Statement, will be approved (on a non-binding advisory basis) if the proposal receives the affirmative vote of at least a majority of the votes cast by shareowners present, in person or by proxy, at the meeting. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal.

•

The amendments to the Articles of Incorporation and By-Laws to adopt a majority voting standard in elections of directors and to eliminate cumulative voting will be approved if the proposal receives the affirmative vote of at least a majority of the votes cast by shareowners present, in person or by proxy, at the meeting. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal.

What are “Broker Non-votes?”

If your shares are held by a broker (in street name), the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions to your broker, one of two things can happen, depending on the type of proposal. For the ratification of the selection of the independent auditors, which is considered a “routine” matter, the broker may vote your shares in its discretion.

Brokers do not have the discretion to vote your shares for the election of directors, for the non-binding advisory vote to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement, or for the vote to approve of amendments to our Articles of Incorporation and By-Laws to adopt a majority voting standard in director elections and to eliminate cumulative voting because these proposals are considered to be “non-routine” matters. If you do not provide voting instructions to your broker for these non-routine matters, the broker may not vote your shares on these proposals at all. When that happens, it is called a “broker non-vote.”

How do I vote?

If you are a shareowner of record, you may vote your shares by any one of the following methods:

•

By Internet.    You may vote online at www.envisionreports.com/KMT. You may follow the instructions on the Notice or in the proxy card. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, you do not need to return a proxy card. Internet voting will be available until 11:59 p.m. Eastern Time on October 27, 2014.

•

By telephone.    You may vote by telephone by dialing 1-800-652-8683. Follow the instructions on your Notice or proxy card. Voting by telephone has the same effect as voting by mail. If you vote by telephone, you do not need to return a proxy card. Telephone voting will be available until 11:59 p.m. Eastern Time on October 27, 2014.

•

By mail.    The Notice includes directions on how to request paper copies of this Proxy Statement, the 2014 Annual Report and a proxy card. Once you receive a paper proxy card, you may vote your shares by signing and dating each proxy card that you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners.

•

Voting In Person.    If you are a shareowner of record, you may vote your shares in person by ballot at the Annual Meeting. However, we encourage you to vote by proxy card, by telephone or on the Internet even if you plan to attend the Annual Meeting.

How do I vote shares that are held by my broker?

If you own shares held by a broker or other nominee (i.e., its “street name”), you may instruct your broker or other nominee to vote your shares by following the instructions that your broker or nominee provides to you. Most brokers offer voting by mail, by telephone and on the Internet.

How do I vote my shares in the 401(k) plan?

You will receive a voting instruction card from the plan trustee in the mail. You may instruct the plan trustee on how to vote your shares in the 401(k) plan by mail, by telephone or on the Internet as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card.

How can I revoke a proxy or change my vote?

You have the right to revoke your proxy and change your vote at any time before the meeting by (1) notifying our Secretary in writing or (2) delivering a later-dated proxy card by telephone, on the Internet or by mail. If you are a shareowner of record, you may also revoke your proxy by voting in person at the Annual Meeting.

Who are “Named Proxies” and how will they vote my shares?

Our Board of Directors selected the persons named on the Notice and proxy card (the “Named Proxies”) to act as proxies for the Annual Meeting. If you specify a voting choice, the shares will be voted in accordance with that choice. If you vote your shares, but do not indicate your voting preferences, the Named Proxies will vote on your behalf for the election of the nominees for director listed below, for the ratification of the selection of the independent auditors, for the approval (on a non-binding advisory basis) of the compensation paid to our named executive officers, as disclosed in this Proxy Statement, and for the approval of the amendments to our Articles of Incorporation and By-Laws to adopt majority voting in director elections and eliminate cumulative voting.

How will the advisory vote related to executive compensation be treated?

Although the advisory vote to approve the compensation paid to our named executive officers is non-binding, our Board of Directors will review the results of this vote and, consistent with our strong record of shareowner engagement, will take the results of the votes into account in making future determinations concerning executive compensation.

What does it mean if I receive more than one Notice, proxy card or voting instruction?

It means that you hold shares in more than one account. To ensure that all of your shares are voted, please vote as instructed in each Notice or sign and return each proxy card (if you have requested and received paper copies of this Proxy Statement and a proxy card). If you vote by telephone or on the Internet, you will need to vote once for each Notice, proxy card or voting instruction card you receive.

Who tabulates the votes?

The votes are tabulated by Computershare, which acts as an independent inspector of election.

What should I do if I want to attend the Annual Meeting?

If you plan to attend the Annual Meeting, you must present valid picture identification, such as a driver’s license or passport. If you hold your shares in a brokerage account, you must also bring a copy of a brokerage statement reflecting stock ownership as of the Record Date to be admitted to the Annual Meeting. Please do not bring cameras, recording equipment, electronic devices, large bags, briefcases or packages with you. You will be asked to check in with our security personnel and none of these items will be permitted in the Annual Meeting.

If you have questions about directions, admittance or parking, you may call 724-539-5000.

Can I view the Proxy Statement and 2014 Annual Report electronically?

Yes. Copies of this Proxy Statement and our 2014 Annual Report to Shareowners (the “2014 Annual Report”) are available free of charge for electronic (online) access and viewing at www.envisionreports.com/KMT.

You may also view the Proxy Statement and 2014 Annual Report free of charge on our website at www.kennametal.com in the “Investor Relations” section under the “SEC Filings” tab.

What is “householding”?

We have adopted “householding,” a procedure under which shareowners of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareowners notifies us that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings. Shareowners who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings. Beneficial shareowners can request information about householding from their banks, brokers or other holders of record.

What if I want to receive a copy of the Annual Report and Proxy Statement?

You may request a Proxy Statement or Annual Report via our website, www.kennametal.com, under “About Us,” “Investor Relations.” If you prefer, you may call our Secretary at 724-539-5776 or write to Kennametal Inc., Attention: Secretary, 1600 Technology Way, Latrobe, Pennsylvania 15650:

•	If you participate in householding and wish to receive a separate copy of the 2014 Annual Report and Proxy Statement, or

•	If you do not participate in householding, but would like a print copy of either the 2014 Annual Report or Proxy Statement, or

•	If you wish to receive separate copies of future annual reports and proxy statements.

We will deliver the requested documents to you promptly upon your request.

How can I contact the Company, the Board of Directors, the Lead Director or any of the Independent Directors?

The address of our principal executive offices is 1600 Technology Way, Latrobe, Pennsylvania 15650.

You can send written communications to any of our Board members, addressed to:

Kennametal Inc.

c/o Kevin G. Nowe

Vice President, Secretary and General Counsel

1600 Technology Way

Latrobe, Pennsylvania 15650.

We will forward any communication we receive to the relevant director(s), except for advertisements, solicitations or other matters unrelated to the Company.

What are the procedures for submitting a shareowner proposal or nomination for the 2015 annual meeting?

We expect to hold our 2015 annual meeting in October 2015. If a shareowner wishes to have a proposal considered for inclusion in next year’s proxy statement, such shareowner must submit the proposal in writing so that we receive it by May 20, 2015. Proposals should be addressed to our Secretary at Kennametal Inc., 1600 Technology Way, Latrobe, Pennsylvania 15650. Proposals must comply with Rule 14a-8 of Regulation 14A of the proxy rules and must contain certain information specified in the Company’s By-Laws.

In addition, our By-Laws provide that any shareowner wishing to propose any other business at the 2015 annual meeting must give the Company written notice no earlier than May 1, 2015 and no later than June 30, 2015. That notice must provide certain other information as described in the By-Laws.

Shareowner nominations for directors to be elected at the 2015 annual meeting must be submitted to the Secretary in writing no earlier than May 1, 2015 and no later than June 30, 2015. The By-Laws contain certain requirements for the information that must be provided in any shareowner nomination, including information about the nominee and the nominating shareowner. Please see “Committee Functions — Nominating/Corporate Governance Committee” under the “Board of Directors and Board Committees” section of this Proxy Statement for additional information regarding shareowner nominations to be considered by the Nominating/Corporate Governance Committee.

Any shareowner may obtain a copy of the By-Laws or any of our corporate governance materials by submitting a written request to the Secretary at Kennametal Inc., 1600 Technology Way, Latrobe, Pennsylvania 15650.

Who pays for the solicitation of proxies?

Kennametal pays all costs related to the Company’s solicitation of proxies. We may solicit proxies by mail, or our directors, officers or employees may solicit proxies personally, by telephone, facsimile or the Internet. We have retained the services of Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to assist in soliciting proxies from brokerage houses, custodians, nominees, other fiduciaries and other shareowners of the Company. We will pay all fees and expenses of Morrow & Co., LLC in connection with the solicitation; we do not expect those fees and expenses to exceed $10,000. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareowners and obtaining their votes.

What is the Company’s Fiscal Year?

Kennametal’s fiscal year begins each year on July 1 and ends on the following June 30. Any reference to a “year” in this Proxy Statement is to a fiscal year. For example, references to “2014,” “fiscal year 2014,” or “Fiscal 2014” mean the fiscal year beginning July 1, 2013 and ending June 30, 2014.

PROPOSAL I. ELECTION OF DIRECTORS

Kennametal seeks directors with strong reputations and experience in areas relevant to the strategy and operations of our businesses, particularly industries and growth segments that we serve, as well as key geographic markets where we operate.

Our Board of Directors has nominated three of our current directors, Philip A. Dur, Timothy R. McLevish and Steven H. Wunning, for re-election to serve as directors of the First Class with a term that will expire in 2017. Each of the nominees for election as a director at the Annual Meeting and each of the Company’s current directors holds or has held senior executive positions in large, complex organizations and has operating experience that meets our objectives, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development. Included in each Director nominee’s biography below is an assessment of the specific qualifications, attributes, skills and experience of such nominee based on the qualifications described above.

We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board.

The Board believes that the combination of the various qualifications, skills and experiences of the Director nominees would contribute to an effective and well-functioning Board and that, individually and as a whole, the Director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

On August 19, 2014, the Company announced that Chairman, President and CEO, Carlos Cardoso, has decided to retire from the Company effective on December 31, 2014, and his retirement will result in a vacancy in our Third Class with a term to expire in 2016. As permitted under our By-Laws, the vacancy may be filled by a majority vote of the remaining members of the Board and the person so elected shall be a director to serve for the balance of Mr. Cardoso’s unexpired term and until his successor has been selected and qualified or until his earlier death, resignation or removal.

Kennametal shareowners currently have cumulative voting rights in the election of directors. When voting for directors, you may multiply the total number of shares that you are entitled to vote by the number of directors to be elected in a class. You may then cast the whole number of votes for one nominee or distribute the votes among the nominees as desired. If you’ve given voting instructions to a proxy, that person will follow your instructions. If you have not otherwise instructed the proxy as to cumulative voting, the proxy will have the discretion to exercise cumulative voting rights. Directors are elected by a plurality of votes cast; this means that the three individuals who receive the largest number of votes cast for a Director of the First Class will be elected to that class.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

We have provided additional information about each nominee and each director whose term of office will continue after the Annual Meeting below, including the specific characteristics and traits that we believe qualify these individuals to serve as directors of our Company.

Nominee for Directors of the First Class With a Term to Expire in 2017

PHILIP A. DUR Age: 70	Director since 2006

Mr. Dur is the retired Corporate Vice President and President, Ship Systems Sector of Northrop Grumman Corporation (a global defense company), having served in those positions from October 2001 to December 2005. Prior to that, he was the Vice President of Program Operations at the Electronic Sensors and Systems Sector for Northrop Grumman. Mr. Dur joined Northrop Grumman in 1999 following five years with Tenneco, Inc. (a global manufacturer of products for the automobile industry), where he held a number of strategic and executive positions, with the latest being Vice President, Worldwide Business Development and Strategy. Mr. Dur also had a long and distinguished career in the U.S. Navy, ultimately rising to the rank of Rear Admiral. He is a Director of TechPrecision Corporation (a provider of specialty and large-scale metallic fabrication, machining and assembly). Mr. Dur holds a bachelor’s and master’s degree from the University of Notre Dame and a master’s degree and doctorate from Harvard University.

Qualifications: Mr. Dur brings to our Board extensive executive experience in operations and keen strategic insight into the transportation industry and future business opportunities for our Company. He also brings valuable perspective from his service on the board of Tech Precision Corporation, a public company.

TIMOTHY R. MCLEVISH Age: 59	Director since 2004

Mr. McLevish serves as Executive Vice President and Chief Financial Officer, Walgreens Co. (the nation’s largest drugstore chain), since August 4, 2014. From October 2007 to April 2014, Mr. McLevish held various positions within Kraft Foods Group and Kraft Foods Inc. (a food and beverage company) including Executive Vice President and Chief Financial Officer and Executive Vice President within Kraft Foods Group; and, the positions of Executive Vice President and Executive Vice President and Chief Financial Officer within Kraft Foods Inc. Before joining Kraft Foods, Mr. McLevish was the Senior Vice President and Chief Financial Officer of Ingersoll-Rand Company Limited (a diversified industrial company) from May 2002 to August 2007. Prior to that, he held a series of finance, administration and leadership roles for Mead Corporation (a forest products company), which he joined in 1987. His final role with Mead was Vice President and Chief Financial Officer, a position he held from December 1999 through March 2002. Mr. McLevish holds a bachelor’s degree in accounting from the University of Minnesota and a master in business administration from Harvard Business School. In addition, he is a certified public accountant.

Qualifications: With his experience as a Chief Financial Officer and as a senior finance leader for multiple public companies that operate in diverse global industries, Mr. McLevish brings deep knowledge of financial reporting, internal controls and procedures and risk management to our Board. His extensive experience in public company finance and knowledge of the financial and capital markets enables him to provide insight and guidance to our Board in these areas. He has been designated by our Board as an “audit committee financial expert” and currently serves as the Chair of our Audit Committee.

STEVEN H. WUNNING Age: 63	Director since 2005

Mr. Wunning has served as the Group President and Executive Office member of Caterpillar Inc. (a global manufacturer of construction, mining, and industrial equipment) since January 2004. He has administrative responsibility for the Resource Industries Group, which includes Advanced Components & Systems Division, Integrated Manufacturing Operations Division, Mining Products Division, Mining Sales & Marketing Division, and Product Development & Global Technology Division. Mr. Wunning joined Caterpillar in 1973, and has held numerous positions there with increasing responsibility, including Vice President and then President of Cat Logistics, Corporate Vice President of the Logistics & Product Services Division, and Corporate Vice President of Cat Logistics. He has a bachelor’s degree from the University of Missouri Rolla — now Missouri University of Science and Technology — and an Executive MBA from the University of Illinois.

Qualifications: Mr. Wunning brings to our Board his extensive operational and management experience in the areas of quality, manufacturing, product support and logistics for a complex, global organization. He has a deep understanding of the challenges of managing a global manufacturing organization and is able to provide valuable insight and perspective with respect to operations, supply chain logistics and customer relations.

Directors of the Second Class With a Term to Expire in 2015

RONALD M. DEFEO Age: 62	Director since 2001

Mr. DeFeo serves as the Chairman of the Board and Chief Executive Officer of Terex Corporation (a global manufacturer of machinery and industrial products), positions he has held since March 1998 and March 1995, respectively. From October 1993 through December 2006, Mr. DeFeo was also the President and Chief Operating Officer of Terex. He joined Terex in 1992 as the President of the Heavy Equipment Group and later assumed responsibility for Terex’s former Clark Material Handling Company subsidiary. Before joining Terex, Mr. DeFeo was a Senior Vice President of J.I. Case Company, the former Tenneco farm and construction equipment division and also served as a Managing Director of Case Construction Equipment throughout Europe. While at J.I. Case Company, Mr. DeFeo was also a Vice President of North American Construction Equipment Sales and General Manager of Retail Operations. Mr. DeFeo holds a bachelor’s of arts degree in Economics and Philosophy from Iona College.

Qualifications: Mr. DeFeo has extensive experience in leading and managing manufacturing companies that operate globally, such as ours. As the Chairman and Chief Executive Officer of a U.S.-based, public, industrial company, Mr. DeFeo brings strong leadership skills and deep knowledge of the manufacturing industry to the Board, as well as valuable perspective from serving on the Board of Terex Corporation. Mr. DeFeo currently serves as the Chair of our Nominating/Corporate Governance Committee.

WILLIAM R. NEWLIN Age: 73	Director since 1982

Mr. Newlin has been serving as Lead Director of the Board of Directors since October 2012. Mr. Newlin serves as the Chairman of Newlin Investment Company LLC (a private investment firm founded by Mr. Newlin), a position he has held since April 2007. From October 2003 to March 2007, Mr. Newlin served as Executive Vice President and Chief Administrative Officer of Dick’s Sporting Goods, Inc. (a sporting goods retailer). He was Chairman and Chief Executive Officer of Buchanan Ingersoll Professional Corporation (now Buchanan Ingersoll & Rooney PC, a law firm) from September 1980 to October 2003. Mr. Newlin is a Director of Meritor, Inc. and Calgon Carbon Corporation. Mr. Newlin holds a bachelor’s degree from Princeton University and a juris doctorate from the University of Pittsburgh Law School.

Qualifications: Mr. Newlin has significant experience in leading and managing large organizations, including professional service providers and public and private businesses. He brings extensive experience in major corporate transactions to our Board, along with deep executive leadership and entrepreneurial experience, years of experience providing strategic counsel and legal advice to complex organizations like ours and those of our customers, and valuable perspective gained from serving on the boards of other public and private companies. In his capacity as Lead Director of our Board, he serves as the independent liaison between our management, our shareowners and the Board and he works closely with the Chairman on matters affecting the Company, our business, the Board and all of our stakeholders. Mr. Newlin also serves as the Chair of our Compensation Committee.

LAWRENCE W. STRANGHOENER Age: 60	Director since 2003

Mr. Stranghoener serves as Interim Chief Executive Officer of The Mosaic Company (a crop nutrition company), a position he has held since June 1, 2014. Prior to that, he served as Executive Vice President and Chief Financial Officer of the Company, a position he held since September 2004. Before joining Mosaic, Mr. Stranghoener was the Executive Vice President and Chief Financial Officer of Thrivent Financial for Lutherans (a Fortune 500 financial services company) from 2001 to 2004. Prior to that, Mr. Stranghoener spent 17 years at Honeywell Inc. where he served in a variety of positions in the U.S. and in Europe, including three years as Chief Financial Officer until Honeywell merged with Allied Signal Inc. (“Allied Signal”) in 1999. Mr. Stranghoener started his career as an Investment Analyst at Dain Rauscher. Mr. Stranghoener serves on the board of directors of Aleris International, where he chairs the audit committee. He holds a bachelor of arts degree from St. Olaf College and a master of business administration degree from Northwestern University.

Qualifications: Mr. Stranghoener has extensive experience as a Chief Financial Officer for a variety of organizations. He brings strong leadership skills and a deep understanding of financial reporting and risk management to our Board. His knowledge of the financial and capital markets enables him to provide guidance and valuable insight to our Board and management on these matters. He has been designated by our Board as an “audit committee financial expert” and has served as the Chair of our Audit Committee in the past.

Directors of the Third Class With a Term to Expire in 2016

CARLOS M. CARDOSO Age: 56	Director since 2006

Mr. Cardoso has served as the Chairman of Kennametal since January 2008. He has also been our President and Chief Executive Officer since January 2006. Previously, Mr. Cardoso served as our Executive Vice President and Chief Operating Officer from January 2005 to December 2005; and Vice President and President, Metalworking Solutions and Services Group, from April 2003 to December 2004. Before joining Kennametal, Mr. Cardoso served as President of the Pump Division of Flowserve Corporation (a manufacturer / provider of flow management products and services) from August 2001 to March 2003. Prior to that, he spent six years with Honeywell International, Inc. (a diversified technology and manufacturing company, formerly Allied Signal, Inc.) in a variety of positions of increasing responsibility, culminating with Vice President and General Manager, Engine Systems and Accessories from March 1999 to August 2001. Prior to Honeywell / Allied Signal, Mr. Cardoso was Vice President Manufacturing Operations for Colt’s Manufacturing Company LLC (a maker of firearms) where he served as a key member of the Executive Team. Early in his career he also owned and operated a machine shop. Mr. Cardoso has been named one of America’s “Best Chief Executive Officers” by Institutional Investor Magazine. He is Chairman of the Board of Trustees for the Manufacturers Alliance for Productivity and Innovation (MAPI), and is a member of The Stanley Black & Decker Board of Directors, the Hubbell Incorporated Board of Directors, and the National Association of Manufacturers (NAM) Board of Directors. Mr. Cardoso is also a member of the U.S. Department of Commerce Manufacturing Council, advising the Secretary of Commerce on matters of global competitiveness and government policies and programs important to U.S. manufactures. Additionally, he is the co-chair of the Pennsylvania Governor’s Manufacturing Council, a Team Pennsylvania Foundation-led initiative, helping to identify and prioritize top issues to influence, sustain and advance manufacturing in the Commonwealth of Pennsylvania. Mr. Cardoso holds a bachelor’s degree in business administration from Fairfield University in Fairfield, Connecticut, and a master’s degree in management from the Hartford Graduate Center.

Qualifications: Mr. Cardoso has an extensive global background, having lived and worked on three continents, and a deep understanding of the challenges of managing complex, global organizations. In his capacity as our Chairman, he serves as a critical liaison between the Board and management of the company, and his intimate knowledge of the strategic and growth priorities and day-to-day workings of our businesses provides the Board with valuable perspective and insight.

CINDY L. DAVIS Age: 52	Director since 2012

Ms. Davis serves as the Vice President, Nike, Inc., and President, Nike Golf (a global leading innovator in athletic footwear, apparel, equipment and accessories), a position she has held since 2008. Ms. Davis joined Nike, Inc. in 2005 as General Manager, Nike Golf USA after holding a variety of marketing and executive positions for companies such as the Arnold Palmer Golf Company and The Golf Channel. Ms. Davis earned an MBA in marketing and finance at the University of Maryland, and a bachelor of arts in economics at Furman University in Greenville, South Carolina.

Qualifications: Ms. Davis’ winning track record of driving innovation and profitable growth, globally, positions her as an excellent fit to our Board of Directors.

WILLIAM J. HARVEY Age: 63	Director since 2011

Mr. Harvey serves as President — DuPont Packaging & Industrial Polymers (a multi-billion dollar global business unit of E.I. DuPont de Nemours & Company), a position he has held since 2009. Mr. Harvey joined DuPont in 1977. After leaving DuPont in 1992 to become General Manager of the Peroxygen Chemical Division of FMC Corporation, Mr. Harvey rejoined DuPont in 1996 and was appointed Global Business Director for DuPont Packaging & Industrial Polymers. Since that time Mr. Harvey has held various management-level positions with DuPont including Vice President and General Manager of the DuPont Advanced Fiber businesses — Kevlar and Nomex Fibers, Vice President — DuPont Corporate Operations and Vice President — DuPont Corporate Plans. Mr. Harvey holds a bachelor’s degree in economics from Virginia Commonwealth University and a master’s degree from the University of Virginia Darden Graduate School of Business.

Qualifications: Mr. Harvey brings to the Board keen strategic insight and commercial expertise. His wealth of global experience and business acumen make an excellent contribution to our Board.

ETHICS AND CORPORATE GOVERNANCE

Code of Business Ethics and Conduct

All of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Corporate Controller, must strictly adhere to our Code of Business Ethics and Conduct (sometimes referred to as the “Code”).

The Code of Business Ethics and Conduct is designed to:

•	proactively promote ethical behavior;

•	protect our valued reputation and the reputations of our directors, officers and employees;

•	assist all employees to act as good corporate citizens around the world; and

•	continue to demonstrate that we, and the individuals we employ, can be successful while maintaining the values which have served us well over the years.

We view violations of the Code very seriously. Personal consequences for violations can be severe and can include termination and/or legal action. Directors, officers and employees who know of or suspect a violation of the Code must report the matter to us promptly. Any of these individuals can report a concern or potential violation of the Code:

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by approaching or telephoning such person’s immediate supervisor or manager, another supervisor or manager, such person’s local Human Resource professional, the Office of the General Counsel or the Office of Ethics & Compliance;

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in writing directed to the Vice President, Secretary and General Counsel, Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231 or by email: k-corp.ethics@kennametal.com;

•	by calling the Office of Ethics & Compliance at 724-539-4031;

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by calling the Company’s toll-free HELPLINE (1-877-781-7319). The HELPLINE is accessible twenty-four (24) hours a day. Concerned persons can utilize the HELPLINE on a confidential and anonymous basis; or

•	by accessing the Company’s web-based HELPLINE portal located on our website at www.kennametal.com on the “Ethics and Compliance” page which is accessible under the “About Us” tab.

The Code of Business Ethics and Conduct is posted on our website at www.kennametal.com on the “Ethics and Compliance” page, which is accessible under the “About Us” tab. We will disclose any future amendments to the Code that relate to our directors or executive officers on our website, as well as any waivers of the Code that relate to directors and executive officers.

Corporate Governance

Our Board of Directors adopted the Kennametal Inc. Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company. The Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision-making both at the Board and management level.

A complete copy of the Guidelines is available on our website at www.kennametal.com on the “Corporate Governance” page, which is accessible under the “Investor Relations” page under the “About Us” tab. Any changes to the Guidelines in the future will also be posted on our website. Following is a summary that provides highlights of our Guidelines and many related corporate governance matters:

Selection of New Director Candidates and Criteria for Board Membership

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Kennametal believes that the Board as a whole should encompass a range of talent, skill, diversity and expertise that enable it to provide sound guidance with respect to our operations and interests. Board nominees are identified, screened and recommended by the Nominating/Corporate Governance Committee and approved by the full Board. The Nominating/Corporate Governance Committee evaluates and ultimately selects director nominees on the basis of a number of criteria, including independence, integrity, diversity, business and industry experience, areas of expertise, ability to exercise sound judgment in areas relevant to our businesses, and willingness to commit sufficient time to the Board. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our businesses.

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The Nominating/Corporate Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s businesses.

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Although the Nominating/Corporate Governance Committee does not have a formal policy with respect to consideration of diversity in identifying director candidates, as noted above, diversity is one of the many important factors considered in any evaluation of a director or director nominee. The Nominating/Corporate Governance Committee believes the term “diversity” encompasses a broad array of personal characteristics, including traditional concepts such as age, gender, race and ethnic background. Equally important to any evaluation of diversity, however, are characteristics such as geographic origin and exposure, skills and training, education, viewpoint, industry exposure and professional experience. The Nominating/Corporate Governance Committee recognizes that diversity of all types can bring distinctive skills, perspectives and experiences to the Board.

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The Nominating/Corporate Governance Committee will consider any director candidate nominated by a shareowner in accordance with our By-Laws and applicable law. For further information on shareowner nominating procedures, please refer to the response to the question “What are the procedures for submitting a shareowner proposal or nomination for the 2015 annual meeting?” under the “General Information” section of this Proxy Statement.

•	All Board members are expected to ensure that other existing and planned future commitments do not materially interfere with their service as a director of the Company.

Board Composition and Independence

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A majority of Board members must qualify as independent directors under the listing standards of the New York Stock Exchange (“NYSE”), the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the requirements of any other applicable regulatory authority. Currently, Mr. Cardoso, our Chairman, President and CEO, is the only director on our Board who is not independent.

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Only those directors who the Board affirmatively determines have no material relationship with the Company, either directly or indirectly, will be considered independent directors. The Board’s determination is based on the requirements for independence set forth under the listing standards of the NYSE and those of any other applicable regulatory authority and also on additional qualifications set forth in the Guidelines regarding:

—	Indebtedness of the director, or his or her immediate family members or affiliates, to the Company;

—	Indebtedness of the Company to affiliates of the director; and

—	A director’s relationships with charitable organizations.

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In June and July 2014, our management compiled and summarized our directors’ responses to a questionnaire asking them to disclose any relationships they (or any of their immediate family members or affiliates) have with the Company and any other potential conflicts of interest. Their responses, along with materials provided by management related to transactions, relationships or arrangements between the Company and the directors or parties related to the directors was presented to the Nominating/Corporate Governance Committee for its review and consideration. The Nominating/Corporate Governance Committee determined that none of our non-employee directors, all of whom are listed below, has had during the last three years (i) any of the relationships described above; or (ii) any other material relation-

ship with the Company that would compromise his or her independence under the listing standards of the NYSE, the rules and regulations of the SEC and/or the requirements set forth in our Guidelines. The table below includes a description of the transactions, relationships or arrangements considered by the Nominating/Corporate Governance Committee in reaching its determination. The Nominating/Corporate Governance Committee presented its findings to the Board at its July 2014 meeting. Based upon the conclusions and recommendation of the Nominating/Corporate Governance Committee, the Board determined that all non-employee directors are independent, and that all of the members of the Audit, Compensation and Nominating/Corporate Governance Committees also meet the independence tests referenced above.

Name	Independent	Transactions/Relationships/Arrangements Considered
Cindy L. Davis	Yes	None
Ronald M. DeFeo	Yes	Commercial relationships between Terex Corporation and its subsidiaries and Kennametal Inc. (Kennametal as supplier) — immaterial
Philip A. Dur	Yes	None
William J. Harvey	Yes	Commercial relationships between E.I. DuPont de Nemours & Company and its subsidiaries and Kennametal Inc. (Kennametal as supplier) — immaterial
Timothy R. McLevish	Yes	None
William R. Newlin	Yes	None
Lawrence W. Stranghoener	Yes	None
Steven H. Wunning	Yes	Commercial relationships between Caterpillar Inc. and Kennametal Inc. (Kennametal as supplier) — immaterial
Larry D. Yost(1)	Yes	None

(1)	Mr. Yost’s independence was assessed as he was a Director for a period of time in Fiscal 2014. Mr. Yost retired from the Board at the 2013 Annual Meeting.

Outside Board Membership

Management directors are required to seek and obtain the approval of the Board before accepting outside board memberships. Non-management directors must advise the Chairman of the Board and the Chair of the Nominating/Corporate Governance Committee in advance of accepting an invitation to serve on another board. Sitting on another public company’s board should not create a conflict of interest or impair the director’s ability to provide sufficient time to carry out his or her duties as a director of the Company.

Retirement Age

Unless otherwise determined by the Nominating/Corporate Governance Committee due to special circumstances, no director may be nominated for re-election or re-appointment to the Board if he or she would be age seventy-three (73) or older at the time of election or appointment.

Conflicts of Interest

Directors must avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of conflict. We solicit information annually from directors in order to monitor potential conflicts of interest. Any potential conflict of interest must be immediately reported to the Chairman of the Board, the Chair of the Nominating/Corporate Governance Committee and the Lead Director, if one has been designated, for evaluation. If a director has a personal interest in a matter before the Board, the director must disclose the interest to the Board, excuse himself or herself from participation in the matter and not vote on the matter.

Directors Orientation and Continuing Education

•	Each new director must participate in the Company’s orientation program, which should be conducted within two (2) months of the meeting at which the new director is elected.

•	Directors are encouraged to participate in continuing education programs, as appropriate, to maintain the skills necessary to perform their director duties and responsibilities.

Board Compensation

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In accordance with our Stock Ownership Guidelines (which are applicable to our directors, executives and key managers), directors are required to hold meaningful equity ownership positions in the Company in order to further the direct correlation of directors’ and shareowners’ economic interests. Please see “Equity Ownership by Directors” under the “Board of Directors and Board Committees” section of this Proxy Statement for additional information regarding our Stock Ownership Guidelines, as they apply to our directors.

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Directors who serve on the Audit Committee, Compensation Committee and/or Nominating/Corporate Governance Committee do not receive any compensation from us other than director fees (including fees paid for service on Board committees).

•	Directors who are employees (currently only our Chairman, Mr. Cardoso) do not receive additional cash compensation for service as a director.

Board Leadership Structure

Our By-Laws and Guidelines give the Board the flexibility to determine whether the roles of Chief Executive Officer and Board Chairman should be held by the same person or by two separate individuals. When the roles of Chairman and Chief Executive Officer are combined in one individual, as they are now, the Board also has the ability to designate a Lead Director to provide additional leadership and guidance to the Board.

Currently, our Board is led by Mr. Cardoso, who is also our President and Chief Executive Officer. Mr. Cardoso has served as our President and Chief Executive Officer since January 2006 and as our Chairman since January 2008. On August 19, 2014, the Company announced that Mr. Cardoso has decided to retire from the Company effective on December 31, 2014, and on his retirement, he will no longer serve as either the Chairman of our Board or as our President and Chief Executive Officer.

Mr. Newlin currently serves as our Lead Director, a position he has held since October 2012. As our Lead Director, Mr. Newlin consults with the Chairman to set agendas and establish Board priorities and procedures. He presides over executive sessions of the non-management directors and acts as the principal liaison between the non-management directors and the Chief Executive Officer. Our Guidelines contain a list of the various responsibilities with which Mr. Newlin, as Lead Director, is tasked. In addition to the responsibilities described above, the Lead Director also:

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Consults with the Compensation Committee in connection with the annual evaluation of the Chief Executive Officer’s performance and, together with the Chair of the Compensation Committee (where a person other than the Lead Director occupies this position) meets with the Chief Executive Officer to discuss that evaluation;

•	Provides feedback to the Chief Executive Officer with respect to the quality, quantity and timeliness of the flow of information from management to the non-management directors; and

•	Assists the Board and management in assuring implementation of and compliance with the Guidelines and our Code of Business Ethics and Conduct.

At the same time that our Board considers who will succeed Mr. Cardoso as President and Chief Executive Officer, our Board will also evaluate our current Board leadership structure and determine the most appropriate structure after Mr. Cardoso’s retirement based upon the Board’s assessment of many factors including who will succeed Mr. Cardoso as President and Chief Executive Officer, our Company’s position at that time, our future strategy, the Board’s long-term plans for our Company and the characteristics and membership of the Board.

Selection of Agenda Items for Board Meetings

Agendas for Board meetings are established by the Chairman in consultation with the Lead Director, Board members and Chief Executive Officer (where a person other than the Chairman occupies this position). Board members are also encouraged to raise, at any Board meeting, subjects that are not on the agenda for that meeting.

The Chair of each committee, taking into account recommendations of committee members and in consultation with appropriate members of management, establishes the agenda for each committee meeting.

Distribution of Board Materials

A preliminary agenda and presentation materials are distributed to Board and committee members in advance of each meeting, to the extent practicable.

Executive Sessions of the Board/Communications with Directors

•	Non-management directors meet privately in regularly scheduled executive sessions without the presence of any management. The Lead Director presides over these executive sessions.

•	Any interested party that wishes to communicate with the Chairman, Lead Director, non-management directors or independent directors individually or as a group may do so by:

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sending correspondence directed to our Secretary, Mr. Kevin G. Nowe at the address set forth in the “General Information” section of this Proxy Statement in the response to the question “How can I contact the Company, the Board of Directors, the Lead Director or any of the Independent Directors?”

—	calling the Company’s toll-free HELPLINE (1-877-781-7319). The HELPLINE is accessible twenty-four (24) hours a day. Concerned persons can utilize the HELPLINE on a confidential and anonymous basis.

We will forward any communication we receive regarding our Company to the appropriate director or directors as soon as practicable, except for advertisements, solicitations or other matters unrelated to the Company.

Board Access to Management and Independent Advisors

•	Board members have complete access to management and the Company’s outside advisors.

•	The Board is authorized to retain, as it deems necessary and appropriate, independent advisors of its choice with respect to any issue relating to its activities.

Assessing the Performance of the Board

The Board’s performance is assessed annually to determine whether the Board and its committees are functioning effectively. The Nominating/Corporate Governance Committee oversees this assessment.

Board Committees

•	The Board has three standing committees: Audit, Compensation and Nominating/Corporate Governance.

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Only independent directors serve on our committees. Directors serving on the Audit Committee and Compensation Committee must also meet the additional independence (and financial literacy qualifications for Audit Committee members), as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing standards of the NYSE and the rules and regulations of any other applicable regulatory authority.

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Each committee has a written charter, which details its duties and responsibilities. The committee charters are posted on our website at www.kennametal.com on the “Corporate Governance” page, which is accessible under the “Investor Relations” tab.

•	Each committee is led by a Chair, who is appointed by the Board annually, based upon the recommendation of the Nominating/Corporate Governance Committee.

•

Minutes of each committee meeting are provided to each Board member to assure that the Board remains fully apprised of topics discussed and actions taken by each of the committees. The Chair of each committee also regularly reports to the Board at Board meetings on committee matters.

Board of Director Review and Approval of Related Person Transactions

•

The Board is responsible for the review, approval and monitoring of transactions involving the Company and “related persons” (generally directors and executive officers or their immediate family members or entities that they may be deemed to control, or shareowners owning five percent or greater of the Company’s outstanding stock). The Nominating/Corporate Governance Committee assists the Board with the evaluation and monitoring of any of these transactions.

•

The Board and/or the Nominating/Corporate Governance Committee must review any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). The Board and/or the Nominating/Corporate Governance Committee is guided by the following parameters when considering any transaction with a related person:

—

Related person transactions must be approved by the Board or the Nominating/Corporate Governance Committee, who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the Board or the Nominating/Corporate Governance Committee will consider all relevant factors, including, as applicable: (a) the Company’s business rationale for entering into the transaction; (b) the alternatives to entering into a related person transaction; (c) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (d) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards that may be imposed to prevent such actual or apparent conflicts; (e) the overall fairness of the transaction to the Company; and (f) if a director is involved in the transaction, whether or not the approval of the transaction would impact his or her status as independent.

•

The Nominating/Corporate Governance Committee will periodically monitor any related person transaction to ensure that there are no changed circumstances that would render it advisable for the Company to adjust the terms of or terminate the transaction. The Nominating/Corporate Governance Committee will also periodically report at Board meetings on related person transaction matters to assure that the Board remains fully apprised of issues discussed and actions taken.

•	Procedures for review, approval and monitoring of related person transactions are set forth in our Guidelines and summarized below:

—

Management or the affected director or executive officer must bring the matter to the attention of the Chairman, the Lead Director, if any, the Chair of the Nominating/Corporate Governance Committee or the Secretary.

—

The Chairman will determine whether the matter should be considered by the Board or by the Nominating/Corporate Governance Committee. If the Chairman is involved in the transaction and a Lead Director has been designated, then the Lead Director shall make the determination. If no Lead Director has been designated, the Chairman shall consult with the Chairs of the standing committees to determine whether the matter should be reviewed by the full Board or by the Nominating/Corporate Governance Committee.

—	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

—	The transaction must be approved in advance whenever practicable and, if not practicable, must be ratified, amended or terminated as promptly as practicable after proper review.

Formal Evaluation of the Chief Executive Officer

•	The Compensation Committee, together with the Lead Director and the rest of the non-management directors, annually evaluates the overall performance of the Chief Executive Officer.

•

The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management. For additional information about the Compensation Committee’s evaluation of the Chief Executive Officer, as well as how the evaluation relates to compensation decisions, please see the discussion in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Succession Planning

Each year, the Chief Executive Officer delivers a report on succession planning to the Board, which includes an assessment of senior officers and their potential to succeed the Chief Executive Officer and other senior management positions.

On August 19, 2014, the Company announced that Mr. Cardoso has decided to retire from the Company effective on December 31, 2014, and on his retirement, he will no longer serve as either the Chairman of our Board or as our President and CEO. This will be a seamless leadership transition as our Board has already commenced its search for Mr. Cardoso’s successor, which the Board expects to complete before December 31, 2014. The search process will consider both internal and external candidates.

Review of the Guidelines and Code of Business Ethics and Conduct

The Nominating/Corporate Governance Committee annually reviews the Guidelines and the Code of Business Ethics and Conduct and recommends any changes to the Board.

The Board’s Oversight of Risk Management

The Board recognizes that companies face a variety of risks, including credit risk, liquidity risk, strategic risk and operational risk. The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces; (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee; (3) implement appropriate and responsive risk management strategies consistent with Company’s risk profile; and (4) integrate risk management into Company decision-making. The Board has designated the Audit Committee to take the lead in overseeing risk management. The Audit Committee makes periodic reports to the Board regarding briefings provided by management and advisors as well as the committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes. The full Board receives an annual overview of the Company’s enterprise risk management processes, operations, material risks and uncertainties facing the Company, and the Company’s strategic and operational plans for addressing and mitigating those risks. In addition to the formal risk management program, the Board encourages and management promotes a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also continually works, with the input of our management and executive officers, to assess and analyze the most likely areas of future risk for the Company.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Meeting Information

The Board of Directors held six meetings during 2014. Each director attended at least 75% of the total number of meetings of the Board and the committees on which he/she served (during the periods the director served on the committee). We expect our directors to attend our Annual Meeting absent exceptional circumstances. All of the members of the Board of Directors attended the annual meeting in October 2013.

The table below shows committee membership and the number of meetings of the full Board and each committee in 2014.

	Board	Audit	Compensation	Nominating/ Corporate Governance
Carlos M. Cardoso	Chair
Cindy L. Davis	Member	Member		Member
Ronald M. DeFeo	Member		Member	Chair
Philip A. Dur	Member		Member	Member
William J. Harvey	Member		Member	Member
Timothy R. McLevish	Member	Chair		Member
William R. Newlin	Member		Chair	Member
Lawrence W. Stranghoener	Member	Member	Member
Steven H. Wunning	Member	Member	Member
No. of Meetings in Fiscal Year 2014	6	8	5	4

Board Committees

The Board has three standing committees: Audit, Compensation and Nominating/Corporate Governance. Each member of these committees is independent under the NYSE’s listing standards, SEC regulations and the standards set forth in our Guidelines, as discussed above.

Each committee has a written charter, which details its duties and responsibilities. The committee charters are posted on our website at www.kennametal.com on the “Corporate Governance” page, which can be found under the “Investor Relations” tab.

Each committee performs an annual self-evaluation, using the roles and responsibilities outlined in its committee charter as a foundation for the review and evaluation. The Nominating/Corporate Governance Committee reviews and considers the results of each committee’s self-evaluation. The Chair of each committee also reports the results of the committee’s self-evaluation to the full Board.

Committee Functions

Audit Committee:    The Audit Committee assists the Board in overseeing the Company’s financial reporting process. You can find additional information about the functions of the Audit Committee under the “Audit Committee Report” section of this Proxy Statement. The Board has determined that all of the members of the Audit Committee are “financially literate,” and that Mr. Stranghoener and Mr. McLevish each qualify as an “audit committee financial expert” as that term is defined by SEC regulations.

Compensation Committee:    The Compensation Committee’s functions include: recommending an overall compensation policy to the Board; having direct responsibility for matters relating to the compensation of our executive officers; overseeing the Company’s compensation policies and procedures and monitoring risks related to them; advising the Board regarding management succession; and administering our equity compensation plans, cash incentive plans and deferred compensation plans. The Compensation Committee has the authority under its charter to delegate any of its duties and responsibilities (or functions) to a subcommittee of the

Compensation Committee consisting of one or more members, as appropriate. You can find additional information about the Compensation Committee’s functions and processes in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation:    There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be disclosed in this Proxy Statement.

Nominating/Corporate Governance Committee:    The Nominating/Corporate Governance Committee’s functions include: ensuring that the Board is properly constituted to meet its fiduciary responsibilities; identifying and recommending qualified candidates for membership to the Board; having direct responsibility for matters relating to the compensation of our directors; and recommending directors for committee membership. The committee also takes a leadership role in shaping the Company’s corporate governance.

The Nominating/Corporate Governance Committee will evaluate shareowner nominees on the same basis as all other nominees. Section 8 of our By-Laws describes the process by which shareowners may submit director nominations at an annual meeting or special meeting. Any shareowner of the Company who is entitled to vote at a meeting, who has complied with the notice procedures set forth in Section 8 may propose a director nomination. The procedures for a shareowner to nominate a director include, without limitation, the following requirements:

•

The shareowner must have given timely written notice in proper form, to the Secretary of the Company including, without limitation, the shareowner’s name and address. The deadlines for providing notice to the Company of a proposed director nomination for our next annual meeting are set forth in our By-Laws and summarized in the response to the question “What are the procedures for submitting a shareowner proposal or nomination for the 2015 annual meeting?” under the “General Information” section of this Proxy Statement.

•

The notice provided to the Secretary of the Company must set forth in reasonable detail information concerning the nominee and must include all information relating to a nominee that would be required to be disclosed in a Proxy Statement or other filings.

•

The notice provided to the Secretary of the Company must include a description of all arrangements or understandings between the shareowner making the nomination and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareowner.

•

The notice provided to the Secretary of the Company must include a representation that the shareowner making the nomination is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the nomination.

•	The notice provided to the Secretary of the Company must include the consent of each nominee to serve as director of the Company if elected.

The foregoing summary of our shareowner director nomination procedures is not complete and is qualified in its entirety by reference to the full text of our By-Laws that has been publicly filed with the SEC and is available at www.sec.gov.

Board of Directors Compensation and Benefits

The Board has delegated primary responsibility for matters relating to compensation of our directors to the Nominating/Corporate Governance Committee. Because the Nominating/Corporate Governance Committee is also responsible for the recruitment of new directors and ensuring that the Board and committees are properly constituted, the Board believes that compensation matters relating to our directors should also reside with the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee recommends the overall compensation structure for directors to the Board for full review and approval.

Committee Review of Director Compensation

The Nominating/Corporate Governance Committee reviews director compensation on a regular basis. Historically, the committee responsible for director compensation matters has undertaken a comprehensive review of our director compensation program no less than once every two years. The Nominating/Corporate Governance Committee has the authority to retain outside advisors in connection with its review and analysis of director compensation matters. The Committee engaged an independent compensation consultant, Pay Governance, in January 2014 to prepare a report on the trends in director compensation to ensure that our program is competitive and appropriate given the Company’s objectives and market practices.

Equity Ownership by Directors

The Board believes that directors should hold meaningful equity ownership positions in the Company. Accordingly, a significant portion of overall director compensation is in the form of Company equity, as shown in the “Overview of Director Compensation” section below. Our Stock Ownership Guidelines require our directors to accumulate and maintain equity ownership in the Company having a value of no less than five times the annual retainer within five years of the date they become subject to the policy.

Overview of Director Compensation

We do not pay any additional cash compensation to management employees who serve as directors. In addition, no director who is employed by the Company may serve on any Board committee. Currently, Mr. Cardoso, who serves as the Chairman of the Board, is the only employee of the Company that serves as a director. The compensation paid to Mr. Cardoso, in his capacity as our President and Chief Executive Officer, is included in the Summary Compensation Table and the related text and compensation tables. Our non-employee directors receive a combination of cash and equity compensation for their services as a director or committee member as described below.

Cash Compensation for Non-Employee Directors

In 2014, our non-employee directors were entitled to receive the following cash compensation:

Annual Cash Retainer
Lead Director	$75,000
All Other Non-Employee Directors	$50,000
Annual Cash Stipend for Committee Chair
Audit Committee	$25,000
Compensation Committee	$18,000
Nominating/Corporate Governance Committee	$16,000
Annual Cash Stipend for Committee Service (other than as Chair)
Audit Committee	$10,000
Compensation Committee	$8,000
Nominating/Corporate Governance Committee	$8,000

Equity Compensation

Equity compensation for our non-employee directors consists of:

Annual Grant of Restricted Stock, Restricted Units or Deferred Stock Credits	$40,000

Stock Options	One-time grant of 14,000 shares upon election to Board of Directors; annual grant of 7,000 shares thereafter.

Perquisites and Personal Benefits

All non-employee directors receive $50,000 of life insurance coverage, which is paid for by the Company. Directors do not receive tax reimbursements for income imputed to them for the premiums we pay for life insurance coverage. We reimburse directors for customary travel and related expenses for their attendance at Board and committee meetings, as well as continuing education programs, as appropriate.

Deferred Fee Plan

We have a Deferred Fee Plan for outside directors (the “Deferred Fee Plan”). On an annual basis, our non-employee directors may elect to defer payment of all or a portion of the cash fees they are entitled to receive from the Company for their services as a director and committee member all of which amounts will be credited as stock credits under the Directors Stock Incentive Plan (described below).

Directors Stock Incentive Plan

Under the Directors Stock Incentive Plan, any non-employee director may elect (i) to receive shares of the Company’s capital stock in lieu of all or any portion of cash compensation they are otherwise entitled to receive; or (ii) to have stock credits (representing an equivalent amount of the cash being deferred) credited to an account established by the Company for such participating director.

If a non-employee director elects to receive shares of the Company’s capital stock in lieu of all or any portion of the cash compensation otherwise payable to such director, the director will receive, on the date that the compensation otherwise would have been paid, the number of shares of capital stock of the Company that could have been purchased on that date based on the amount of cash compensation being deferred pursuant to the election and the fair market value of the Company’s capital stock on that date.

If a non-employee director makes a stock credit election, an account established for the non-employee director is credited with a number of stock credits equal to the number of shares of capital stock that could have been purchased with the amount of cash compensation being deferred based on the fair market value of the Company’s capital stock on the day that the compensation would have been paid to the non-employee director. Dividend equivalents are credited to the account of any director who has elected to receive stock credits in lieu of cash compensation. Dividend equivalents are calculated at the same rate as the current dividend; there is no preferential or above-market earnings potential for deferrals into stock credits. In the event of a change in control, issued and outstanding shares of capital stock equal to the aggregate number of stock credits in each non-employee director’s stock credit account would be contributed to a deferred compensation trust (a so-called “Rabbi Trust”) established by the Company and administered by an independent trustee. Generally, unless a director has selected a different payment option, as permitted under the plan, the director will receive upon his/her Separation from Service (as defined in the plan) that number of shares of the Company’s capital stock equal to the number of stock credits in such director’s account multiplied by the fair market value of the Company’s capital stock as of the date of the director’s Separation from Service.

Matching Gifts Program

Directors are eligible to participate in our Matching Gifts Program, which is also generally available to all U.S. employees. Under the program, the Kennametal Foundation will match gifts to qualified institutions on a dollar-for-dollar basis up to $5,000 per calendar year.

2014 Non-Employee Director Compensation

The following table shows the actual compensation we paid to our non-employee directors for service on the Board and applicable committees in 2014.

2014 Non-Employee Director Compensation(1)

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	All Other Compensation ($)(6)	Total
Cindy L. Davis	60,366	40,037	96,516	2,613	199,532
Ronald M. DeFeo	66,250	40,037	96,516	318	203,121
Philip A. Dur	58,250	40,037	96,516	647	195,450
William J. Harvey	58,250	40,037	96,516	2,818	197,621
Timothy R. McLevish	74,000	40,037	96,516	211	210,764
William R. Newlin	93,342	40,037	96,516	2,745	232,640
Lawrence W. Stranghoener	60,250	40,037	96,516	10,229	207,032
Steven H. Wunning	60,313	40,037	96,516	10,318	207,184
Larry D. Yost	22,250	40,037	96,516	332	159,135

(1)

Mr. Cardoso, our President and Chief Executive Officer, is also the Chairman of our Board. Mr. Cardoso’s compensation for serving as our President and Chief Executive Officer is reported in the Summary Compensation Table and other compensation tables set forth herein. Mr. Cardoso does not receive any additional compensation for his service on our Board.

(2)	Our directors may elect to receive these fees in cash, in shares of our capital stock, or in deferred stock credits.
(3)

On August 1, 2013, each non-employee director received a grant of restricted units with a grant date fair value of $40,037 (rounded to the nearest whole share) or deferred stock credits amounting to $40,037 (for those who elected to defer their restricted unit awards into deferred stock credits). Restricted unit awards vest 33% per year over a three year period beginning on the first anniversary of the grant date. Deferred stock credits may not be paid until the third anniversary of the grant date. The aggregate number of stock awards held by each director as of June 30, 2014 is set forth below in the Supplemental Table to 2014 Non-Employee Director Compensation Table.

The values set forth in this column are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures). Please refer to Note 16 to the financial statements included in Kennametal’s 2014 Annual Report for a discussion of additional assumptions used in calculating grant date fair value.

(4)

We pay dividend equivalents on unvested restricted units during the restriction period, but the dividends are not preferential. For those directors who elected to defer their restricted unit awards into deferred stock credits, their accounts are credited quarterly with dividend equivalents, but again, these are not preferential.

(5)

On August 1, 2013, each non-employee director received a grant of 7,000 stock options with a grant date fair value of $96,516. These stock option awards vest 33% per year over a three year period beginning on the first anniversary of the grant date. The exercise price for each award is determined by taking the closing price on the grant date as quoted on the New York Stock Exchange — Composite Transactions reporting. The aggregate number of option awards held by each director as of June 30, 2014 is set forth below in the Supplemental Table to 2014 Non-Employee Director Compensation Table.

The values set forth in this column are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures). Please refer to Note 16 to the financial statements included in Kennametal’s 2014 Annual Report for a discussion of additional assumptions used in calculating grant date fair value.

(6)

These amounts consist of premiums paid by the Company for life insurance. For Ms. Davis and Messrs. Harvey, Newlin, Stranghoener, and Wunning, the amounts also include donations made by us on behalf of the directors to charitable organizations under the Matching Gifts Program described above.

Supplemental Table to 2014 Non-Employee Director Compensation Table

Name	Aggregate Options Outstanding at Fiscal Year End	Aggregate Unvested Stock Awards Outstanding at Fiscal Year End	Aggregate Deferred Unvested Stock Awards Outstanding at Fiscal Year End(a)
Cindy L. Davis	21,000	885	—
Ronald M. DeFeo	56,000	1,954	—
Philip A. Dur	42,000	1,954	—
William J. Harvey	35,000	885	2,200
Timothy R. McLevish	83,000	—	3,100
William R. Newlin	65,000	1,954	—
Lawrence W. Stranghoener	65,000	—	3,100
Steven H. Wunning	74,000	1,954	—
Larry D. Yost	—	—	—

(a)	Represents restricted stock units that were electively deferred by the Board member into deferred stock credits subject to a minimum deferral period of three years from the date of the grant.

AUDIT COMMITTEE REPORT

Functions of the Audit Committee

The Audit Committee (“we” or the “committee”) assists the Board in its oversight of: the quality and integrity of the Company’s financial statements, internal controls and disclosures; the Company’s compliance with legal and regulatory requirements; the performance, qualifications and independence of the Company’s independent auditors; and the performance of the internal audit function. We have the sole authority to appoint, retain, terminate and replace the Company’s independent auditors, subject to shareowner ratification with respect to retention at the next regularly scheduled annual meeting of shareowners. We perform an annual self-assessment to evaluate the composition, activities and interactions of the committee and submit the results of the self-assessment to both the Nominating/Corporate Governance Committee and the Board.

Responsibilities

Management is responsible for the Company’s financial reporting process and system of internal controls and for the preparation and presentation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent auditors are responsible for planning and carrying out an audit of the financial statements and internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”) and issuing a report on that audit. Our responsibility is to provide oversight to these processes. We do not certify the financial statements or guarantee the auditor’s report. To fulfill our oversight role, we rely (without independent verification) on the information provided to us, the representations made by management and the independent auditors and the report of the independent auditors.

Complaints

Anyone, including any Company employee, who has a complaint or concern regarding the Company’s accounting, internal auditing controls or auditing matters may communicate that complaint or concern to the committee:

•	in writing directed to the Vice President, Secretary and General Counsel, Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231.

•	by calling the Company’s toll-free HELPLINE (1-877-781-7319). The HELPLINE is accessible twenty-four (24) hours a day. Concerned persons can utilize the HELPLINE on a confidential and anonymous basis.

Monitoring Activities in 2014

We held eight (8) meetings in 2014. During these meetings, we discussed with management, the internal auditors and the Company’s independent auditors, PricewaterhouseCoopers LLP (“PwC”) (to the extent applicable), the quality and adequacy of the Company’s internal control over financial reporting, the internal audit function’s organization, responsibilities, budget and staffing and the results of internal audit examinations. We also reviewed with both PwC and the internal auditors their respective audit plans, audit scope and identification of audit risks, and met separately with PwC and with the internal auditors, without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. We reviewed the interim financial information contained in each quarterly earnings announcement and each Form 10-Q filed with the SEC in 2014 and discussed this information with PwC and with the Company’s Chief Financial Officer and Corporate Controller prior to release. We also reviewed and discussed with both management and PwC the audited financial statements for the year ended June 30, 2014 prior to release.

The discussions with PwC included the matters required by GAAP, including those described in the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the PCAOB in Rule 3200T, related to communication with audit committees. We received from PwC written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with us concerning their independence, and discussed with PwC their independence.

Based on these reviews and these meetings, discussions and reports, we have recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2014 for filing with the SEC. We have retained PwC as the Company’s auditor for the fiscal year ending June 30, 2015, and are submitting that decision for shareowner ratification at the Annual Meeting as discussed below.

Audit Committee

Timothy R. McLevish, Chair

Cindy L. Davis

Lawrence W. Stranghoener

Steven H. Wunning

PROPOSAL II. RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2015

The Audit Committee has retained PwC as the Company’s independent registered public accountants for the fiscal year ending June 30, 2015. As a matter of good corporate practice, the Audit Committee is submitting its selection to our shareowners for ratification at the Annual Meeting. Unless otherwise directed by the shareowners, proxies will be voted in favor of the ratification of the selection of PwC as the Company’s independent public accountants for the fiscal year ending June 30, 2015. In the event that this selection is not ratified by the shareowners, the Audit Committee will consider this vote in determining its future selection of an auditor. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareowners.

Representatives of PwC attended all meetings of the Audit Committee held during Fiscal 2014. The Audit Committee reviewed the non-audit services provided by PwC in 2014 and, based on that review, determined that the non-audit services provided by PwC were compatible with maintaining the independence of PwC.

Representatives of PwC will attend the Annual Meeting, and will have the opportunity to make a statement at the meeting if they wish. They also will be available to respond to appropriate questions from shareowners in accordance with the rules of the meeting.

Fees and Services

Fees for professional services (including expense) rendered by PwC to the Company and its subsidiaries in 2013 and 2014 were as follows (in millions):

	2013	2014
Audit Fees(1)	$4.5	$4.6
Audit-Related Fees	—	—
Tax Fees(2)	0.5	0.9
All Other Fees	—	—
TOTAL	$5.0	$5.5

(1)

These fees relate to services provided for the audit of the consolidated financial statements, subsidiary and statutory audits, the issuance of consents and assistance with the review of documents filed with the SEC. Also included are fees for services related to the audit of the Company’s internal control over financial reporting.

(2)	These fees relate primarily to tax compliance services, tax planning advice and tax audit assistance.

Audit Committee Pre-Approval Policy

The Audit Committee annually adopts a policy for pre-approval of audit and non-audit services to be provided by the independent auditors. Under the policy, the Audit Committee pre-approves categories of services and fee caps for each category. The pre-approved services include: (i) audit services, such as statutory audits and internal control-related services, services associated with regulatory filings and consultations regarding disclosure treatment of certain transactions or events; (ii) audit-related services, such as due diligence and accounting consultations; (iii) tax services, such as tax compliance (domestic and international) and tax planning and advice; and (iv) other permissible non-audit services that the Audit Committee believes will not impair the auditor’s independence. The Audit Committee must specifically pre-approve the terms of the annual audit services engagement. All other audit and permissible non-audit services not specifically covered by the policy, and any proposed services which materially exceed the pre-approved fee levels, require separate specific pre-approval by the Audit Committee. The Audit Committee has delegated pre-approval authority to its Chairman. The Chairman must report any specific pre-approval decisions to the Audit Committee at the next scheduled meeting for review and ratification. The policy requires the auditor to provide the Audit Committee with detailed supporting documentation regarding the specific services to be provided.

All audit and non-audit services provided by PwC in 2014 were pre-approved under this policy.

Vote Required

The ratification of the selection of PricewaterhouseCoopers, LLP as our independent registered public accountants for the fiscal year ending June 30, 2015 will be approved if the proposal receives the affirmative vote of at least a majority of the votes cast by shareowners present, in person or by proxy, at the meeting. Abstentions will not be counted as votes cast either for or against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2015.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of our compensation programs as they apply to our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers in Fiscal 2014 (our “named executive officers” or our “NEOs”):

—	Carlos M. Cardoso: Chairman, President & Chief Executive Officer (“CEO”)*

—	Frank P. Simpkins: Vice President & Chief Financial Officer (“CFO”)

—	John R. Tucker: Vice President & President, Business Groups**

—	John H. Jacko, Jr.: Vice President & Chief Marketing Officer

—	Peter A. Dragich: Vice President, Integrated Supply Chain and Logistics

*	Mr. Cardoso will retire from service to the Company on December 31, 2014, as announced by the Company on August 19, 2014.

**

Mr. Tucker will retire from service to the Company in December 2014, as announced by the Company on May 20, 2014. As a result, Mr. Tucker’s title changed to “Vice President — Special Projects” effective as of June 9, 2014.

In this Compensation Discussion and Analysis (“CD&A”), we discuss our compensation policies and practices as they relate to our NEOs, compensation decisions made in Fiscal 2014 affecting our NEOs’ compensation, highlights of the Company’s financial performance for Fiscal 2014 and its effect on compensation paid to our NEOs in that year and recent changes we have made to our executive compensation program.

Fiscal 2014 Highlights

The Company achieved the following performance in sales, profitability and returns for Fiscal 2014:

•	Sales of $2.8 billion for Fiscal 2014, compared with $2.6 billion in Fiscal 2013.

•	Reported earnings per share (“EPS”) of $1.99 (as adjusted to exclude acquisition impact and nonrecurring charges: $2.50) for Fiscal 2014 compared with reported EPS of $2.52 in Fiscal 2013.

•	Adjusted return on invested capital (“ROIC”) for Fiscal 2014 was 7.6% compared to ROIC of 9.5% in Fiscal 2013.

•

Earnings Before Interest and Tax (“EBIT”) margin performance results for Fiscal 2014 was 9.1% (as adjusted to exclude acquisition impact and nonrecurring charges: 11.1%) compared to 11.3% for Fiscal 2013.

•	Free Operating Cash Flow (“FOCF”) was at $156 million for Fiscal 2014 compared to $204 million in Fiscal 2013.

Please see Appendix A to this Proxy Statement for a reconciliation of our adjusted ROIC, EBIT and FOCF results to our results reported in accordance with GAAP.

Compensation Highlights for Fiscal 2014

The following are the highlights of our 2014 compensation program:

•	Our Compensation Committee has adopted a strong pay-for-performance philosophy.

•

Compensation is paid in a mix of base salary; an annual cash-based incentives under our “Prime Bonus” plan; and equity-based long-term incentive awards (consisting of stock options, restricted units and performance units).

•	Compensation is tied to individual performance and Company performance, so that a substantial portion of the compensation provided to our executive officers is at risk.

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Payment of annual cash-based incentives under the Prime Bonus plan is based on achieving critical measures of Company performance, consistent with our pay-for-performance philosophy. 2014 Prime Bonus payments based on achievement of three corporate performance metrics — FOCF, revenue growth and EPS. The Compensation Committee added FOCF as a key performance metric in the Prime Bonus design for 2014 to focus on primary working capital and inventory management, in addition to the continued use of annual EPS and sales growth goals.

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For 2014, the Compensation Committee maintained a safety modifier (providing for upward or downward adjustment of +/- 10%) in our Prime Bonus design based on the Company’s performance against a recordable incident rate reduction plan, which the Compensation Committee considers to be a key measure of employee safety.

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Our equity-based long-term incentive program is intended to drive the achievement of critical long-term business objectives, align management’s interests with those of our shareowners and foster retention of key executives. In Fiscal 2014, 50% of the target value of each executive’s long-term incentive opportunity was granted as performance units, 30% was granted as stock options and 20% was granted as restricted units (all are settled in stock). This is similar to the 2013 awards.

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Vesting of performance units is based on the attainment of two financial performance goals — EPS and ROIC. Performance units are subject to an additional continuous service requirement, which provides that award recipients must remain employed by the Company through the payout date in order to receive the payout, generally three years after the grant date. Restricted units and stock options time vest based on continuous service with the Company.

•	Our Fiscal 2014 financial performance had the following effects on the performance-based awards held by our NEOs:

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Component (1) of Mr. Cardoso’s 2014 Prime Bonus award and the entirety of the 2014 Prime Bonus awards for Messrs. Simpkins, Tucker and Jacko were based 100% on achievement of Kennametal sales growth, EPS, and FOCF. Based on the Company’s Fiscal 2014 results, these NEOs were paid 2014 cash incentives equal to 33.4% of their targeted awards.

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Mr. Dragich’s 2014 Prime Bonus Plan award was based 80% on achievement of the Kennametal sales growth, EPS and FOCF and 20% on EBIT results specifically for our Integrated Supply Chain and Logistics function (“ISCL”), which he manages. Based on the Company’s and the ISCL’s 2014 EBIT results, Mr. Dragich was paid a 2014 cash incentive equal to 42.4% of his targeted award.

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The first tranche (1/3) of the 2014 performance units were earned (subject to the satisfaction of the continuous employment condition) at a combined total of 70.6% (58.3% for the EPS metric and 82.8% for the ROIC metric) of target based on the Company having achieved above threshold but below target for EPS and ROIC performance goals set for Fiscal 2014.

•	The second tranche (1/3) of the 2013 performance units were forfeited due to the Company not having achieved the threshold EPS and ROIC performance goals set for Fiscal 2014.

•	The third tranche (1/3) of the 2012 performance units were forfeited due to the Company not having achieved the threshold EBIT margin performance goals set for Fiscal 2014.

Results of 2013 Shareowner Vote on NEO Compensation

Our shareowners overwhelmingly approved the compensation paid to our NEOs in Fiscal 2013, with approximately 96% of votes cast in favor at our annual meeting held on October 22, 2013.

The Compensation Committee believes that this high level of support of the compensation paid in Fiscal 2013 illustrates our shareowners support of our pay-for-performance philosophy, which is designed to link the compensation paid to our NEOs to the Company’s financial performance and shareowner value. Accordingly, in determining the structure of the compensation of our NEOs for Fiscal 2015, the Compensation Committee

decided to retain our general approach to executive compensation, with an emphasis on performance-based incentive compensation components that reward our executives when they deliver value to the Company and our shareowners.

Summary of Compensation Actions for Fiscal 2015

At its July 2014 meeting, the Compensation Committee approved a number of changes to the executive compensation program for the new fiscal year. Such changes were influenced by the Company’s current financial and shareholder performance, a desire to maintain strong pay-for-performance alignment, and market insights and advice provided by the Committee’s independent consultant. Key compensation decisions were as follows:

•	Decreased the value of Mr. Cardoso’s long-term incentive award and maintained his base salary and Prime Bonus target opportunity at the same level as Fiscal 2014 (no increase).

•	Eliminated Mr. Cardoso’s perquisite allowance which had previously been valued at $20,000.

•

Introduced Relative Total Shareholder Return (“TSR”) as a new performance metric under our long-term incentive (“LTI”) performance unit program replacing EPS, which continues to be used in our Prime Bonus design. TSR will be measured against the S&P Capital Goods Index companies.

On August 19, 2014, the Company announced that Mr. Cardoso will retire from the Company effective on December 31, 2014. Mr. Cardoso’s compensation for Fiscal 2015 will be paid in accordance with the terms of his current employment agreement and as determined by the Compensation Committee.

Executive Compensation Philosophy

Kennametal’s executive compensation philosophy is based on the following principles, which we believe form the foundation of an effective and responsible compensation program:

•	Pay-for-Performance. Executive compensation should be tied to both individual performance and Company performance (annual and long-term).

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Link the Ratio of Fixed to Variable Components of Compensation with the Executive’s Level of Responsibility and Accountability.    As our executives progress to higher levels of responsibility within the Company, a greater proportion of their overall compensation should be linked directly to Company performance and shareowner returns.

•	Promote a Long-Term Perspective. Our compensation program should promote the long-term focus and strategic vision required for our future growth and success.

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Offer Competitive Compensation.    We believe that highly-qualified and skilled executives can differentiate us and provide a competitive advantage in the marketplace. Our objective is to offer compensation that is competitive with that offered by other companies that compete with us for talent.

Objectives of the Executive Compensation Program

To support our overall compensation philosophy, we have designed our executive compensation program to:

•	Attract and retain exceptional talent;

•	Recognize individual contributions to the Company;

•	Focus our executives’ attention on the attainment of significant business objectives and the creation of long-term shareowner value;

•	Ensure alignment between management’s interests and the interests of our shareowners;

•	Share the financial benefits of strong Company performance; and

•	Maintain executive compensation at a competitive level.

Relationship Between Pay and Performance

In January 2014, our Compensation Committee reviewed the relationship between our CEO’s “realizable compensation” (defined below) and the Company’s performance from Fiscal 2011 through Fiscal 2013 (the “Reviewed Period”) which was the period that both compensation and performance data was readily available for our peers. The analysis, which was prepared by the Compensation Committee’s consultant, Pay Governance, compared our CEO’s realizable compensation and the Company’s performance, relative to our peer group, in order to assess whether the Company’s performance and the realizable compensation paid to our CEO were aligned. The peer group utilized for this analysis is the same peer group utilized for the Fiscal 2014 compensation decisions made by the Compensation Committee at its July 2013 meeting.

Realizable compensation is defined as (i) base salary paid over the Reviewed Period; (ii) actual bonus earned and paid during the Reviewed Period; (iii) the aggregate current value of restricted stock/restricted unit grants made during the Reviewed Period; (iv) the aggregate in-the-money value of stock option grants made during the Reviewed Period; (v) the actual payouts of performance-based equity awards with performance periods beginning and ending during the Reviewed Period, and (vi) the estimated payout for performance-based equity awards that were granted during the Reviewed Period but remained unvested at its conclusion. Realizable compensation was calculated in the same manner for our CEO and the CEOs of our peer group companies. The realizable value of long-term equity-based awards was calculated using each company’s closing stock price on June 30, 2013. The Company believes that realizable compensation is a more relevant measure for analyzing the pay-for-performance alignment than grant date or target compensation. Realizable compensation focuses on the actual value of earned pay rather than pay opportunity by analyzing current stock prices and actual payouts from short- and long-term incentives to provide an estimate of the actual compensation that executives realized during the subject period.

The financial performance of the Company and the peer companies were evaluated over the same three-year period as realizable compensation using the following four (4) performance measures: (i) ROIC; (ii) sales growth; (iii) EBIT margin growth; and (iv) TSR. Three of these measures (ROIC, sales growth and EBIT margin growth) were selected because they are used in the Company’s short-term and/or long-term incentive plans and were considered by Pay Governance to be reasonable indicators of a company’s performance. The Company’s percentile ranking for each performance measure relative to the peers was averaged to form a composite performance ranking.

Over the Reviewed Period, our CEO’s realizable compensation ranked modestly below the median (37th percentile) of the peer group while our composite performance (average ranking of all four performance metrics) ranked modestly above the median (54th percentile) of the peer group. The Compensation Committee continues to analyze the alignment of realizable compensation and the Company’s performance, in addition to grant value comparisons, in order to observe such things as:

•	Whether the targeted pay levels relative to peers is appropriate

•	Whether the mix of fixed versus variable compensation is appropriate

•	Whether performance goals have been set at an appropriately challenging level over the three-year period analyzed

•	Whether the weighting assigned to each long-term incentive vehicle is weighted appropriately resulting in an acceptable amount of leverage

Based on this analysis, the Compensation Committee is satisfied with the alignment of our CEO’s realizable compensation with the performance of the Company. The chart below provides an illustration of this realizable pay-for-performance analysis over the Reviewed Period.

Design of Our Executive Compensation Program

Overall Design of the Executive Compensation Program

Each of our executives receives a compensation and benefits package comprised of the five basic components described in the table below which also provides an explanation of why we provide the particular compensation component, how we determine the amount and what such compensation component is designed to reward.

Compensation Component	Why We Provide it	How We Determine the Amount	What it is Intended to Reward
Base Salary	• Consistent with competitive practice	• Approximately the median of similarly-sized manufacturing companies	• Individual performance and level of experience, expertise and responsibility within the Company
Annual Incentive Prime Bonus	• To link pay and performance • To drive the achievement of annual business objectives • Consistent with competitive practice

• Awards are performance-based and calculated as a percentage of base salary:

—    Target based on median of market practice for executive’s position; and

—    Award opportunities are determined on an individual basis and range from below median to above median for similar positions in peer group of companies

• Annual Company performance and individual performance
Long-term Incentives (including stock options, restricted units and performance units)

• To link pay and performance

• To drive the achievement of critical long-term business objectives

• To align management’s interests with those of our shareowners

• Foster the long-term retention of key executives

• Consistent with competitive practice

• Total long-term incentive opportunity is determined on an individual basis based on the executive’s performance and career potential (internal and individual factors), and taking into account the long-term compensation paid by our competitors for similar positions

• For Fiscal 2014, the total long-term incentive opportunity was allocated between performance units (50%), stock options (30%) and restricted units (20%)

• Performance unit awards are performance based:

—    Target based on median of market practice for executive’s position; and

—    Award opportunities are determined on an individual basis and range from below median to above median for similar positions in peer group of companies

• Long-term Company performance and individual performance

• Performance Units - increased shareowner value and overall Company performance over the long-term

• Stock Options - increased shareowner value over the long-term (10 years)

• Restricted Units - long-term commitment to the Company

Retirement Benefits	• Consistent with competitive practice	• Competitive market practices and Company-specific circumstances	• To provide long-term financial security to executives who have demonstrated a long-term commitment to the Company
Executive Benefits and Perquisite Allowance	• Consistent with competitive practice • Provides a level of protection against the financial catastrophes that can result from illness, disability or death	• Approximately the median of peer group of companies	• Executive contributions to our Company’s short-term and long-term success

We have designed our executive compensation program to target total compensation for each of our executives at the median level for executives in similar positions within our industry and peer group. Actual compensation paid to any particular executive may be above or below median compensation depending on Company and individual performance. We believe that target compensation under our incentive plans should allow for above-median compensation for exceptional performance, as well as below-median compensation when performance falls below our expectations. Also, we may deviate from the median if, in the judgment of management and/or the Compensation Committee, the value of an executive’s experience, performance and specific skill set warrants. For individual executives, compensation may also vary depending on the executive’s experience, responsibility and expertise, such person’s contribution to our business strategy and the market’s demand for such skills and talent. The foundation of our program is based on a system of market pricing. Each executive’s compensation is benchmarked against those of executives in comparable positions in the competitive market and, in some cases, against a peer group of companies. This benchmarking process as well as an internal assessment of the particular position’s internal value to the Company, scope and complexity of responsibilities generally defines a range of opportunities for base salary, annual incentives and long-term incentives. The pay ranges give the Compensation Committee flexibility to position individual compensation above or below market median levels depending on the individual’s job performance, professional qualifications, business experience, technical expertise and career potential.

Factors that Influence Compensation

The Compensation Committee believes that an effective compensation program reflects a balance between individual factors (i.e., level of responsibility, skills, experience, expertise and individual performance), organizational measures (i.e., Company or business unit performance), and external or market factors (i.e., competitive benchmarking and survey data). We incorporate each of these factors into the design of our executive compensation program. Accordingly, we compensate our executives based upon an assessment of:

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Individual Performance.    All of our executives are evaluated against an annual, individual performance plan. The performance plan is based on individual performance objectives that will further the goals of the executive’s business unit, if applicable, and the strategic goals of the Company as a whole. These objectives are reviewed and assessed every quarter by the executive and his or her manager. At the end of the fiscal year there is a comprehensive analysis of the executive’s actual performance vis-à-vis the individual’s performance plan, and that analysis is provided to the Compensation Committee for review.

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Company Performance.    One of the main objectives of our compensation philosophy is to align our executive officers’ compensation with the performance of the Company (“pay-for-performance”). When making compensation decisions related to our executives, the Compensation Committee evaluates the Company’s achievement of pre-established internal metrics (which are predicated on our annual and long-term financial plans and goals, along with other strategic and operational initiatives) and external measures (which are predicated on external factors such as our market valuation and growth in our stock price).

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Market Intelligence.    Individual and Company performance are weighted most heavily in compensation decisions. However, when appropriate, the Compensation Committee also considers external factors, such as market and survey data and pay positioning for our executives relative to market data, as explained in further detail below under the subheading “Pay Positioning Relative to Market — Benchmarking.”

Variable Compensation and Promotion of a Long-Term Perspective

We increase the variable component of compensation for our executives as they progress through our management levels and adjust the ratio of short-term to long-term compensation to promote accountability and a long-term perspective. We structure our executive compensation program so that the proportion of variable versus fixed compensation increases as the role and responsibility of the executive increases. We think this is appropriate because the executives are best positioned to be able to affect the Company’s performance, and therefore they should receive a substantial portion of their total compensation value in the form of long-term incentives that measure and reward Kennametal’s performance over a period of greater than one year. The table below illustrates that the actual percentage of variable pay relative to total compensation depends on the executive’s position within the Company. Generally speaking, the higher an executive’s position within the Company, the greater the proportion of variable pay that is linked to Company performance and shareowner return metrics. Similarly, as an executive rises to positions of greater responsibility within our Company, short-term compensation begins to decrease proportionally and long-term compensation begins to represent a greater proportion of the executive’s total compensation.

The following chart summarizes the breakout of fixed versus variable compensation and short-term versus long-term compensation paid to our NEOs in Fiscal 2014.

	Fixed vs. Variable Breakout		Short-Term vs. Long-Term Breakout
Title	% of Annual Compensation Fixed	% of Annual Compensation Variable	% of Short-Term Compensation	% of Long-Term Compensation
Chairman, President and CEO	17	83	36	64
Vice President and CFO	29	71	50	50
Vice President and President, Business Groups	35	65	61	39
Vice President and Chief Marketing Officer	37	63	58	42
Vice President, Integrated Supply Chain and Logistics	36	64	55	45

Competitive Compensation

Pay Positioning Relative to Market — Benchmarking.

When we make compensation decisions, we compare the compensation paid to our executive officers to the compensation paid to similarly-positioned executives at other companies within our industry to gain a general understanding of current market compensation practices for these positions. Specifically, we benchmark total compensation levels and certain of the individual elements of our compensation packages (mainly base salary, annual incentives (together, “total cash compensation”) and long-term incentives (together with total cash compensation, “total direct compensation”)) to both published survey data of comparable companies and to a custom peer group of public companies within the manufacturing industry. Benchmark data is part of the external information we consider when designing and executing our compensation programs.

Pay Governance, the Compensation Committee’s compensation consultant, assists the Compensation Committee in its benchmarking efforts. Pay Governance collects compensation data for our peer group companies from available sources, including, in most cases, the executive compensation data included in the most recently available annual proxy statement for each company. Pay Governance can also provide survey data representing industry-specific and general industry companies included in the Towers Watson executive compensation databases. Pay Governance, in consultation with management, provides the Compensation Committee with the results of its benchmarking efforts on an annual basis. The benchmarking data helps us assess the competitiveness of our executives’ compensation compared to that of other executives at our peer companies and in the broader market. We also use the data to help ensure proper alignment between executive and shareowner interests, and to assess compensation versus Company performance.

When we evaluate our compensation structure, we compare the target range for total direct compensation, the mix of compensation components and the allocation of those components in our executives’ individual compensation packages against benchmark data. Each year, we evaluate the total cash compensation and total direct compensation we provide to our executives against the benchmark data to determine whether our compensation structure accurately reflects our goal of providing compensation at approximately the median level within our peer group and industry. We analyze both target compensation opportunities as well as the actual compensation paid to our executives. The Compensation Committee considers this information, along with data provided by Pay Governance and Company and individual performance factors when it sets compensation levels.

We periodically review our peer group to ensure that the peer companies continue to be appropriate comparisons for performance purposes and for compensation purposes. Many of the companies in our current peer group are included because they are similar to Kennametal in terms of revenue, market capitalization, operational scope, or organizational complexity. While some of the peers are smaller than we are, others are larger. Nevertheless, we include these companies to help us understand the effect size and complexity has on compensation levels and designs.

The following companies comprised our peer group for both performance and compensation purposes for Fiscal 2014:

• Allegheny Technologies Incorporated	• Harsco Corporation

• Ametek Inc.	• IDEX Corporation

• Barnes Group Inc.	• Joy Global Inc.

• Carpenter Technology Corporation	• Lincoln Electric Holdings, Inc.

• Crane Co.	• Pall Corporation

• Donaldson Company, Inc.	• Parker-Hannifin Corporation

• Dresser-Rand Group Inc.	• Sauer-Danfoss,Inc.

• Flowserve Corp.	• Teleflex Incorporated

• Greif Inc.	• The Timken Co.

In January 2014, the Compensation Committee approved the removal of Pentair, Inc. from the peer group and added IDEX Corporation, as noted in the listing above. For Fiscal 2015, the Compensation Committee determined to narrow the peer companies listed above and decided to eliminate the largest and the smallest companies, in terms of revenues, in the 2014 group. In addition, the Compensation Committee also approved the removal of Sauer Danfoss, Inc. and added both Actuant Corporation and Woodward Inc.

How Compensation Decisions Are Made

Role of the Compensation Committee and CEO in Determining Executive Compensation.

The Compensation Committee designs and implements our executive compensation program, evaluates executive performance, including that of the Chairman, President and CEO, and oversees the development of executive succession plans.

The Compensation Committee solicits information from our management and from the Committee’s compensation consultant during the compensation-setting process, but it is the Compensation Committee that ultimately sets and approves compensation for our CEO and all other executives.

The Compensation Committee uses substantially the same process for determining CEO compensation as it uses for determining our other executive officers’ compensation. Each year, the Compensation Committee reviews all components of compensation for the CEO and for each of our other executives over the course of several regularly-scheduled meetings from April to July. Final compensation decisions are made in July for the current fiscal year. The Compensation Committee is assisted in its review by members of management, the human resources department, and its compensation consultant.

In keeping with our compensation philosophy, the Compensation Committee considers three main categories of information with respect to each executive: (i) individual performance; (ii) Company performance; and (iii) market data. The Compensation Committee evaluates each executive’s current compensation and solicits input from management on the executive’s future potential, performance for the year, leadership skills, and contribution to the Company’s performance. The Compensation Committee also considers factors relating to the Company, such as our overall performance and achievement of specific strategic and operational initiatives. Finally, the Compensation Committee assesses the market competitiveness of each executive’s total compensation package.

CEO Compensation.    The Compensation Committee meets with the CEO each year in July (the beginning of our fiscal year) to set the CEO’s performance goals (both individual and Company objectives) for the fiscal year. These goals are then reflected in the CEO’s individual performance plan for the year. The CEO periodically reports on his progress with respect to his performance goals at Compensation Committee meetings throughout the year. At the end of the year, the Compensation Committee evaluates, in consultation with the Lead Director and the rest of the non-management directors and the Board generally, as it deems necessary or appropriate, the CEO’s performance against the goals included in his performance plan for the year and determines and approves the CEO’s compensation based in part on his achievement of those goals and in part on the Company’s performance, while taking in to account the overall objectives of our compensation program. The Compensation Committee also considers the compensation being paid to other chief executive officers at similarly situated companies in making compensation decisions affecting the CEO.

Other Executives’ Compensation.    Each year in August, each of our non-CEO executives must develop an individual performance plan for the fiscal year (with goals that align with the CEO’s objectives, and include individual and Company objectives). These plans are discussed with and approved by the CEO and the executives report to the CEO on their progress towards the achievement of the goals set forth in their plans periodically throughout the year. At the end of the year, the CEO and the Compensation Committee together assess the performance of our executives. Based upon these evaluations and recommendations from the CEO, the Compensation Committee determines the executives’ compensation. The executives do not play a role in the determination of their compensation, other than discussing individual performance objectives and achievements with the CEO.

Role of the Compensation Consultant

Pay Governance has been serving as the Compensation Committee’s independent compensation consultant since September 2010 and provides no other services to the Company. The Compensation Committee annually reviews its retention of Pay Governance as its compensation consultant.

Pay Governance provides the Compensation Committee with the objective information and expertise necessary to make informed decisions that are in the best long-term interests of our business and shareowners. Pay Governance also keeps the Compensation Committee informed as to compensation trends and developments affecting public companies in general and the manufacturing industry in particular. The Compensation Committee solicits advice and counsel from Pay Governance on all matters related to executive compensation design and delivery. Specifically, Pay Governance provides the following types of services to the Committee:

•	Competitive data and benchmarking analytics for all components of pay for executive officers (including the CEO)

•	Equity dilution, value sharing, and performance assessment analyses relative to peers

•	Compensation program analysis, redesign considerations, and recommendations

•	Diagnostic assessments regarding the rigor of performance goals

•	Tax, accounting, regulatory, and other compensation-related education

•	Individual pay considerations for the CEO, as well as executive officer promotions and new hires

•	Review of compensation plan payouts for the CEO and executive officers

•	Assessment of risk regarding compensation policies and practices

•	Assessment of pay-for-performance alignment

•	CD&A review and recommendations

A Pay Governance consultant attends most Compensation Committee meetings and may attend executive sessions at the request of the Committee. Consultants from Pay Governance also collaborate with our management team for purposes of meeting planning, program design and analysis and other logistics, but all executive compensation-related services performed by Pay Governance are ultimately at the direction of the Compensation Committee.

The Compensation Committee reviews the fees and performance of Pay Governance each year and provides feedback to the Board as necessary. The Compensation Committee has the authority to terminate the relationship with Pay Governance at any point in time.

2014 Executive Compensation Program

Base Salary

Base salary provides a competitive level of fixed income for our executives. We target base salary levels for each executive position at median pay levels for similar positions in the market. The level of base salary an executive receives is determined based on the results of an annual evaluation of the executive with respect to certain objective and subjective factors. Objective factors include the executive’s level of responsibility, skills and training, accomplishment of the goals set forth in such person’s annual individual performance plan, and, for newer executives, prior experience. Subjective factors include the Compensation Committee’s assessment of the executive’s future potential and individual contributions. The Compensation Committee evaluates the CEO with input from the Lead Director and the other non-management Board members as noted above. The CEO evaluates each of the executives who report directly to him. Both objective and subjective factors are considered, as relevant, and the CEO makes recommendations to the Compensation Committee for changes to base salary (other than his own) during the annual compensation setting process. The Compensation Committee evaluates the CEO’s and other executives’ base salary on an annual basis, and may make changes in its discretion as part of the broader compensation setting process.

In setting the NEOs’ base salaries for Fiscal 2014, the Compensation Committee considered all of the factors described above for each executive and conducted an examination of the applicable market data.

In July 2013, the Compensation Committee approved merit increases for Fiscal 2014 for the following NEOs: Mr. Cardoso: 2.6%; Mr. Simpkins: 2.2%; Mr. Tucker: 1.3%; Mr. Jacko: 2.8%; and Mr. Dragich 3.1%.

Prime Bonus Plan

Overview.    The Management Performance Bonus Plan, which we refer to as the “Prime Bonus Plan,” is a shareowner-approved, formula-based, pay-for-performance annual cash incentive plan. The Prime Bonus Plan is the main vehicle we use to reward participants for their contributions to strong annual business performance. The purpose of the Prime Bonus Plan is to motivate participants to help the Company to achieve shorter-term financial and strategic goals, which are designed to create sustainable shareowner value, and to reward them to the extent we achieve those goals. All of our executives, our senior management team members, and certain of our key employees participate in the Prime Bonus Plan.

Prime Bonus Target Amounts.    Individual Prime Bonus target amounts are established for each participant based on a combination of individual factors and market-competitive data and are established as a percentage of such participant’s base salary. Consistent with our executive compensation philosophy, individuals with greater job responsibilities have a greater proportion of their total cash compensation tied to Company performance through the Prime Bonus Plan. Each year, the Compensation Committee sets Prime Bonus target amounts for our CEO and other executives based on recommendations from our management and the CEO (except with respect to his own target bonus) and its own evaluation of the competitiveness of each executive’s compensation package based on input from its compensation consultant.

Prime Bonus Performance Goals.    We link Prime Bonus opportunities directly with Company performance, and in some cases business unit performance, in an attempt to maximize shareowner value. Each executive is assigned one or more performance goals at the beginning of the fiscal year, which are based upon the overall performance goals of the Company, which have been approved by the full Board as part of management’s overall financial and strategic plans. The Board approves the goals for overall Company performance based upon management’s financial and strategic plans.

Once the Board has approved the overall performance goals for the Company, the Compensation Committee reviews and approves the Prime Bonus Plan structure and individual performance goals for the CEO and all other executive officers, which may be based on one or more of the Company’s overall corporate performance goals, business unit goals and/or individual achievement goals. To ensure alignment with our shareowners’ interests, the Compensation Committee assigns the CEO both quantitative and qualitative performance goals that are aggressive and designed to stretch performance and significantly impact the growth or improvement of the Company or a particular business unit. For each of the other executives, the Compensation Committee, with the input of the CEO, sets individual performance goals which it considers achievable, but which require personal performance and stewardship above the plan levels for the coming year. These individual goals are weighted and may vary by executive.

Modifier.    At the outset of each fiscal year, the Compensation Committee may or may not select a key initiative to use as a modifier in the calculation of Prime Bonus amounts earned for that year. The calculated Prime Bonus amounts are then adjusted (upward or downward by +/- 10%) based upon the level of performance with respect to that key initiative. For the Fiscal 2014 Prime Bonus Plan awards, the Compensation Committee selected a modifier based on the Company’s safety performance against a recordable incident rate reduction plan, which it considers to be a key measure of employee safety.

Individual Performance.    At its July meeting each year, the Compensation Committee reviews each executive officer’s achievement of his/her performance goals for the previous year and approves any corresponding amounts to be paid under the Prime Bonus Plan. In connection with Prime Bonus determinations, the Compensation Committee considers the individual performance of the executive and the recommendations of the CEO (for all executives other than himself). The Compensation Committee has the discretion to adjust an executive’s calculated Prime Bonus award downward based on its assessment of the individual’s performance. In 2014, no negative discretion was exercised.

2014 Prime Bonus Plan.

The general design of the 2014 Prime Bonus Plan remained unchanged from Fiscal 2013, except that the On Time Performance (OTP) Metric was removed. The 2014 Prime Bonus Plan funded at target with the accrual being adjusted accordingly throughout the year. The payout curve remained the same for participants in Fiscal 2014 as it did in Fiscal 2013. The Corporate Performance Goals adopted for the 2014 Prime Bonus Plan were based on three measures which the Compensation Committee believed would appropriately focus participants on key areas of strategic corporate objectives: (i) Sales Growth (35% weight); (ii) EPS (40% weight); and (iii) Free Operating Cash Flow (25% weight). Individual goals for the 2014 awards related to the Corporate Performance Goals for all participants, but for Mr. Dragich, the Corporate Performance Goals was weighted at 80% and the remaining 20% was weighted to include an EBIT goal related to our ISCL business unit at $186.5 million (“ISCL EBIT Goal”). Additionally, the Company’s safety performance against a recordable incident rate reduction plan served as a modifier capable of influencing the final award size by +/- 10%.

2014 Target Bonus Amounts.    For 2014, the Compensation Committee approved target bonus amounts for our NEOs at the same levels as those established for 2013 as follows:

Name	Target Bonus Amount as a Percentage of Base Salary
Carlos M. Cardoso	120%; (100% based upon the Company’s Corporate Performance goals, and 20% based upon Mr. Cardoso’s achievement of specified individual strategic performance goals)
Frank P. Simpkins	75%
John R. Tucker	75%
John H. Jacko, Jr.	55%
Peter A. Dragich.	55%

The following tables present the possible payouts under the Prime Bonus Plan at different levels of performance relative to the target performance goals established for the year (subject to further adjustment by the safety modifier (described above)):

2014 Financial Performance Goals

Corporate Performance Goals (Sales Growth, EPS and FOCF) and ISCL EBIT Goal

	Below Threshold	Threshold	Target	Maximum
Performance (As a Percentage of Achievement of Performance Goal)	Less than 80%	80%	100%	120% or Greater
Payout (As Percentage of Target Bonus Amount)	0%	50%	100%	200%

With respect to each financial performance goal, no Prime Bonus is awarded if actual performance is less than the threshold for the performance goal and no payout is made in excess of 200% of the Prime Bonus target amount, regardless of the performance achieved. Under the terms of the Prime Bonus Plan, the Compensation Committee makes the same adjustments for non-recurring or unusual items in determining whether performance goals have been met as we make to our financial results as reported to our shareowners.

2014 Corporate Performance Goals and ISCL EBIT Goal.    At its July 2013 meeting, the Board established Corporate Performance Goals for the Company consisting of: Sales Growth ($190.2 million), EPS ($3.00), and FOCF ($236.2 million) as well as an ISCL EBIT Goal (-$186.5 million). At the time it set these goals, the Board considered the targets to be challenging for the Company, but achievable if the financial and strategic plans of the Company were well executed. The Compensation Committee’s independent consultant then tested the appropriateness and rigor of these goals by considering the general economic environment for the upcoming year, reviewing growth in the goals over the previous year and conducting probability analyses based on historical results. The consultant found the goals to be challenging. These Corporate Performance Goals and the ISCL EBIT goal were then adopted by the Compensation Committee as the target Corporate Performance Goals and the ISCL EBIT goal under the 2014 Prime Bonus Plan.

2014 Performance Goals for Mr. Cardoso (our CEO)

Performance goals for Mr. Cardoso were based on the overall financial and strategic goals adopted for the Company. Mr. Cardoso’s 2014 Prime Bonus opportunity was composed of two components:

•	Component (1) related to the Company’s performance and was based solely upon the achievement of the Corporate Performance Goals (bonus opportunity of 100% of base salary) described above; and

•

Component (2) related to Mr. Cardoso’s individual strategic performance and was based upon his achievement of certain strategic and operational goals and initiatives set by the Compensation Committee in July 2013 (bonus opportunity of 20% base salary), including: (i) maintaining Kennametal’s leading technology position (5% weight); (ii) accelerating Kennametal’s global expansion and growth in emerging markets (4% weight); (iii) driving the global talent development process to address leadership capability and bench opportunities and to improve diversity and inclusion (4% weight); (iv) Environmental, Health and Safety (“EHS”) initiatives (3% weight); (v) and stewardship of certain employee initiatives (4% weight).

The achievement of certain of Mr. Cardoso’s individual performance goals were to be rewarded proportionally for performance between 80% and 100% of the target goals while certain other performance goals are rewarded only if target is achieved. At the time they were put in place, the Compensation Committee considered these performance objectives strategically important and aggressive, but achievable with concentrated effort and focus by Mr. Cardoso.

2014 Performance Goals for Messrs. Simpkins, Tucker and Jacko

The 2014 Prime Bonus opportunities established for Messrs. Simpkins, Tucker, and Jacko were based entirely on the Corporate Performance Goals described above.

2014 Performance Goals for Mr. Dragich

Mr. Dragich’s 2014 Prime Bonus opportunity was based 80% on the Corporate Performance Goals described above and 20% based on ISCL EBIT Goal of a negative $186.5 million.

2014 Performance

The following tables show the performance achieved (as a percentage of target) and the amount of 2014 Prime Bonus awards paid to each of our NEOs.

Mr. Cardoso

Component 1:

	Corporate Performance Goals % Achieved
Sales Growth	EPS	FOCF	2014 Prime Bonus Earned ($)
28.9	83.3	80.0	334,200

Component 2:

	Individual Strategic Performance Goals % Achieved
Technology	Global Expansion	Talent Development	EH&S	Employee Initiatives	2014 Prime Bonus Earned ($)
100	0	97.5	0	50	109,500

Messrs. Simpkins, Tucker and Jacko

	Corporate Performance Goals % Achieved
Named Executive Officer	Sales Growth	EPS	FOCF	Prime Bonus Earned ($)
Frank P. Simpkins	28.9	83.3	80.0	125,576
John R. Tucker	28.9	83.3	80.0	111,414
John H. Jacko, Jr.	28.9	83.3	80.0	72,973

Mr. Dragich

	Corporate Performance Goals % Achieved			ISCL EBIT Goal % Achieved	2014 Prime Bonus Earned ($)
Named Executive Officer	Sales Growth	EPS	FOCF	EBIT
Peter A. Dragich	28.9	83.3	80.0	92.6	74,525

Long-Term Incentives

Overview.    Kennametal’s long-term incentives are designed to focus our employees on sustainable, long-term performance. We use these incentives because we believe they promote an ownership culture, align the interests of our employees and shareowners, and foster the long-term perspective necessary to increase shareowner value. They also aid in retention and help advance stock ownership by our employees.

All of our executives, members of senior management, and a significant number of key employees are eligible to receive long-term incentive awards under our broad-based LTI program. We use a portfolio approach to our LTI program, which includes stock options, restricted unit awards and performance unit awards. We provide more information about each of these components below.

The Compensation Committee approves all equity and other long-term incentive awards for our executives. All of our NEOs’ outstanding long-term incentive awards, including those under the LTI have been granted under either the Kennametal Inc. Stock and Incentive Plan of 2002, as amended (the “2002 Plan”), the

Kennametal Inc. Stock and Incentive Plan of 2010 (the “2010 Plan”), or the Kennametal Inc. Stock and Incentive Plan of 2010 (as Amended and Restated October 22, 2013) (the “A/R 2010 Plan”). We have not granted any awards under the 2002 Plan since our 2010 annual meeting, when shareowners approved the 2010 Plan, and will not grant any future awards under this plan. The 2002 Plan provided and the 2010 Plan and the A/R 2010 Plan provide for the granting of non-statutory and incentive stock options, incentive bonus awards, performance share awards, performance unit awards, restricted stock awards, restricted unit awards, stock appreciation rights, share awards, stock unit awards, and other share-based awards.

Target Long-Term Incentive Award Amounts.    Each year the Compensation Committee establishes target LTI opportunities for each of our executives based on the executive’s performance and career potential (individual factors). The Compensation Committee also takes into account the long-term compensation paid to our competitors for similar positions based on the peer group and survey data provided by its compensation consultant (external factors). LTI opportunities are determined on an individual basis. The Compensation Committee also takes into account what our peers are providing in terms of long-term compensation for similarly-situated executives (external factors). The Compensation Committee sets target LTI opportunities for our executives for the relevant 3-year cycle at its meeting in July of each year.

Fiscal 2014 LTI Decisions

The following table shows the target level LTI opportunities set for each of our NEOs under our LTI program for Fiscal 2014:

Name	Long-Term Incentive Opportunity
Carlos M. Cardoso	$3,850,000
Frank P. Simpkins	$875,000
John R. Tucker	$500,000
John H. Jacko, Jr.	$450,000
Peter A. Dragich.	$400,000

Mr. Simpkins’ LTI opportunity was increased from $800,000 to $875,000 and Mr. Jacko’s LTI opportunity was increased from $425,000 to $450,000 based on market conditions, business conditions and individual performance at the time the decision was made.

Timing of Equity Grants.    The Compensation Committee grants equity-based awards to our executives on both an annual and as-desired basis. We do not have any program, plan or practice to time annual or ad hoc grants of equity-based awards in coordination with the release of material non-public information or otherwise.

•

Annual Grants.    We generally make LTI grants to our NEOs and other senior management on a once-a-year basis. As part of its standing agenda, the Compensation Committee makes annual grants of equity-based awards to our executives at its regularly scheduled meeting in July of each year. The dates for these meetings are typically scheduled two years in advance. Since 2007, the grant date for annual awards has been August 1 of each year.

•

Special or One-Time Grants.    The Compensation Committee retains the discretion to make additional awards to executives at other times in connection with the initial hiring of a new officer, for recognition or retention purposes or otherwise.

Stock Option Awards.    We use stock option awards to align the interests of our employees with those of our shareowners and focus our employees on delivering superior total shareowner return over the long term (10 years). Under the 2002 Plan, the 2010 Plan, and the A/R 2010 Plan, the exercise price for a stock option award may not be less than the fair market value of our stock at the time the option is granted. Fair market value is determined by taking the closing stock price as quoted on the New York Stock Exchange — Composite Transactions reporting system on the grant date. Stock option grantees can only profit from stock option awards if our stock price increases over time; conversely, grantees receive no value if our stock price decreases below the fair market value at the time the option was granted. We typically grant stock option awards to our executives annu-

ally as part of our broader LTI program, but occasionally we grant special stock option awards, either alone or in connection with other awards, to employees for attraction, retention or recognition purposes. Vesting schedules for our stock option awards vary according to the purpose for which they are granted. Awards granted under the LTI typically time vest at the rate of one-fourth per year over four years. A stock option award granted for attraction purposes, upon hiring, or for special recognition purposes may have a different vesting schedule (for example, 50% may vest on the second anniversary of the grant date, and 25% each year thereafter). We believe our use of stock option awards helps to further our retention objective, as any unvested portion of a stock option is forfeited if an executive voluntarily terminates employment prior to the applicable vesting date. Stock option awards expire ten years from the date of grant, which we believe helps to promote the long-term perspective that is key to our growth and success. Both the 2002 Plan, the 2010 Plan, and the A/R 2010 Plan prohibit the repricing of stock options and do not contain a full reload feature.

The number of shares underlying the stock options awarded to each NEO in Fiscal 2014 was determined by dividing 30% of the total LTI opportunity value by the fair market value of the option on the grant date (essentially using the assumptions disclosed in the notes to our consolidated financial statements for our 2014 Annual Report, but considering the full term of the option (10 years)).

Restricted Unit Awards.    Prior to 2010, we granted restricted stock awards as part of our LTI program, but we have since transitioned to grants of restricted unit awards for ease of administration purposes. We grant restricted unit awards because we believe they build ownership in the Company, serve to promote the retention of our employees and address the cyclicality of our business, thereby aligning the interests of our employees and our shareowners. As is the case with stock option awards, we typically grant restricted unit awards annually to our executives as part of our broader LTI program, but we sometimes make these grants for other purposes. For example, we may grant these awards to attract new talent or to recognize or motivate our employees. Like stock option awards, restricted unit awards granted under the LTI typically vest at the rate of one-fourth per year over four years. Also similar to our stock option awards, the vesting schedules may differ depending on the reasons for the grant of restricted units. We believe our use of restricted unit awards helps to promote our retention efforts in that any unvested portion of a restricted unit award is forfeited if an executive voluntarily terminates employment prior to the applicable vesting date.

The number of restricted units awarded to each NEO in Fiscal 2014 was determined by dividing 20% of the total LTI opportunity value by the fair market value of our stock on the grant date.

Performance Unit Awards.    In Fiscal 2011, the Company began awarding annual performance unit awards to certain executives, including our NEOs. These awards are performance-based and can only be earned if the Company achieves certain performance criteria established by the Compensation Committee. The Compensation Committee has established specific EBIT margin goals for fiscal years 2012, 2013 and 2014 for the performance units granted in Fiscal 2012 (the “2012 PSUs”); and specific EPS and ROIC goals for fiscal years 2013, 2014 and 2015 for the performance units granted in Fiscal 2013 (the “2013 PSUs”), and for fiscal years 2014, 2015 and 2016 for the performance units granted in Fiscal 2014 (the “2014 PSUs”). The terms of the 2012 PSUs provide that one-third of the performance units underlying such award may be earned each year based on the Company’s performance with respect to the EBIT margin goals set for that year. The terms of the 2013 and 2014 PSUs provide that one-third of the performance units underlying such award may be earned each year based on the Company’s performance with respect to the EPS and ROIC goals set for that year. Goals have been established at threshold, target and maximum award levels for each year within the applicable performance period. Performance units that are deemed earned for any given fiscal year remain subject to an additional service condition that requires the executive to be employed by us through the payment date following the 3-year performance period (which for the 2012 PSUs means August 2014, for the 2013 PSUs means August 2015 and for the 2014 PSUs means August 2016).

The table below presents the EBIT margin goals for Fiscal 2014 (which was the third year of the 2012 PSUs):

EBIT Margin Performance Level — 2012 PSU payable August 2014
Maximum	20.68%
Target	18.80%
Threshold	15.04%

The table below presents the EPS and ROIC goals for Fiscal 2014 (which was the second year of the 2013 PSUs):

EPS Performance Level — 2013 PSU payable August 2015
Maximum	$5.82
Target	$4.85
Threshold	$3.88

ROIC Performance Level — 2013 PSU payable August 2015
Maximum	20.52%
Target	17.10%
Threshold	13.68%

The table below presents the EPS and ROIC goals for Fiscal 2014 (which was the first year of the 2014 PSUs):

EPS Performance Level — 2014 PSU payable August 2016
Maximum	$3.60
Target	$3.00
Threshold	$2.40

ROIC Performance Level — 2014 PSU payable August 2016
Maximum	12.24%
Target	10.20%
Threshold	8.16%

The following table presents the possible payouts for the third year of the 2012 PSUs, the second year of the 2013 PSUs and first year of the 2014 PSUs at different levels of performance:

	Below Threshold	Threshold	Target	Maximum(1)
Performance (As a Percentage of Achievement of Target Performance Goal)	Less than 80%	80%	100%	120% or Greater
Payout (As Percentage of Target Bonus Amount)	0%	50%	100%	200%

(1)	The Maximum level established for the 2012 PSU is 110% or Greater of the Target Performance Goal (rather than 120% or Greater of the Target Performance Goal).

Performance goals at the threshold level have been established for each year of the applicable performance period underlying the particular award to reflect 80% of the target goal while performance goals at the maximum level have been established for each such year to reflect 120% of the target goal. Performance units earned for achieving the threshold goal will equal 50% of the target shares for the given year while performance units earned for achieving the maximum goal will equal 200% of the target shares designated by the Compensation Committee for the given year. Performance units earned for achievement of the target goal will equal 100% of the target share for the year.

Performance Units Earned for Fiscal 2014.    At its meeting in July of 2014, the Compensation Committee determined that EBIT Margin for Fiscal 2014 was 12.4% (excluding the financial results of the Company’s most recent acquisition), which was below the threshold goal set for Fiscal 2014 for the 2012 PSUs. Accordingly, no shares were earned for Fiscal 2014 under the 2012 PSUs. The Compensation Committee also determined that EPS for Fiscal 2014 was $2.50 and ROIC for Fiscal 2014 was 9.5%, each of which were below the threshold goals set for Fiscal 2013 PSUs. Accordingly, no shares were earned for Fiscal 2014 under the 2013 PSUs. For the 2014 PSU’s, 58.3% of the target share amount was earned for the EPS goal and 82.8% of the target share amount was earned for the ROIC goal, as each of the EPS and ROIC goals were between the threshold and target levels set for the 2014 PSU’s.

2014 Special Recognition, Attraction and Retention Award

On a limited and selective basis, we sometimes pay additional compensation to our employees in the form of special recognition, attraction or retention awards. For example, we may provide a special award to an individual to reimburse him/her for compensation he/she would forfeit by terminating previous employment, or to recognize contributions to a critical strategic initiative.

Employees at all levels of the Company are eligible to receive special awards. We may provide awards in the form of cash bonuses, equity, or a combination of cash and equity, in each case depending on the reason for the bonus. The amount of any special recognition or retention award depends on the reason it is being granted. The Compensation Committee must approve any special awards for our executives. For Fiscal 2014, the Committee approved a special recognition cash award for Mr. Simpkins in the amount of $125,000 to recognize his increased responsibilities throughout Fiscal 2014 as interim Vice President of the Infrastructure Business Segment.

Retirement Plans

We maintain both qualified and non-qualified defined benefit retirement plans that are designed to work together to provide retirement pay to our executives. We provide pension and retirement benefits as part of our broader executive compensation program to attract and retain our executives.

Qualified Plans.    We maintain two principal qualified retirement plans for substantially all U.S. employees, including our executive officers. The Retirement Income Plan (“RIP”) is a defined benefit pension plan. As of December 31, 2003, the RIP was frozen for non-grandfathered participants and is no longer offered to new employees. None of our NEOs were grandfathered under the RIP. The Thrift Plus Plan (“TPP”) is a defined contribution or “401(k)” plan in which all of our executives participate.

Non-Qualified Plan.    All of our NEOs participate in our Executive Retirement Plan (“ERP”), a non-qualified retirement plan which provides for a lump sum payment of benefits to a participant upon termination (but only to the extent the executive has vested under the plan).

The amount payable under each retirement plan for each NEO is determined by the plan’s benefit formula. The amount of benefits varies based upon the plan, the executive’s years of service with us, and the executive’s compensation. Please see the tabular disclosures in 2014 Pension Benefits table below as well as the narrative discussion following that table for more information on these plans.

Perquisites Allowance

In Fiscal 2014, we continued our practice of providing an annual fixed perquisite allowance of $20,000 (paid in two installments in June and December of each year) to each executive officer in lieu of individual perquisites. To promote our emphasis on the health, safety and wellness of our employees, we continue to provide for officer life insurance in addition to the perquisite allowance. The perquisite allowance may be used by the executive in his or her discretion for financial planning fees, business or country club memberships, or any other appropriate perquisite, and is not grossed up for tax purposes.

The perquisite allowance and other personal benefits paid to our NEOs (life insurance) for 2014 are included in a supplemental table to the Summary Compensation Table as part of the footnotes to the Summary Compensation Table. Other than the perquisite allowance and other personal benefits included therein, our executives receive the same benefits that are generally provided to other salaried employees, including eligibility to participate in group medical and dental plans, vision, long- and short-term disability, group life insurance, accidental death and dismemberment insurance, business travel accident insurance, health care and dependent care spending accounts, qualified retirement plans, and other benefits, in accordance with the terms of the programs.

For Fiscal 2015, the Compensation Committee eliminated the perquisite allowance for Mr. Cardoso.

2015 Executive Compensation Program

In July 2014, the Compensation Committee determined to make the following changes to the executive compensation program:

2015 Base Salary

In July 2014, the Compensation Committee approved merit increases for Fiscal 2015 for each of our NEOs as follows: Mr. Cardoso: 0%; Mr. Simpkins: 3%; Mr. Tucker: 0%; Mr. Jacko: 2.5%; and Mr. Dragich: 4%.

Changes for 2015 Prime Bonus Program

The Compensation Committee determined that the payout curve and target opportunities will remain the same for participants in the Prime Bonus Plan for 2015. Corporate performance goals will continue to include Sales Growth (35% weight), EPS (40% weight), and FOCF (25% weight). The Company’s safety performance against recordable incident rate reduction plan will be removed as a modifier. The Company will instead use an industry standard TIR (Total Incident Report) for safety to establish the annual baseline and TIR reduction goal. Achievement of the TIR reduction goal will result in a +3% modifier on payout to all plan participants.

Changes for 2015 LTI Program

At its meeting in July of 2014, the Compensation Committee determined that instead of using EPS (50% weight) and ROIC (50% weight), the performance goals underlying the performance units to be granted in Fiscal 2015 would be based on Adjusted ROIC results (60% weight) and Relative Total Shareholder Return (“TSR”) (40% weight). The Committee believes the continued use of ROIC will strengthen the line of sight attributable to working capital and inventory management and that the use of Relative TSR will provide a direct alignment to increases in shareholder value relative to other manufacturing companies. The Committee believes the use of these measures will continue to support the focus on the Company’s strategic objectives, leading to greater levels of shareholder value.

The following table shows the target level LTI opportunities set for each of our NEOs under our LTI program for 2015 (which are the same LTI opportunities established for 2014 for Messrs. Simpkins, Jacko, and Dragich and which represent a reduction for Mr. Cardoso due to market and business conditions and a reduction for Mr. Tucker due to his announced retirement in December 2014):

Name	Long-Term Incentive Opportunity
Carlos M. Cardoso	$3,500,000
Frank P. Simpkins	$875,000
John R. Tucker	$250,000
John H. Jacko, Jr.	$450,000
Peter A. Dragich	$400,000

2015 Special Retention Awards

As noted above, on a limited and selective basis, we sometimes pay additional compensation to our employees in the form of special recognition, attraction or retention awards in the form of cash, equity or a combination of cash and equity. The amount of any special recognition or retention award depends on the reason it is being granted. The Compensation Committee must approve any special awards for our executives.

For Fiscal 2015, on August 18, 2014, the Compensation Committee approved special retention awards of restricted stock units to the following named executive officers with the following Long-Term Incentive Opportunity:

Name	Long-Term Incentive Opportunity
Frank P. Simpkins	$516,000
John H. Jacko, Jr.	$407,000
Peter A. Dragich	$398,400

The special restricted unit awards granted will vest at the rate of one-fourth per year over four years. Any unvested portion of a restricted unit award is forfeited if an executive voluntarily terminates employment prior to the applicable vesting date.

Stock Ownership Guidelines and Insider Trading Policy

We have adopted Stock Ownership Guidelines for directors, executives and key managers to effectively link the interests of management and our shareowners and to promote an ownership culture throughout our organization. We believe that stock should be acquired and held in quantities that encourage management to make decisions and take actions that will enhance Company performance and increase its value. These guidelines were first adopted in 1995 and are reviewed annually by the Compensation Committee at its October meeting as a standing agenda item. Employees have five years from the date they become subject to the guidelines to acquire the requisite holdings. The current guidelines are:

FY14 Multiple of Base Salary
Chief Executive Officer	5X
Top Industrial Segment Executive, Top Infrastructure Segment Executive and CFO	3X
Executive Management Council, Corporate Officers and certain Business Unit Managers	2X
Other Key Managers	1X

Shares owned outright, restricted stock and restricted units, deferred stock credits, and shares owned in benefit plans (such as a 401(k)) count toward fulfilling the ownership guidelines.

We have an insider trading policy that prohibits executives from engaging in any transaction in our stock unless that transaction has been pre-cleared and approved. Although we generally do not mandate when executives may trade, our policy strongly encourages them to trade only during established window periods, which open 1 day after our quarterly earnings release and remain open for approximately 1 1/2 months thereafter.

Our insider trading policy prohibits the hedging of Company stock by directors, executives and other key managers without the prior approval and express authorization of the Company’s General Counsel. Further, this policy also prohibits the pledging of Company stock by directors, executives and other key managers unless the General Counsel has granted an exception to the individual. An exception to this prohibition may be granted where an individual wishes to pledge Company stock as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged stock.

Employment Agreements

We have employment agreements with all of our executive officers. We have summarized the material terms of these agreements below. Mr. Cardoso’s agreement contains some modified provisions, which are identified where applicable in the summary.

General.    The agreements require our executives to devote their entire time and attention to the business and affairs of Kennametal while they are employed.

Term.    There is no predetermined term. Each executive entered into the agreement upon commencing duties as an executive officer of our Company.

Compensation.    Except as noted below, the executive officer’s base salary, size of bonus award, if any, and any other compensation for services are not specified under the agreements but rather are determined by the Compensation Committee upon the commencement of employment and assignment of the executive to a salary band. Thereafter, the Compensation Committee makes determinations regarding base salary, incentive awards, and all other components of compensation as described in this CD&A.

Non-competition/non-disclosure.    Unless we provide prior consent in writing, if an executive voluntarily terminates his employment or we terminate his or her employment for cause, then for three years after the date of termination, the executive officer cannot, in any geographic area in which Kennametal is offering its services and products: (a) directly or indirectly engage in; or (b) assist or have an active interest in; or (c) enter the employ of, or act as agent for, or advisor or consultant to, any entity which is or is about to become directly or indirectly engaged in any business that is competitive with any business of the Company or any of our subsidiaries or affiliates in which the executive is or was engaged. The non-competition provisions do not apply if we terminate an executive without cause. However, in case of termination for any reason, the executive officer cannot disclose any of our confidential or trade secret information.

Assignment of Inventions.    Each executive officer must assign to us all inventions conceived or made during his or her employment with Kennametal.

Termination.    The executive officer’s employment may be terminated by either party at any time, for any reason or no reason at all; provided, that the Company may only terminate an executive officer’s employment with the approval and authorization of the Board.

Severance.    If, with Board authorization, we involuntarily terminate an executive officer’s employment (other than Mr. Cardoso’s) prior to a change in control and not for cause, the executive is entitled to 12 months of severance in the form of salary continuation. Our executive officers are not entitled to severance under any other termination scenario outside of a change in control context.

If, with Board authorization, Mr. Cardoso’s employment is terminated by us prior to a change in control and not for cause, Mr. Cardoso is entitled to up to 24 months of severance in the form of salary continuation. Severance amounts would be offset by any salary earned by Mr. Cardoso in the event he obtains other employment during that 24-month period.

Change in Control.    Under certain circumstances, the agreements provide for payments to an executive officer if his employment is terminated after a change of control. See “Termination Conditions and Arrangements” below and the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement for a more detailed discussion.

Termination Conditions and Arrangements

In a non-change in control context, our executive employment agreements provide for severance if the executive’s employment is terminated by us without “cause.” Additional details regarding the severance provisions and potential payments to our NEOs outside of a change in control context can be found in the “Potential Payments upon Termination or Change in Control” section.

Our executive employment agreements, stock and incentive plans and certain of our retirement and post-employment plans contain change in control provisions. The change in control provisions in the executive employment agreements are applicable only for those executives that have entered into these agreements, which includes each of our NEOs. The provisions of our incentive plans and retirement plans are applicable to a broader base of our employees and include all those who participate in those plans. We include these provisions because we believe they help to align executive, Company, and shareowner interests. If we evaluate a possible trans-

action, we want our management to focus on the potential fit with our corporate goals and strategy and the creation of long-term value for our shareowners. We believe that change in control protections enable our management to consider corporate transactions objectively and to decide whether they are in the best interests of the Company and its shareowners without undue concern over whether the transactions may jeopardize future employment.

The change in control protections under our executive employment agreements only provide payments upon the occurrence of a “double trigger.” For severance benefits to be “triggered,” a change in control must take place and an executive must be involuntarily terminated by us (other than for “cause” or Disability (as defined in the employment agreements)) or must leave for “good reason” within 36 months following the change in control. For additional information concerning the change in control arrangements for our NEOs, see the “Potential Payments upon Termination or Change in Control” section of this Proxy Statement.

Elimination of partial excise tax gross-up in new agreements.    For executives joining the Company prior to May 2011, their employment agreements provide for a payment adjustment if, due to excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the executive’s net after-tax benefits are less than intended under the cash severance component described above. Executive officer employment agreements entered into after May 2011 do not provide for any partial excise tax gross-up provisions.

Recoupment of Awards and Incentive Payments

In any case where there has been an allegation of fraud or misconduct, the Board of Directors would investigate and carefully review the facts and circumstances of the alleged misconduct before determining the appropriate course of action. If, after completing its investigation, the Board were to determine that an employee or officer did engage in fraudulent behavior or misconduct, the Board would take appropriate action, which could include, among other things, termination of employment, institution of legal proceedings against the wrongdoer, or bringing the misconduct to the attention of the proper authorities. If the misconduct results in a material restatement of the Company’s financial results, then the Board, in addition to the above remedies, may also seek repayment of any bonus received for the period restated, seek repayment of gains realized as a result of exercising stock options awarded for the period restated, or cancel any outstanding stock options or other equity or incentive compensation.

The Company also incorporates restrictive covenants (prohibiting working for competitors for a period following separation from employment and disclosure of confidential or proprietary information) into the executive employment agreements, and the ERP. If the Board of Directors determines that a violation of any one of these covenants has occurred, it may, in its discretion, discontinue any future payments and/or take appropriate legal action to recoup amounts paid under these programs.

Tax, Accounting, and Regulatory Considerations

We consider the effect of tax, accounting and other regulatory requirements in designing and implementing compensation programs, and while these factors may impact plan designs, ultimately decisions reflect the pay strategy of the Company and the program intent.

Section 162(m) of the Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or any of the company’s three other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners). For 2014, the payout of annual bonuses under the Prime Bonus Plan and LTI awards, if any, were intended to satisfy the requirements for deductible compensation. Our Compensation Committee or Board also may provide incentive compensation that is not “performance-based” for purposes of Section 162(m) and therefore not deductible for federal income tax purposes to the extent that non-deductible compensation is in excess of the $1 million limitation.

Tools and Analytics

The Compensation Committee utilizes various tools and analytics provided by both Pay Governance and our internal management and human resources personnel to execute its duties. These tools and analyses provide internal and external context and perspective to assist the Compensation Committee with its decision making process. The Compensation Committee reviews and considers the following information, as appropriate, when making compensation decisions:

•	Total compensation tally sheets and pay histories for the CEO and executive officers

•	CEO and executive officer competitive assessments for all elements of pay

•	Realizable pay-for-performance and value sharing assessments versus our peer group

•	Dilution and share utilization assessments, projections and comparisons

•	Equity expense comparisons versus our peer group

•	Incentive design and vehicle prevalence analyses

•	Internal goal setting and achievement analyses

•	Compensation policy and practices risk assessment

•	Executive retention analyses

•	Annual and long-term incentive plan performance and progress updates

•	Executive perquisite prevalence analyses

•	Other ad hoc analyses performed at the Compensation Committee’s direction

The information above is reviewed either annually or by special request of the Compensation Committee.

Compensation for Non-Employee Directors

The Nominating/Corporate Governance Committee has responsibility for the review and oversight of non-employee director compensation. The role of the Nominating/Corporate Governance Committee in this context is explained in further detail in the “Ethics and Corporate Governance” section of this Proxy Statement. The compensation of non-employee directors in 2014 is described more fully in the “Board of Directors Compensation and Benefits” section of this Proxy Statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (“we” or “the committee”) recommends an overall compensation policy to the Board, has direct responsibility for matters relating to compensation of the executive officers, advises the Board regarding management succession, and administers the Company’s equity compensation plans and deferred compensation plans. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based on that review, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Compensation Committee

William R. Newlin, Chair

Ronald M. DeFeo

Philip A. Dur

William J. Harvey

Lawrence W. Stranghoener

Steven H. Wunning

ANALYSIS OF RISK INHERENT IN OUR COMPENSATION POLICIES AND PRACTICES

During 2014, the Compensation Committee directed our management to work with Pay Governance, to conduct a risk assessment of all of our compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model. Based upon that review and a review by management of the Company’s internal controls, the Compensation Committee has concluded that the Company’s compensation programs do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee based its conclusion on a variety of factors, including the following specific aspects of the Company’s compensation practices:

•	The Prime Bonus Plan is based on balanced performance metrics that promote disciplined progress towards longer-term Company goals;

•	We do not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company and shareowner value;

•

At the senior management and executive levels, our compensation programs are weighted towards offering long-term incentives that reward sustainable performance, especially when considering our share ownership guidelines and vesting requirements; and

•

All of our compensation awards are capped at reasonable and sustainable levels, as determined by a review of our economic position and prospects, as well as the compensation offered within our peer group and by comparable companies.

Executive Compensation Tables

The tables and discussion below show the compensation paid to our NEOs for Fiscal 2014.

Summary Compensation Table (2014, 2013, 2012)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Carlos M. Cardoso	2014	997,917	0	2,694,992	1,056,050	443,700	749,381	38,024	5,980,064
Chairman, President and	2013	971,750	0	2,695,023	1,274,671	149,468	664,994	39,046	5,794,952
Chief Executive Officer	2012	933,000	0	2,694,989	1,231,676	1,249,092	591,436	42,696	6,742,889
Frank P. Simpkins	2014	500,083	125,000	612,504	240,008	125,576	261,397	38,038	1,902,606
Vice President and Chief	2013	488,333	0	560,002	264,868	28,775	186,036	39,741	1,567,755
Financial Officer	2012	468,333	0	560,023	255,933	450,213	232,112	43,952	2,010,566
John R. Tucker	2014	444,042	0	349,977	137,149	111,414	381,007	39,669	1,463,258
Vice President and	2013	437,917	0	349,992	165,543	25,780	396,273	41,447	1,416,952
President, Business Groups	2012	423,833	0	349,966	159,955	397,937	314,061	46,886	1,692,638
John H. Jacko, Jr.	2014	396,083	0	314,961	123,430	72,973	218,442	38,679	1,164,568
Vice President and Chief	2013	385,083	0	297,499	140,708	16,623	189,674	38,267	1,067,854
Marketing Officer	2012	375,000	0	297,500	135,967	259,236	159,883	42,595	1,270,181
Peter A. Dragich	2014	318,708	0	279,990	109,725	74,525	92,625	81,335	956,908
Vice President ISCL	2013
	2012

Notes and Supplemental Tables to the Summary Compensation Table –

(1)

These amounts reflect the aggregate grant date fair value of stock awards granted in the fiscal years noted calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures). Please refer to Note 16 to the financial statements included in Kennametal’s Annual Report on Form 10-K for 2014 for a discussion of additional assumptions used in calculating grant date fair value. The amounts included in this column for Fiscal 2014 include restricted unit awards and performance unit awards. The values included for such performance unit awards reflect the payout of such awards at target. If these awards were to be paid out at the maximum amount, the value of these awards for Messrs. Cardoso, Simpkins, Tucker, Jacko and Dragich would be $3,850,014, $875,034, $499,992, $449,958 and $400,014 respectively. For information with respect to the individual restricted unit awards and performance unit awards made for Fiscal 2014, please see the 2014 Grants of Plan-Based Awards Table.

(2)

These amounts reflect the aggregate grant date fair value of option awards granted in the fiscal years noted calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures). Please refer to Note 16 to the financial statements included in Kennametal’s Annual Report on Form 10-K for 2014 for a discussion of additional assumptions used in calculating grant date fair value.

(3)

These amounts are cash payments earned by the NEOs under the Prime Bonus Program, which is discussed in further detail in the CD&A section of this Proxy Statement. For Mr. Cardoso, the dollar amount reported in this column for 2014 includes $334,200 paid as Component (1) of his award (relating to the Company’s performance) and $109,500 paid as Component (2) of his award (relating to his individual performance goals).

(4)

These amounts reflect the aggregate increase in the actuarial present value of the NEO’s accumulated benefits under all pension plans established by us. The total expressed for each NEO includes amounts that the NEO may not currently be entitled to receive because those amounts are not vested. Pension plans for which amounts may be included are the RIP and the ERP, as applicable to the individual. Please refer to the discussion following the 2014 Pension Benefits Table for a more detailed description of the RIP and the ERP. We do not provide preferential or above-market earnings on deferred compensation.

(5)	The following table describes each component of the All Other Compensation column:

Supplemental Table to the Summary Compensation Table

Name	Perq./ Other Benefits (a)	Contributions to Thrift Plus Plan (b)	Life Insurance (c)	Total
Carlos M. Cardoso	20,000	15,600	2,424	38,024
Frank P. Simpkins	20,000	17,062	977	38,039
John R. Tucker	20,000	14,787	4,881	39,668
John H. Jacko, Jr.	20,000	16,498	2,181	38,679
Peter A. Dragich	61,366	17,097	2,871	81,334

(a)

This column includes the $20,000 perquisite allowance provided by the Company to the NEOs, made up of the first $10,000 installment paid in December 2013 and the second $10,000 installment paid in June 2014. For Mr. Dragich, the amount included in this column also includes moving expenses in the amount of $41,366.

(b)	This column includes our contributions on behalf of the NEO under the TPP. Please see the discussion included in the “Retirement Plans” section of the CD&A for more details about the TPP.

(c)

This column includes income imputed to the NEOs based upon premiums paid by us to secure and maintain a term life insurance policy for the NEO while such person remains an active employee of the Company.

2014 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	All Other Option Awards: Number of Securities Underlying Options(5) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6) ($)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Carlos M. Cardoso		500,000		1,000,000		2,000,000
		24,429	(2)	200,000	(2)	200,000	(2)
	8/1/2013											76,592		1,056,050
	8/1/2013										17,020			769,985
	8/1/2013							21,276	42,551	85,102			45.24	1,925,007
Frank P. Simpkins		187,875		375,750		751,500
	8/1/2013											17,407		240,008
	8/1/2013										3,868			174,988
	8/1/2013							4,836	9,671	19,342			45.24	437,517
John R. Tucker		166,688		333,375		666,750
	8/1/2013											9,947		137,149
	8/1/2013										2,210			99,980
	8/1/2013							2,763	5,526	11,052			45.24	249,996
John H. Jacko, Jr.		109,175		218,350		436,700
	8/1/2013											8,952		123,430
	8/1/2013										1,989			89,983
	8/1/2013							2,487	4,973	9,946			45.24	224,979
Peter A. Dragich		87,863		175,725		351,450
	8/1/2013											7,958		109,725
	8/1/2013										1,768			79,984
	8/1/2013							2,211	4,421	8,842			45.24	200,007

Notes and Supplemental Tables to the 2014 Grants of Plan-Based Awards Table

(1)

These columns reflect the possible payouts under the Prime Bonus Plan, which is described more fully in the “Annual Incentives” section of the CD&A. The amounts presented in these columns reflect the amounts that could have been earned for 2014 based upon the level of achievement of the performance goals underlying such awards. Actual Prime Bonuses earned for 2014 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

This row reflects the portion of Mr. Cardoso’s annual cash incentive award granted under the Prime Bonus Plan, which is based on Mr. Cardoso’s individual performance, including his achievement of certain strategic and operational goals (as described in the “Annual Incentives” section of the CD&A).

(3)

These columns reflect the performance unit awards granted in August 2013 under the 2010 Plan. The amounts presented in these columns reflect the number of shares of our capital stock which could be earned over the course of the applicable performance period based upon the level of achievement of the performance goals underlying such awards. A description of our performance units is set forth in the “Long-Term Incentives” section of the CD&A.

(4)

This column reflects the number of restricted units awarded to the NEOs in August 2013 under the 2010 Plan. A description of our restricted units is set forth in the “Long-Term Incentives” section of the CD&A.

(5)

This column reflects the number of shares underlying the stock options awarded to the NEOs in August 2013 under the 2010 Plan. A description of the stock option awards is set forth in the “Long-Term Incentives” section of the CD&A.

(6)

The amounts reported in this column represent the grant date fair value of each equity-based award as determined pursuant to FASB ASC Topic 718 (disregarding any estimates of forfeitures). Please refer to Note 16 to the financial statements included in Kennametal’s Annual Report on Form 10-K for 2014 for a discussion of additional assumptions used in calculating grant date fair value. The values reported in this column for the performance unit awards granted in August 2013 were calculated at target.

Outstanding Equity Awards at Fiscal Year End 2014

		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Carlos M. Cardoso	8/1/2007	50,770	0	38.99	8/1/2017
	8/1/2008	66,937	0	29.60	8/1/2018
	8/1/2010	90,300	30,101	26.89	8/1/2020
	8/1/2011	44,491	44,492	38.95	8/1/2021
	8/1/2012	23,571	70,715	36.76	8/1/2022
	8/1/2013	0	76,592	45.24	8/1/2023
						8/1/2010	(a)	6,694	309,798
						8/1/2011	(a)	9,885	457,478
						8/1/2011	(b)	15,469	715,905
						8/1/2012	(a)	15,711	727,105
						8/1/2012	(b)	0	0	17,457	807,910
						8/1/2013	(a)	17,020	787,686
						8/1/2013	(b)	10,013	463,402	28,368	1,312,871
Totals		276,069	221,900					74,792	3,461,374	45,825	2,120,781
Frank P. Simpkins	8/1/2007	18,462	0	38.99	8/1/2017
	8/1/2008	24,341	0	29.60	8/1/2018
	8/1/2009	33,520	0	21.48	8/1/2019
	8/1/2010	20,067	6,689	26.89	8/1/2020
	8/1/2011	9,245	9,245	38.95	8/1/2021
	8/1/2012	4,898	14,694	36.76	8/1/2022
	8/1/2013	0	17,407	45.24	8/1/2023
						8/1/2010	(a)	1,488	68,865
						8/1/2011	(a)	2,054	95,059
						8/1/2011	(b)	3,214	148,744
						8/1/2012	(a)	3,265	151,104
						8/1/2012	(b)	0	0	3,628	167,904
						8/1/2013	(a)	3,868	179,011
						8/1/2013	(b)	2,275	105,287	6,448	298,413
Totals		110,533	48,035					16,164	748,070	10,076	466,317
John R. Tucker	8/1/2009	3,405	0	21.48	8/1/2019
	8/1/2010	8,152	2,718	26.89	8/1/2020
	8/1/2011	5,778	5,778	38.95	8/1/2021
	8/1/2012	3,061	9,184	36.76	8/1/2022
	8/1/2013	0	9,947	45.24	8/1/2023
						8/1/2010	(a)	605	27,999
						8/1/2011	(a)	1,284	59,424
						8/1/2011	(b)	2,009	92,977
						8/1/2012	(a)	2,040	94,411
						8/1/2012	(b)	0	0	2,268	104,963
						8/1/2013	(a)	2,210	102,279
						8/1/2013	(b)	1,300	60,164	3,684	170,496
Totals		20,396	27,627					9,448	437,254	5,952	275,459
John H. Jacko, Jr.	3/5/2007	44,000	0	30.53	3/5/2017
	8/1/2007	7,500	0	38.99	8/1/2017
	8/1/2008	19,777	0	29.60	8/1/2018
	8/1/2010	8,152	2,718	26.89	8/1/2020
	8/1/2011	4,911	4,912	38.95	8/1/2021
	8/1/2012	2,602	7,806	36.76	8/1/2022
	8/1/2013	0	8,952	45.24	8/1/2023
						8/1/2010	(a)	605	27,999
						8/1/2011	(a)	1,091	50,491
						8/1/2011	(b)	1,707	79,000
						8/1/2012	(a)	1,734	80,250
						8/1/2012	(b)	0	0	1,928	89,228
						8/1/2013	(a)	1,989	92,051
						8/1/2013	(b)	1,170	54,148	3,316	153,464
Totals		86,942	24,388					8,296	383,939	5,244	242,692
Peter A. Dragich	8/1/2013	0	7,958	45.24	8/1/2023
						11/1/2012		5,406	250,190
						8/1/2013	(a)	1,768	81,823
						8/1/2013	(b)	1,040	48,131	2,948	136,433
Totals		0	7,958					8,214	380,144	2,948	136,433

Notes and Supplemental Tables to “Outstanding Equity Awards at Fiscal Year 2014 End” Table

(1)	Vesting Information:

Grant Date	Vesting Schedule

8/1/2010	The restricted unit awards and stock option awards granted on this date vest 25% each year over four years beginning on the first anniversary of the grant date.

8/1/2011	(a) The restricted unit awards and stock option awards granted on this date vest 25% each year over four years beginning on the first anniversary of the grant date.

(b) The performance unit awards granted on this date are subject to annual performance conditions and may be earned 1/3 each year over a three year period if the performance conditions for each particular year are satisfied. The performance conditions underlying Year 1 (Fiscal 2012) of the performance period for these awards were deemed earned by the Compensation Committee as of June 30, 2012. The threshold performance conditions underlying Year 2 (Fiscal 2013) and Year 3 (Fiscal 2014) of the performance period for these awards were not achieved and therefore no performance units were earned for that year. Performance units that are deemed earned for any given fiscal year remain subject to an additional service condition that requires the executive to be employed by us through the payment date following the 3-year performance period. The number of performance units which have been deemed earned under these awards by the Compensation Committee (but remain unvested) are reported in the “Number of Shares or Units of Stock That Have Not Vested” column.

8/1/2012	(a) The restricted unit awards and stock option awards granted on this date vest 25% each year over four years beginning on the first anniversary of the grant date.

(b) The performance unit awards granted on this date are subject to annual performance conditions and may be earned 1/3 each year over a three year period if the performance conditions for each particular year are satisfied. The threshold performance conditions underlying Year 1 (Fiscal 2013) and Year 2 (Fiscal 2014) of the performance period for these awards were not achieved and therefore no performance units were earned for those years . The number of performance units which remain subject to performance conditions (for Fiscal 2015) have been included in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That have Not Vested” column based on the threshold amount that may be earned. In the event that the performance conditions are not met for Fiscal 2015 (similar to Fiscal 2013 and Fiscal 2014), then no performance units will be earned for Fiscal 2015.

8/1/2013	(a) The restricted unit awards and stock option awards granted on this date vest 25% each year over four years beginning on the first anniversary of the grant date.

(b) The performance unit awards granted on this date are subject to annual performance conditions and may be earned 1/3 each year over a three year period if the performance conditions for each particular year are satisfied. The performance conditions underlying Year 1 (Fiscal 2014) of the performance period for these awards were deemed earned by the Compensation Committee as of June 30, 2014. Performance units that are deemed earned for any given fiscal year remain subject to an additional service condition that requires the executive to be employed by us through the payment date following the 3-year performance period. The number of performance units which have been deemed earned but remain unvested are reported in the “Number of Shares or Units of Stock That Have Not Vested” column. The number of performance units which remain subject to performance conditions have been included in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That have Not Vested” column (based on achieving target performance goals).

(2)	Market value is calculated using the closing price of our common stock on June 30, 2014 ($46.28).

Option Exercises and Stock Vested In 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)(3)
Carlos M. Cardoso	172,577	3,230,094	111,243	5,032,633
Frank P. Simpkins	32,798	599,195	25,297	1,144,436
John R. Tucker			10,739	485,832
John H. Jacko, Jr.	3,405	80,146	10,541	476,875
Peter A. Dragich			2,702	124,562

Notes and Supplemental Tables to Option Exercises and Stock Vested in 2014 Table

(1)	These values represent the difference between the market price of the underlying shares at exercise and the exercise price of the options multiplied by the number of shares acquired on exercise.

(2)

These values represent the aggregate dollar amount realized upon vesting. The value is calculated by multiplying the number of shares of stock that vested by the market value of the shares on the vesting date.

(3)

In connection with the vesting of restricted stock/unit awards, our NEOs surrendered shares to satisfy tax withholding requirements, which reduced the actual value they received upon vesting. The number of shares surrendered and the corresponding value of those shares is shown below.

Name	Number of Shares Surrendered for Tax Withholding	Value of Shares Surrendered ($)
Carlos M. Cardoso	51,000	2,307,240
Frank P. Simpkins	11,658	527,408
John R. Tucker	4,713	213,216
John H. Jacko, Jr.	4,667	211,135
Peter A. Dragich	823	37,940

The following table shows benefits our NEOs are entitled to under our retirement programs, which are described more fully in the narrative that follows and in the CD&A section of this Proxy Statement.

2014 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Carlos M. Cardoso	RIP	0.7	25,932	—
	ERP	11.2	5,133,051	—
Frank P. Simpkins	RIP	8.2	148,022	—
	ERP	15.7	1,965,129	—
John R. Tucker	RIP	N/A	N/A	—
	ERP	5.8	1,642,437	—
John H. Jacko, Jr.	RIP	N/A	N/A	—
	ERP	7.3	1,098,255	—
Peter A. Dragich	RIP	N/A	N/A	—
	ERP	1.7	152,687	—

Notes to 2014 Pension Benefits Table

(1)

The accumulated benefit is based on the NEO’s historical compensation, length of service, the plan’s provisions, and applicable statutory and regulatory requirements. The present value has been calculated assuming the NEO will remain in service until age 65 for the RIP and 62 for the ERP. The actual amount of Mr. Cardoso’ benefit at retirement on December 31, 2014, may differ from the amounts included above due to his age at retirement. Vesting schedules under the plans are disregarded for purposes of these calculations. Refer to note 13 to the financial statements in Kennametal’s 2013 Annual Report for a discussion of additional assumptions used in calculating the present value.

Retirement Programs

Qualified Defined Benefits Plan.    The Kennametal Retirement Income Plan is a qualified defined benefit plan that provides monthly retirement benefits to eligible employees. On October 28, 2003, the Board of Directors approved amendments to the RIP which became effective on December 31, 2003. Effective January 1, 2004, no new non-union employees were eligible for participation in the RIP. Additionally, benefits under the RIP were “frozen,” meaning that they did not continue to accrue after December 31, 2003, for participants who did not meet specified age and service criteria. Certain participants were “grandfathered” and continued their participation in the RIP after December 31, 2003. (Grandfathered participants were those who, as of December 31, 2003, were either (a) age 45 with 20 years of continuous service; or (b) age 50 with 5 years of continuous service.) Neither Mr. Jacko nor Mr. Tucker participated in the RIP. None of our other NEOs met the criteria for continuation; therefore, their benefit accruals under the RIP were frozen as of January 1, 2004.

Qualified Defined Contribution Plan.    The TPP is a defined contribution plan that the Company established to encourage investment and savings for eligible Kennametal employees and employees of certain subsidiaries. Eligible employees may elect to contribute a portion of their salary to the plans, and the Company may match 50% of employee contributions up to 6% of base salary. Matching contributions can be in the form of cash or Kennametal stock.

Beginning January 1, 2004, for each employee whose benefit accrual under the RIP was frozen as of December 31, 2003, the Company: (a) makes a contribution to the employee’s TPP account in an amount equal to 3% of the employee’s eligible compensation (salary and, if applicable, bonus) (this contribution may be in the form of Kennametal stock or cash); and (b) may make an annual discretionary cash contribution of up to 3% of eligible compensation based on the Company’s overall performance for the fiscal year. The employee contributions, Company contributions and earnings thereon are invested and ultimately paid out in accordance with elections made by the participant. See the Summary Compensation Table and accompanying notes for more information about Company contributions to the NEOs.

Non-Qualified Plans.    Our ERP, a non-qualified retirement plan, provides a formula-based benefit to our NEOs that is payable on a lump sum basis. The amount of the benefit is based upon an executive’s accrued benefit percentage (which varies by age) and compensation (base salary together with Prime Bonus target awards averaged for the three most recent fiscal years). ERP benefits vest once an executive’s accrued benefit percentage reaches 150%. If an executive terminates employment prior to reaching age 62, then the accrued benefit percentage is reduced to reflect the accrued benefit percentage that was applicable to the executive two years prior to the date of termination.

EQUITY COMPENSATION PLANS

Our equity compensation plans are summarized below. Grant practices and related information are generally described in the CD&A section of this Proxy Statement.

Kennametal Inc. Stock and Incentive Plan of 2010 (as Amended and Restated October 22, 2013).    The A/R 2010 Plan, a shareowner approved plan, provides for the granting of nonstatutory and incentive stock options, incentive bonus awards, performance share awards, performance unit awards, restricted stock awards, restricted unit awards, stock appreciation rights, share awards, stock unit awards and other share-based awards. The aggregate number of shares available for issuance under the A/R 2010 Plan is currently 9,500,000 plus shares added to the A/R 2010 Plan from the “Prior Stock Plans” in accordance with the terms of the A/R 2010 Plan.

The “Prior Stock Plans” consist of the Kennametal Inc. Stock Option and Incentive Plan of 1996 (the “1996 Plan”), the Kennametal Inc. 1999 Stock Plan (the “1999 Stock Plan”), the Kennametal Inc. Stock Option and Incentive Plan of 1999 (the “1999 Plan”), and the 2002 Plan. The 1996 Plan, the 1999 Plan and the 2002 Plan were shareowner approved plans that provided for the granting of nonstatutory and incentive stock options and certain share awards. The 1999 Stock Plan was a non-shareowner approved plan that provided for the granting of nonstatutory stock options and certain share awards. The 1999 Stock Plan was implemented in connection with the hiring of new employees and was not submitted for shareowner approval because at that time the NYSE permitted the listing of shares under non-shareowner approved plans for stock awards to new employees and other limited circumstances.

Although options and restricted units are outstanding under the 2002 Plan, no further awards may be made under this plan. There are no awards outstanding under the other Prior Stock Plans and no further awards may be made under these plans.

The Performance Bonus Stock Plan of 1995, as amended and restated on December 30, 2008 (the “Bonus Stock Plan”) provided for the issuance of not more than 1,500,000 shares. The Bonus Stock Plan permits certain persons (including management and/or senior executives of the Company or its subsidiaries) who participate in the Kennametal Inc. Management Performance Bonus Plan, as amended, and certain other performance-based bonus compensation plans to (i) elect to receive shares of the Company’s capital stock in lieu of all or any portion of cash bonus compensation owed to such person, and/or (ii) elect to have stock credits, in lieu of all or any portion of cash bonus compensation owed to such person, credited to an account established for such person by the Company. It is noted that although the Bonus Stock Plan allows for both of the aforementioned options, the Company currently only offers participants the option to elect stock credits. Pursuant to the Bonus Stock Plan, the number of shares or stock credits to be distributed to a participant under the Bonus Stock Plan is equal to the number of shares of the Company’s capital stock that could have otherwise been purchased with the amount of cash bonus compensation that the participant elected to defer based on the fair market value of the Company’s capital stock on the date that the cash bonus compensation would have otherwise been paid to such person.

The Directors Stock Incentive Plan, which is a non-shareowner approved plan, provides for the issuance of not more than 400,000 shares. The plan allows any non-employee director to elect to receive shares of our capital stock in lieu of all or a portion of any Board or committee compensation that is otherwise payable to such non-employee director in any plan year or to receive stock credits for any Board or committee compensation that is deferred for any plan year pursuant to the Deferred Fee Plan.

The following table sets forth information about our equity compensation plans as of June 30, 2014.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights A(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights B(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) C
Equity compensation plans approved by shareowners(3)	3,269,749	$33.95	7,796,948
Equity compensation plans not approved by shareowners(4)	149,995	—	93,019
TOTAL	3,419,744	$33.95	7,889,966

(1)

This column also includes stock credits issued under the Bonus Stock Plan and Directors Stock Incentive Plan, restricted units granted under the 2002 Plan and the 2010 Plan, performance units granted at target under the 2002 Plan and the 2010 Plan, which are then adjusted from target to units deemed earned based on the results of the annual performance period. For a description of the stock credits issued under the Bonus Plan see “Equity Compensation Plans” above. For a description of the stock credits issued under the Directors Stock Incentive Plan, see “Equity Compensation Plans” above and “Board of Directors Compensation and Benefits — Overview of Director Compensation — Directors Stock Incentive Plan.” For a description of the restricted units and performance units issued under the 2002 Plan and the 2010 Plan, see the CD&A section of this Proxy Statement.

(2)

The calculations of the weighted average exercise prices shown in this column do not include stock credits issued under the Bonus Stock Plan or the Directors Stock Incentive Plan, restricted units issued under the 2002 Plan and the 2010 Plan or performance units issued under the 2002 Plan and the 2010 Plan.

(3)

This row includes information related to (i) the 2002 Plan; (ii) the 2010 Plan; (iii) the A/R 2010 Plan; and (iv) the Bonus Stock Plan. As noted above, no further grants may be made from the 2002 Plan. As of June 30, 2014, the number of securities available for future issuance under the A/R 2010 Plan, other than upon the exercise of options, warrants or rights was 7,689,483, of which 4,309,206 can be granted as full value awards. The number of shares available for future issuance under the Bonus Stock Plan is 172,838.

(4)	This row includes information related to the Directors Stock Incentive Plan. For a description of the Directors Stock Incentive Plan, see “Equity Compensation Plans” above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In certain circumstances, our Amended and Restated Officer’s Employment Agreement (the “Employment Agreement”) provides for post-termination payments to our NEOs upon termination of employment and/or in the event of a change in control. The material provisions of the Employment Agreement are described in the CD&A section of this Proxy Statement. Under the Employment Agreement, the amount a NEO would receive upon termination of his employment depends on the reason for his termination and whether the termination is in connection with a change in control. Our stock and incentive plans and programs, and certain of our retirement plans also include change in control provisions. The following discussion explains the effects of termination, both within and outside of the context of a change in control, under the Employment Agreement, our stock and incentive plans and programs, and our applicable retirement plans.

Termination of Employment — Outside of a Change in Control

Termination Provisions under the Employment Agreement

Select definitions.    The terms set forth below generally have the following meanings under the Employment Agreement and as used in this discussion:

“Change in Control” — means a change in control transaction of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended. Transactions that would be deemed a Change in Control include:

•	A merger with any other corporation or entity other than one in which we own all of the outstanding equity interests;

•	A sale of all or substantially all of our assets; and

•

The acquisition of 25% or more of the outstanding shares of Kennametal or the voting power of the outstanding voting securities of Kennametal together with or followed by a change in our Board’s composition such that a majority of the Board’s members does not include those who were members at the date of the acquisition or members whose election or nomination was approved by a majority of directors who were on the Board prior to the date of the acquisition.

“Cause” — generally means that the executive: (a) is guilty of malfeasance, willful misconduct or gross negligence in the performance of his duties; or (b) has not made his services available to Kennametal on a full-time basis; or (c) has breached the non-competition provisions of the Employment Agreement.

“Date of Termination” — generally means: (a) if executive’s employment is terminated due to his death or retirement, the date of death or retirement, respectively; or (b) if executive’s employment is terminated for any other reason, the date on which the termination becomes effective as stated in the written notice of termination given to or by the executive.

“Good Reason” — generally means the occurrence of any of the following at or after a Change in Control: (a) a material diminution of responsibilities or such executive’s reporting responsibilities, titles or offices, as in effect immediately prior to a Change in Control; (b) a material reduction in base salary as in effect immediately prior to any Change in Control; (c) failure to provide comparable levels of incentive compensation; (d) a material reduction in benefit programs; (e) failure to obtain the assumption of the Employment Agreement by any successor Company; (f) the relocation of the executive to a facility more than 50 miles from present location; or (g) any purported termination of the executive by Kennametal, which is not for Cause or as a result of the executive’s death.

Cash Severance.    We do not pay severance to any executive officer whose employment is terminated by us for Cause or who voluntarily terminates his employment. If we terminate a NEO’s employment prior to a Change in Control and without “Cause,” the NEO becomes entitled to the following:

•

For Mr. Cardoso — A continuation of base salary for up to 24 months as severance pay, in addition to all amounts due him at the Date of Termination (as defined in his employment agreement). Severance amounts would be offset by any salary earned by Mr. Cardoso in the event he obtains other employment during the 24-month period. Any severance pay will be paid in substantially equal installments, no less frequently than monthly, in accordance with the Company’s established payroll policies and practices as in effect on the Date of Termination beginning on the first normal pay date thereafter; provided, however, any payments that Mr. Cardoso would be entitled to during the first six months following the Date of Termination will be delayed and accumulated and paid on the first day of the seventh month following his Date of Termination (or, if earlier, the date of his death).

•

For Messrs. Simpkins, Tucker, Jacko and Dragich — A continuation of base salary for 12 months as severance pay, in addition to all amounts due them at the Date of Termination (as defined in their employment agreement). Any severance pay will be paid in substantially equal installments, no less frequently than monthly, in accordance with the Company’s established payroll policies and practices as in effect on the Date of Termination beginning on the first normal pay date thereafter or, if later, the date such executive’s release becomes effective and irrevocable (with an aggregate initial installment representing the total amount due as if severance payments commenced on the normal pay date immediately following the executive’s Date of Termination).

•	For all NEOs —

—	Severance amounts are payable in accordance with our established payroll policies.

—	We may discontinue severance payments if we determine the executive has violated any provision of the Employment Agreement (including the three-year non-competition provision).

—	Executives are not entitled to severance under any termination scenario other than a termination by us without “Cause” prior to a Change in Control.

Termination Provisions Under Our Equity Compensation Plans and Programs

We provide equity-based (LTI) and, in the past, have provided cash-based (Cash LTIP) long-term incentive awards for executives. (Please see the discussion in the CD&A section of this Proxy Statement for further details of these programs.) LTI awards are granted under the A/R 2010 Plan; however, certain of our NEOs also have restricted stock or stock option awards that are outstanding under the 2002 Plan and the 2010 Plan, before the A/R 2010 Plan was adopted.

2002 Plan — The 2002 Plan does not provide for additional benefits in the event of termination of employment except in the case of death, disability and retirement.

•	Death and Disability:

—

Stock Option Awards — All options become fully vested and exercisable in full as of the date the awardee’s employment is terminated, with such options being exercisable for a period the lesser of three years or the remaining original option term.

—

Restricted Stock Awards and Restricted Unit Awards — All unvested restricted shares and restricted units become fully vested and all restrictions lapse as of the date of the awardee’s employment is terminated.

—

Performance Unit Awards — In the event an awardee’s employment is terminated during the performance period on account of death or disability, the service condition applicable to such awards will be waived. For completed fiscal years, the awardee will be entitled to receive payment for any performance units that have been earned based on the achievement of the performance conditions applicable to such fiscal year. For fiscal years not completed, the performance conditions will be deemed to have been achieved at the target level and the awardee will be deemed to have earned for each such fiscal year a number of performance units that were able to be earned for such fiscal year at the target level. In the event an awardee’s employment is terminated during the period between the end of the performance period and the payment date on account of death or disability, the service condition applicable to the award will be waived and the awardee will be entitled to receive payment for any performance units that have been earned based on the achievement of the performance conditions prior to the date of death or disability (as described in this section).

•	Retirement:

—

Stock Option Awards — Unvested stock options continue to vest in accordance with their original vesting schedule for a two-year period following termination, with such options being exercisable for a period following termination of the lesser of three years or the remaining original option term. Any remaining unvested stock options are forfeited after the expiration of the two-year period.

—

Restricted Stock Awards and Restricted Unit Awards — All unvested restricted shares and restricted units become fully vested and all restrictions lapse as of the date of the awardee’s employment is terminated.

—

Performance Unit Awards — In the event a retirement eligible awardee’s employment is terminated on account of retirement during the performance period, the amount of a performance unit award to be paid, if any, will be determined as follows. For completed fiscal years, the awardee will be entitled to receive payment for any performance units that have been earned based on the achievement of the performance conditions applicable to such fiscal year. For the fiscal year in which the termination occurs, the awardee will be entitled to receive a pro rata portion of the performance units that have been earned based on the ratio of the number of months the awardee was employed during the performance period to the total number of months in the performance period. All other performance units granted under the award, including performance units that could have been earned for fiscal years after the fiscal year in which the termination occurred, will be cancelled and forfeited without payment by the Company.

•

Non-Competition Provisions in the 2002 Plan:    Under the 2002 Plan, the right to exercise a stock option or vest in any restricted shares or restricted units is conditioned on compliance with certain non-competition provisions during employment and for two years after employment ends. Further, if the NEO received or is entitled to the delivery or vesting of stock during the last 12 months of employment or during the 24 months following termination, the Board of Directors may require the executive to forfeit the shares if it deems the executive engaged in Injurious Conduct (as defined in the plan documents).

A/R 2010 Plan — The A/R 2010 Plan does not provide for additional benefits in the event of termination of employment except in the case of death, disability and retirement.

•	Death and Disability:

—

Stock Option Awards — all options become fully vested and exercisable in full as of the date the awardee’s employment is terminated, with such options being exercisable for a period the lesser of three years or the remaining original option term.

—

Restricted Stock Awards and Restricted Unit Awards — all unvested restricted shares and restricted units become fully vested and all restrictions lapse as of the date of the awardee’s employment is terminated.

—

Performance Unit Awards — In the event an awardee’s employment is terminated during the performance period on account of death or disability, the service condition applicable to such awards will be waived. For completed fiscal years, the awardee will be entitled to receive payment for any performance units that have been earned based on the achievement of the performance conditions applicable to such fiscal year. For fiscal years not completed, the performance conditions will be deemed to have been achieved at the target level and the awardee will be deemed to have earned for each such fiscal year a number of performance units that were able to be earned for such fiscal year at the target level. In the event an awardee’s employment is terminated during the period between the end of the performance period and the payment date on account of death or disability, the service condition applicable to the award will be waived and the awardee will be entitled to receive payment for any performance units that have been earned based on the achievement of the performance conditions prior to the date of death or disability (as described in this section).

•	Retirement:

—

Stock Option Awards — all options become fully vested and exercisable in full as of the date the awardee’s employment is terminated, with such options being exercisable for a period the lesser of three years or the remaining original option term.

—

Restricted Stock Awards and Restricted Unit Awards — all unvested restricted shares and restricted units become fully vested and all restrictions lapse as of the date of the awardee’s employment is terminated.

—

Performance Unit Awards — In the event a retirement eligible awardee’s employment is terminated on account of retirement during the performance period, the amount of a performance unit award to be paid, if any, will be determined as follows. For completed fiscal years, the awardee will be entitled to receive payment for any performance units that have been earned based on the achievement of the performance conditions applicable to such fiscal year. For the fiscal year in which the termination occurs, the awardee will be entitled to receive a pro rata portion of the performance units that have been earned based on the ratio of the number of complete months the awardee was employed during the performance period to the total number of months in the performance period. All other performance units granted under the award, including performance units that could have been earned for fiscal years after the fiscal year in which the termination occurred, will be cancelled and forfeited without payment by the Company.

•

Non-Competition Provisions in the A/R 2010 Plan:    Under the A/R 2010 Plan, the right to exercise a stock option or vest in any restricted shares, restricted units or performance units is conditioned on compliance with certain non-competition provisions during employment and for two years after employment ends. Further, if the NEO received or is entitled to the delivery or vesting of stock during the last 12 months of employment or during the 24 months following termination, the Board of Directors may require the executive to forfeit the shares if it deems the executive engaged in Injurious Conduct (as defined in the plan documents).

Termination Provisions Under Certain of Our Retirement Plans

We maintain various retirement programs including the RIP, the TPP (a 401(k) plan) and the ERP. (Please see the discussion of “Retirement Plans” in the CD&A section for additional details regarding these retirement programs.) Not all executive officers participate in each plan. There are no additional benefits provided to the NEOs in the event of a termination of employment prior to a Change in Control. The right to receive benefits under the ERP are conditioned on certain non-competition and non-solicitation provisions applicable during employment and for the three-year period following termination. If the Compensation Committee determines that a violation of the provisions has occurred and the violation is not corrected within the allotted time, the executive forfeits any right to future payments under the ERP. The Committee is authorized to take legal action to recover benefits that have already been paid.

Termination of Employment — In Connection with a Change in Control

Termination Provisions under the Employment Agreement — Change in Control

Cash severance pay.    If a NEO’s employment is terminated upon a Change in Control or within three years after a Change in Control, either by the executive for Good Reason or by the employer other than for Cause or disability, the executive will receive in cash as severance pay an amount equal to the product of:

(i)  the lesser of:

(x) 2 and eight tenths (2.8),

(y) a number equal to the number of calendar months remaining from the Date of Termination to the executive’s retirement date (defined in the Employment Agreement), divided by twelve (12), or

(z) a number equal to the product obtained by multiplying thirty-six (36) less the number of completed months after the date of the Change in Control during which the executive was employed and did not have Good Reason for termination, times one-twelfth (1/12)

times

(ii)  the sum of (x) and (y) below:

(x) executive’s base salary at the annual rate in effect on the Date of Termination (or, if greater, at the annual rate in effect on the first day of the calendar month immediately prior to Change in Control), plus

(y) the average of any bonuses which executive was entitled to or paid during the three most recent fiscal years ending prior to the Date of Termination or, if the executive is employed for less than one year, the target bonus for the year in which the termination occurred.

Continuation of medical and welfare benefits.    For a three-year period following the Date of Termination, the NEO will receive the same or equivalent medical, dental, disability and group insurance benefits that he received at the Date of Termination.

•

To the extent that the benefits cannot be provided by law or plan provision, the Company will make a payment to the executive equal to the difference between the amounts that would have been paid under the programs and the amount paid, if any, by the executive.

Partial excise tax gross-up.    The Company will provide a payment adjustment if, due to excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the executive’s net after-tax benefits are less than intended under the cash severance component described above.

•

This calculation is determined by assessing the total after-tax value of all benefits provided upon a Change in Control. To the extent that the after-tax benefit is less than the cash severance payment, an additional payment is made to the executive that will permit the executive to receive the full intended benefit of the cash severance pay, as determined on an after-tax basis.

Termination Provisions Under Our Equity Compensation Plans and Programs — Change in Control

Equity-based and other cash-based long-term incentive awards.    The following provisions apply to previously granted and outstanding awards in the event of a Change in Control.

2002 Plan — Unless the Board determines otherwise by resolution prior to a Change in Control, in the event of a Change in Control, all options will become exercisable in full immediately prior to the Change in Control and all restricted shares, restricted units, performance units and Cash LTIP awards will become immediately vested and all restrictions on those awards will lapse immediately prior to the Change in Control. In addition, all options held by an employee who is terminated for any reason during the two years following a Change in Control will immediately vest in full and may be exercised at any time within the three-month period following the date of termination (regardless of the expiration date of the option). Similarly, all restricted shares, restricted units, performance units and Cash LTIP awards held by an employee who is terminated for any reason during the two years following a Change in Control will automatically vest and all restrictions will lapse.

2010 Plan and A/R 2010 Plan — Unless the Board determines otherwise by resolution, in the event of a Change in Control, all options will become exercisable in full immediately prior to the Change in Control and all restricted shares, restricted units, performance units and Cash LTIP awards will become immediately vested and all restrictions on those awards will lapse immediately prior to the Change in Control. For completed fiscal years, the awardee will be entitled to receive payment for any performance units that have been earned based on the achievement of the performance conditions applicable to such fiscal year. For fiscal years not completed, the performance conditions will be deemed to have been achieved at the target level and the awardee will be deemed to have earned for such fiscal year a number of performance units that were able to be earned for such fiscal year at the target level. In addition, all options held by an executive who is terminated for any reason during the two years following a Change in Control will immediately vest in full and may be exercised at any time within the three-month period following the date of termination (regardless of the expiration date of the option). Similarly, all restricted shares, restricted units, performance units and Cash LTIP awards held by an employee who is terminated for any reason during the two years following a Change in Control will automatically vest and all restrictions will lapse.

Termination Provisions Under Our Retirement Plans — Change in Control

In the event of a Change in Control, each executive who is an employee at the time of a Change in Control will become 100% vested in the ERP (to the extent such executive’s benefits have not already vested); provided, however, that with or without a change in control, such amount would be reduced by a forfeiture of the last 24 months of credited service for a termination of employment prior to age 62. Receipt of the ERP benefits are conditioned upon compliance with the non-competition and non-solicitation provisions described above. However, under the ERP, if a participant’s employment is terminated (other than in connection with death or disability, and regardless of whether a Change in Control has occurred) prior to attainment of age 62, then the ERP provides that the participant will forfeit the last 24 months of credited service under the ERP.

A Change in Control will not impact any rights of any executive under the TPP.

The following tables detail the incremental payments and benefits (above those already disclosed in this Proxy Statement) to which the NEOs would have been entitled under each termination of employment and change in control scenario, assuming the triggering event occurred on June 30, 2014. As described above, the Company has announced that Mr. Cardoso intends to retire from service to the Company on December 31, 2014, and also announced that Mr. Tucker intends to retire from service to the Company in December 2014. The amounts included below do not reflect the actual amounts that will be paid to Messrs. Cardoso and Tucker on their respective retirements in December 2014. In addition, the actual amounts that may be payable to any other named executive officer on a separation from the Company can only be determined at the time of the actual separation and may differ from the amounts set forth in the tables below based on various factors. Please also see the footnotes to the tables below for additional information.

	Non-Change-in-Control				Change-in-Control
Carlos M. Cardoso Named Executive Officer Payments and Benefits	Involuntary Not For Cause Termination of Employment	Death	Disability	Retirement	Involuntary Not for Cause Termination of Employment by Company or by Executive for Good Reason	Without Termination of Employment
Severance(1)	$2,000,000.00	$—	$—	$—	$5,748,690.27	$—
Stock Options (Unvested)(2)	$—	$1,662,647.23	$1,662,647.23	$1,078,980.42	$1,662,647.23	$1,662,647.23
Restricted Units (Unvested)(3)	$—	$2,282,066.80	$2,282,066.80	$1,972,218.34	$2,282,066.80	$2,282,066.80
Performance Units (Unvested)(3)	$—	$3,300,087.96	$3,300,087.96	$1,179,341.89	$3,300,087.96	$3,300,087.96
ERP(4)	$—	$—	$—	$—	$—	$—
Health & Welfare Benefits Continuation(5)	$—	$—	$—	$—	$59,222.13	$—
Life Insurance Proceeds(6)	$—	$2,000,000.00	$—	$—	$—	$—
Totals	$2,000,000.00	$9,244,801.99	$7,244,801.99	$4,230,540.64	$13,052,714.39	$7,244,801.99

	Non-Change-in-Control				Change-in-Control
Frank P. Simpkins Named Executive Officer Payments and Benefits	Involuntary Not For Cause Termination of Employment	Death	Disability	Retirement	Involuntary Not for Cause Termination of Employment by Company or by Executive for Good Reason	Without Termination of Employment
Severance(1)	$501,000.00	$—	$—	$—	$2,479,855.47	$—
Stock Options (Unvested)(2)	$—	$355,455.72	$355,455.72	$—	$355,455.72	$355,455.72
Restricted Units (Unvested)(3)	$—	$494,039.00	$494,039.00	$—	$494,039.00	$494,039.00
Performance Units (Unvested)(3)	$—	$720,348.20	$720,348.20	$—	$720,348.20	$720,348.20
ERP(4)	$—	$—	$—	$—	$—	$—
Health & Welfare Benefits Continuation(5)	$—	$—	$—	$—	$63,169.23	$—
Life Insurance Proceeds(6)	$—	$1,100,000.00	$—	$—	$—	$—
Totals	$501,000.00	$2,669,842.92	$1,569,842.92	$—	$4,112,867.62	$1,569,842.92

	Non-Change-in-Control				Change-in-Control
John H. Jacko Named Executive Officer Payments and Benefits	Involuntary Not For Cause Termination of Employment	Death	Disability	Retirement	Involuntary Not for Cause Termination of Employment by Company or by Executive for Good Reason	Without Termination of Employment
Severance(1)	$397,000.00	$—	$—	$—	$1,754,068.40	$—
Stock Options (Unvested)(2)	$—	$172,330.18	$172,330.18	$—	$172,330.18	$172,330.18
Restricted Units (Unvested)(3)	$—	$250,791.32	$250,791.32	$—	$250,791.32	$250,791.32
Performance Units (Unvested)(3)	$—	$375,839.88	$375,839.88	$—	$375,839.88	$375,839.88
ERP(4)	$—	$—	$—	$—	$—	$—
Health & Welfare Benefits Continuation(5)	$—	$—	$—	$—	$66,045.28	$—
Life Insurance Proceeds(6)	$—	$800,000.00	$—	$—	$—	$—
Totals	$397,000.00	$1,598,961.38	$798,961.38	$—	$2,619,075.06	$798,961.38

	Non-Change-in-Control				Change in Control
John R. Tucker Named Executive Officer Payments and Benefits	Involuntary Not For Cause Termination of Employment	Death	Disability	Retirement	Involuntary Not for Cause Termination of Employment by Company or by Executive for Good Reason	Without Termination of Employment
Severance(1)	$444,500.00	$—	$—	$—	$—	$—
Stock Options (Unvested)(2)	$—	$192,831.32	$192,831.32	$192,831.32	$192,831.32	$192,831.32
Restricted Units (Unvested)(3)	$—	$284,112.92	$284,112.92	$284,112.92	$284,112.92	$284,112.92
Performance Units (Unvested)(3)	$—	$428,599.08	$428,599.08	$153,153.76	$428,599.08	$428,599.08
ERP(4)	$—	$—	$—	$—	$—	$—
Health & Welfare Benefits Continuation(5)	$—	$—	$—	$—	$62,414.11	$—
Life Insurance Proceeds(6)	$—	$900,000.00	$—	$—	$—	$—
Totals	$444,500.00	$1,805,543.32	$905,543.32	$630,098.00	$967,957.43	$905,543.32

	Non-Change in Control				Change in Control
Peter A. Dragich Named Executive Officer Payments and Benefits	Involuntary Not For Cause Termination of Employment	Death	Disability	Retirement	Involuntary Not for Cause Termination of Employment by Company or by Executive for Good Reason	Without Termination of Employment
Severance(1)	$319,500.00	$—	$—	$—	$970,009.60	$—
Stock Options (Unvested)(2)	$—	$8,276.32	$8,276.32	$—	$8,276.32	$8,276.32
Restricted Units (Unvested)(3)	$—	$332,012.72	$332,012.72	$—	$332,012.72	$332,012.72
Performance Units (Unvested)(3)	$—	$184,564.64	$184,564.64	$—	$184,564.64	$184,564.64
ERP(4)	$—	$—	$—	$—	$—	$149,413.00
Health & Welfare Benefits Continuation(5)	$—	$—	$—	$—	$65,016.87	$—
Life Insurance Proceeds(6)	$—	$650,000.00	$—	$—	$—	$—
Totals	$319,500.00	$1,174,853.68	$524,853.68	$—	$1,559,880.15	$674,266.68

Footnotes to Potential Payments upon Termination or Change In Control Tables

(1)

Prior to a Change in Control, upon an involuntary, not for Cause termination, each named executive officer is assumed to receive the maximum severance payable under the provisions of his Employment Agreement (base salary for 24 months for Mr. Cardoso and 12 months for each other named executive officer).

For purposes of these calculations, upon an involuntary termination, other than for Cause or disability, following a Change in Control, or termination by the named executive officer for Good Reason following a Change in Control, each named executive officer is assumed to receive the maximum severance payable under the provisions of his Employment Agreement, which for everyone other than Mr. Tucker was calculated by multiplying (i) 2 and eight tenths (2.8), by (ii) the sum of (x) the executive’s base salary at the annual rate in effect on the Date of Termination (or, if greater, at the annual rate in effect on the first day of the calendar month immediately prior to Change in Control), plus (y) the average of any bonuses which executive was entitled to or paid during the three most recent fiscal years ending prior to the Date of Termination. Mr. Tucker would not have been entitled to receive a severance payment upon an involuntary termination, other than for Cause or disability, following a Change in Control, or a termination by him for Good Reason following a Change in Control, because of the fact that he was retirement eligible pursuant to the terms of his Employment Agreement at June 30, 2014.

Each named executive officer’s Employment Agreement provides that if an executive’s payments following a Change in Control result in excess parachute payments under IRC Section 280G, the Company will also pay to the named executive officer an amount required to assure that the executive receives payment at least equal to the expected severance payment without the executive incurring golden parachute excise tax out of pocket. None of the payments to any named executive officers included in the tables above would have resulted in excess parachute payments under IRC Section 280G if a Change In Control had occurred on June 30, 2014.

(2)

The amounts shown for each named executive officer represent for each of their stock options outstanding as of June 30, 2014 (all of which would have become fully vested and exercisable), the difference between the fair market value of the Company’s stock on June 30, 2014 (the last business day of Fiscal 2014) and the exercise price for such option set at the date of grant multiplied by the number of shares underlying such option.

At June 30, 2014, Mr. Cardoso was retirement eligible under the 2010 Plan, but not the 2002 Plan. Accordingly, the amount shown for Mr. Cardoso reflects the accelerated vesting of stock options granted to him under the 2010 Plan only. Messrs. Simpkins, Jacko and Dragich were not retirement eligible under either the 2010 Plan or the 2002 Plan as of June 30, 2014 and, therefore, would not have received accelerated vesting of their stock options upon retirement. The amount shown for Mr. Tucker, who was retirement eligible at June 30, 2014 under both plans, represents for each option granted under the 2010 Plan and outstanding as of June 30, 2014, the difference between the fair market value of the Company’s stock on June 30, 2014 (the last business day of Fiscal 2014) and the exercise price for such option set at the date of grant multiplied by the number of shares underlying such option. As noted above, the 2002 Plan does not provide for accelerated vesting of options upon retirement, but instead provides for the continued vesting of such options in accordance with their original vesting schedule. Accordingly the option granted to Mr. Tucker under the 2002 Plan that was outstanding as of June 30, 2014, is included in this calculation.

(3)

The amounts shown for each named executive officer represent for each restricted unit award and each performance unit award that would have been subject to accelerated vesting, the fair market value of the Company’s stock on June 30, 2014 (the last business day of Fiscal 2014) multiplied by the number of shares that would have vested under each such award. With respect to the performance units outstanding (for which the applicable performance period had not been completed as of June 30, 2014), the number of shares reported represents the full number of performance units that were able to be earned for such fiscal year at the target level.

Messrs. Simpkins, Jacko and Dragich would not have received accelerated vesting of their restricted unit awards or performance unit awards upon retirement under the 2010 Plan or the 2002 Plan because at June 30, 2014, they were not retirement eligible under the 2010 Plan. The amounts shown for each named executive officer represent for each restricted unit award and each performance unit award that would have been subject to accelerated vesting, the fair market value of the Company’s stock on June 30, 2014 (the last business day of Fiscal 2014) multiplied by the number of shares that would have vested under each such award. With respect to the performance units outstanding (for which the applicable performance period had not been completed as of June 30, 2014), the number of shares reported represents the full number of performance units that were able to be earned for such fiscal year at the target level.

Messrs. Simpkins, Jacko and Dragich would not have received accelerated vesting of their restricted unit awards or performance unit awards upon retirement under the 2010 Plan or the 2002 Plan because at June 30, 2014, they were not retirement eligible under the 2010 Plan. Mr. Tucker, who was retirement eligible under both the 2010 Plan and the 2002 Plan at June 30, 2014, would have been entitled to receive accelerated vesting of his outstanding restricted unit awards under both plans. Mr. Cardoso was retirement eligible under the 2010 Plan, but not the 2002 Plan and, therefore, would have only been entitled to accelerated vesting of restricted units granted to him under the 2010 Plan. The amount shown for Messrs. Cardoso and Tucker for restricted units represents the fair market value of the Company’s stock on June 30, 2014 (the last business day of Fiscal 2014) multiplied by the number of shares underlying each of their respective outstanding restricted unit awards as of June 30, 2014 that would have been subject to accelerated vesting in connection with retirement. Messrs. Cardoso and Tucker also would have been entitled to receive accelerated vesting of any performance units granted under the 2010 Plan that were earned as of June 30, 2014, with the service condition applicable to such Performance units being waived.

(4)

Upon a Change in Control, accrued benefits under the ERP will vest (to the extent not already vested). As such, the amount reported for Mr. Dragich whose benefits had not vested as of June 30, 2014, represents his entire accrued benefit under the ERP as of June 30, 2014, which would have vested in full in connection with a Change in Control. Messrs. Cardoso, Simpkins, Jacko and Tucker would not have received any additional value upon a Change in Control, as their accrued benefits under the ERP were already vested as of June 30, 2014.

Under the ERP, if a participant’s employment is terminated (other than in connection with death or disability, and regardless of whether a Change in Control has occurred) prior to attainment of age 62, then the ERP provides that the participant will forfeit the last 24 months of credited service under the ERP. Accordingly, the amount reported for Mr. Dragich for an Involuntary Not for Cause Termination of Employment by the Company or by Executive for Good Reason, reflects the forfeiture of his last 24 months of credited service.

(5)

These benefits consist of continued medical, dental, group term life, long term disability benefits, and accidental death and dismemberment for three (3) years upon involuntary, not for Cause termination or upon termination by the executive for Good Reason in connection with a change in control, as provided under the terms of the executive employment agreements.

(6)	The company secures a life insurance policy for named executives payable to the named executive’s beneficiary upon his death.

PROPOSAL III. NON-BINDING (ADVISORY) VOTE TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

Our shareowners have the opportunity to vote to approve on a non-binding, advisory basis, the compensation paid to our named executive officers as disclosed in the Compensation Discussion and Analysis and the Executive Compensation section of this Proxy Statement, as required by Section 14A of the Exchange Act. This “Say on Pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the CD&A and the compensation tables and narrative included in the Executive Compensation section of this Proxy Statement.

At our 2011 annual meeting of shareowners, the Company held an advisory (non-binding) vote to determine the frequency of future Say on Pay votes. Based on the voting results for this proposal at the 2011 annual meeting, the Board determined that the Say on Pay vote will be conducted annually until the next advisory vote is held to determine the frequency of the Say on Pay vote, which will occur no later than our 2017 annual meeting of shareowners.

We believe that our CD&A and other compensation disclosures included in this Proxy Statement evidence a sound and prudent compensation philosophy and set of policies and practices and that our compensation decisions are consistent with our “Pay for Performance” philosophy and related policies and practices. We also believe that the Company’s compensation programs effectively align the interests of our executive officers with those of our shareowners by tying a significant portion of our executives’ compensation to the Company’s performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to the Company’s long-term success.

For the foregoing reasons, we are asking our shareowners to indicate their approval, on an advisory basis, of the compensation paid to our NEOs as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the CD&A and the compensation tables and narrative following the CD&A. While this vote is non-binding, the Company values the opinions of its shareowners and will consider the outcome of the vote when making future decisions concerning executive compensation.

The compensation paid to our named executive officers, as disclosed in this Proxy Statement, will be approved (on a non-binding advisory basis) if the proposal receives the affirmative vote of at least a majority of the votes cast by shareowners present, in person or by proxy, at the meeting. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR (ON A NON-BINDING, ADVISORY BASIS) THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

OWNERSHIP OF CAPITAL STOCK BY

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table sets forth beneficial ownership information as of August 15, 2014 for our directors, nominees, NEOs and all directors and executive officers as a group.

Name of Beneficial Owner	Total Beneficial Ownership(1)(2)		Stock Credits(3)	Performance Unit Awards(4)	Restricted Units(5)	Total Ownership(6)
Cindy L. Davis	7,691		0	0	1,540	9,231
Ronald M. DeFeo	97,065		9,981	0	1,903	108,949
Philip A. Dur	43,191		0	0	1,903	45,094
William J. Harvey	28,294		2,200	0	1,540	32,034
Timothy R. McLevish	99,289		5,543	0	0	104,831
William R. Newlin	128,667	(7)	106,843	0	1,903	237,413
Lawrence W. Stranghoener	74,267		30,519	0	0	104,786
Steven H. Wunning	76,956		11,446	0	1,903	90,305
Carlos M. Cardoso	575,939		18,487	10,013	142,173	746,612
Frank P. Simpkins	220,372	(8)	0	2,275	32,995	255,642
John R. Tucker	39,169		0	1,300	13,879	54,348
John H. Jacko, Jr.	116,153	(9)	0	1,170	17,085	134,408
Peter A. Dragich	4,173		0	1,040	12,371	17,584
Directors and Executive Officers as a Group (21 persons)	1,674,727		191,729	19,399	314,876	2,206,072

(1)

No individual beneficially owns in excess of one percent of the total shares outstanding. Directors and executive officers as a group beneficially owned 3% of the total shares outstanding as of August 15, 2014. Unless otherwise noted, the shares shown are subject to the sole voting and investment power of the person named.

(2)

In accordance with SEC rules, this column also includes shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of August 15, 2014 as follows: Mr. DeFeo, 48,999 shares; Mr. Dur, 34,999 shares; Mr. Harvey, 27,999 shares; Mr. McLevish, 75,999 shares; Mr. Newlin, 57,999 shares; Mr. Stranghoener, 57,999 shares; Mr. Wunning, 66,999 shares; Mr. Cardoso, 371,136 shares; Mr. Simpkins, 131,093 shares; Mr. Tucker, 31,550 shares; Mr. Jacko, 96,956 shares; and Mr. Dragich, 1,989 shares.

(3)

This column represents shares of common stock to which the individuals are entitled pursuant to their election to defer fees or bonuses as stock credits under the Directors Stock Incentive Plan, the Prime Bonus Plan or its predecessor, the Performance Bonus Stock Plan, the 2002 Plan, the 2010 Plan, or the A/R 2010 Plan.

(4)

This column represents FY14 performance units that have been deemed earned by the Compensation Committee, but remain subject to the continued service condition of such awards. Holders of these performance units have neither voting power nor investment power over these units, so they are not included in the “Total Beneficial Ownership” amounts included in the table. We show them because we include them in ownership calculations for internal purposes and they count towards the satisfaction of ownership requirements under our Stock Ownership Guidelines.

(5)

This column represents restricted units that were awarded to executives and directors under the 2002 Plan, the 2010 Plan and the A/R 2010 Plan. Holders of restricted units have neither voting power nor investment power over these units, so they are not included in the “Total Beneficial Ownership” amounts included in the table. We show them because we include them in ownership calculations for internal purposes and they count towards the satisfaction of ownership requirements under our Stock Ownership Guidelines.

(6)

This column includes the shares reported in the “Total Beneficial Ownership” column, as well as the stock credits, performance unit awards and the restricted units columns. These numbers (excluding the options that will become exercisable within 60 days which are included in the “Total Beneficial Ownership” amounts included in the table) are used for purposes of determining compliance with our Stock Ownership Guidelines.

(7)

Of this amount, 38,250 shares are pledged as collateral for a loan. These pledged shares are jointly held with Mr. Newlin’s wife (over which he and his wife exercise shared voting and investment power).

(8)	Of this amount, 1,000 shares are held in an account under Mr. Simpkin’s wife (over which he and his wife exercise shared voting and investment power).

(9)	Of this amount, 10,450 shares are held in a joint account with Mr. Jacko’s wife (over which he and his wife exercise shared voting power).

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth each person or entity that may be deemed to have beneficial ownership of more than 5% of our outstanding capital stock based upon information that was available to us as of July 31, 2014 in addition to the information in the filings as indicated in the footnotes below.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Outstanding Capital Stock
BlackRock Inc. (1)	5,170,130	6.57%
40 East 52nd Street New York, NY 10055
Columbia Wanger Asset Management, LLC(2)	5,106,400	6.49%
227 West Monroe Street, Suite 3000 Chicago, IL 60606
The Vanguard Group, Inc.(3)	4,473,020	5.69%
100 Vanguard Blvd. Malvern, PA 19355

(1)

Based solely on information included in Forms 13F filed with the SEC on August 6, 2014 by BlackRock Inc., BlackRock Advisors LLC, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC and in a Schedule 13G/A filed with the SEC on January 29, 2014, BlackRock Inc. had sole voting power with respect to 4,890,222 shares and sole dispositive power with respect to 5,170,130 shares.

(2)

Based solely on information included in a Form 13F filed with the SEC on August 8, 2014 and information included in the Schedule 13G/A filed on February 6, 2014, Columbia Wanger Asset Management LLC had sole voting power with respect to 4,791,400 shares and sole dispositive power with respect to 5,106,400 shares.

(3)

Based solely on information included in a Form 13F filed with the SEC on August 11, 2014 and a Schedule 13G/A filed with the SEC on February 11, 2014, The Vanguard Group, Inc. had sole voting power with respect to 51,485 shares, sole dispositive power with respect to 4,427,635 shares, and shared dispositive power with respect to 45,385 shares.

PROPOSAL IV. APPROVAL OF AMENDMENTS TO OUR ARTICLES OF INCORPORATION AND BY-LAWS TO ADOPT A MAJORITY VOTING STANDARD IN DIRECTOR ELECTIONS AND TO ELIMINATE CUMULATIVE VOTING

Adopt Majority Voting Standard to Replace Plurality Standard

Under Pennsylvania law, the default voting standard for the election of directors by shareholders is that directors receiving the highest number of votes are elected. This is called the “plurality voting standard”. As a Pennsylvania corporation, Kennametal’s directors are currently elected under the plurality standard.

After careful consideration in light of current corporate governance trends, the Board believes it is in the best interests of the Company and its shareowners to approve an amendment to the Company’s Articles of Incorporation to provide for majority voting in director elections. Under the proposed majority voting standard, each vote cast will be counted either “for” or “against” the nominee’s election as a director. To be elected, the number of votes cast “for” such nominee’s election must exceed the number of votes cast “against” such nominee’s election. Abstentions will continue to have no effect in determining whether the required affirmative majority vote has been obtained.

The adoption of a majority voting standard in director elections may lead to a “director holdover,” which occurs when a nominee who is an incumbent director receives less than a majority of the votes cast for his or her election. To address potential director holdovers, the proposed amendments require incumbent directors who are nominated for re-election but do not receive the required vote for re-election to tender his or her resignation to the Board for its consideration. The amendments then require the Nominating/Corporate Governance Committee of the Board to recommend what action the Board should take with respect to the tendered resignation. The Board will then be required to act on the resignation within a reasonable period of time.

Under the proposed majority voting standard in director elections, if a nominee who is not currently a member of the Board receives less votes cast “for” than “against” his or her election, that nominee will not be elected to the company’s board of directors.

Eliminate Cumulative Voting

As part of the default voting standard for the election of directors under Pennsylvania law, shareowners are entitled to cumulate their votes, which means that a shareowner has a number of votes equal to the number of votes entitled to be cast with respect to his or her shares of company stock multiplied by the number of directors to be elected and may cast all of these votes in favor of one nominee or distribute these votes among as many nominees as the shareowner chooses). The Company’s By-Laws currently expressly adopt a cumulative voting policy in the election of directors. The Board believes that in connection with adopting the amendments to the Articles of Incorporation, it is also in the best interests of the Company and its shareowners to repeal cumulative voting policy in its By-Laws.

Amendments to Articles and By-Laws

The Board hereby requests that you vote in favor of the following amendments to Article 5, Section 4 of the Company’s Articles of Incorporation (the text that will be deleted is marked with brackets and the text to be added is underlined):

“[The holders of Capital Stock shall have one vote per share.] Except as otherwise provided in this Article FIFTH, the holders of Capital Stock shall have exclusive voting rights for the election of directors and all other purposes and shall have one vote per share. A nominee for director shall be elected to the Board of Directors of the Corporation at a meeting of shareholders if the votes cast “FOR” such nominee by the shareholders entitled to vote in the election exceeds the votes cast “AGAINST” such nominee; provided that if the number of nominees exceeds the number of directors to be elected, then the nominees receiving the highest number of votes up to the number of directors to be elected shall be elected. Abstentions are not counted as votes cast in the election of directors. No shareholder shall, in any election of directors, have any right to cumulate his votes and cast them for one candidate or distribute them among two or more candidates. Any nominee for director who is not an incumbent director and is not so elected shall not take office.

Any incumbent director nominated for re-election but not so elected shall, in the event such director’s successor shall not have been selected and qualified, tender the director’s resignation for consideration by the Board of Directors. The Nominating/Corporate Governance Committee is then required to recommend to the Board of Directors the action to be taken with respect to the resignation, and the Board is required to act on the resignation, in each case within a reasonable period of time.”

In addition, the Board hereby requests that you vote in favor of the following amendment to Article III, Section 9 of the Company’s By-Laws (the text that will be deleted is marked with brackets and the text to be added is underlined):

“Section 9. ELECTION OF DIRECTORS. Election of directors need not be by ballot, except upon demand by a shareholder made at the election and before the voting begins. [In each election for directors, every shareholder entitled vote shall have the right in person or by proxy to multiply the number of shares which the shareholder is entitled to vote by the number of directors to be elected in that election, and cast the whole number of votes so determined for one candidate or distribute them among any two or more candidates in that election.] No shareholder shall, in any election of directors, have any right to cumulate his votes and cast them for one candidate or distribute them among two or more candidates.”

Vote Required and Effect of Vote

The proposed amendments will be adopted upon receiving the affirmative vote of a majority of the votes cast by all shareowners entitled to vote thereon. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal.

If the amendments are approved by the Company’s shareowners, the amendment to the Articles of Incorporation will become effective upon the filing of Restated Articles of Incorporation with the Secretary of State of the Commonwealth of Pennsylvania. The Company will make such a filing promptly after the annual meeting.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENTS TO OUR ARTICLES OF INCORPORATION AND BY-LAWS TO ADOPT A MAJORITY VOTING STANDARD IN DIRECTOR ELECTIONS AND ELIMINATE CUMULATIVE VOTING.

FORM 10-K ANNUAL REPORT

Copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 as filed with the SEC are available for viewing at www.envisionreports.com/KMT. You may also request paper copies of the 2014 Annual Report by following the directions included in the Notice. The copies of our 2014 Annual Report do not contain copies of exhibits to that Annual Report.

Copies of all Company filings with the SEC (including the 2014 Annual Report and all exhibits to that report) are available on our website at www.kennametal.com under the “Investor Relations” tab. A shareowner may obtain a paper copy of this Proxy Statement, the 2014 Annual Report, any exhibits to the 2014 Annual Report or any other filing with the SEC without charge by submitting a “Printed Materials Request,” which can be found on our website at www.kennametal.com under the “Investor Relations” tab in the Investor Tool Kit. Alternatively, shareowners may write to: Director of Investor Relations, Kennametal Inc., 1600 Technology Way, Latrobe, Pennsylvania 15650.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Securities and Exchange Commission rules, our directors, executive officers and owners of more than 10% of our stock are required to file with the SEC reports of holdings and changes in beneficial ownership of Kennametal stock on Forms 3, 4 and 5. SEC regulations also require our directors, executive officers and greater than ten percent (10%) shareowners to furnish us with copies of all Forms 3, 4 and 5 they file. We routinely provide information and support to our directors and executive officers to assist with the preparation of Forms 4. We have reviewed copies of reports provided to us, as well as other records and information. Based on that review, we concluded that all reports were timely filed for 2014.

Appendix A

Adjusted EBIT, Adjusted ROIC and FOCF Reconciliations

Adjusted EBIT

EBIT is an acronym for Earnings Before Interest and Taxes and is a non-GAAP financial measure. The most directly comparable GAAP measure is net income. However, we believe that EBIT is widely used as a measure of operating performance and we believe EBIT to be an important indicator of the Company’s operational strength and performance. Nevertheless, the measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining operating performance or cash generation that is calculated in accordance with GAAP. Additionally, Kennametal will adjust EBIT for net income attributable to noncontrolling interests, interest income and special items. Management uses this information in reviewing operating performance and in determining compensation.

Adjusted Sales, Adjusted Operating Income, Adjusted Net Income and Adjusted Diluted Earnings per Share

The following GAAP financial measures have been presented on an adjusted basis: sales, operating income, net income and diluted earnings per share (EPS). Detail of these adjustments is included in the reconciliations following these definitions. Management adjusts for these items in measuring and compensating internal performance to more readily compare the Company’s financial performance period-to-period.

Free Operating Cash Flow

Free operating cash flow (FOCF) is a non-GAAP financial measure and is defined by the Company as cash provided by operations (which is the most directly comparable GAAP measure) less capital expenditures, plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of Kennametal’s cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions), and other investing and financing activities.

Adjusted Return on Invested Capital

Adjusted Return on Invested Capital is a non-GAAP financial measure and is defined by the Company as the previous twelve months’ net income, adjusted for interest expense, noncontrolling interest and special items, divided by the sum of the previous 5 quarters’ average balances of debt and total equity. The most directly comparable GAAP measure is return on invested capital calculated utilizing GAAP net income. Management believes that adjusted return on invested capital provides additional insight into the underlying capital structure and performance of the Company. Management utilizes this non-GAAP measure in determining compensation and assessing the operations of the Company.

ADJUSTED EBIT (UNAUDITED)		adjusting for special items
Year ended June 30 (in thousands, except percents)	2014	2014	2013
Net income attributable to Kennametal, as reported	$158,366	$158,366	$203,265
Add back:
Interest expense	32,451	32,451	27,472
Tax expense	66,611	66,611	59,693

EBIT	257,428	257,428	290,430
Additional adjustments:
Noncontrolling interest	3,832	3,832	3,651
Interest income	(3,021)	(3,021)	(2,253)
Special Items:
TMB operating results	—	7,155	—
Acquisition-related charges	—	8,674
Restructuring and related charges	—	19,085	—

Adjusted EBIT	258,239	293,153	$291,828

Sales, as reported	$2,837,190	$2,837,190	$2,589,373
TMB sales	—	(194,896)	—

Adjusted sales	$2,837,190	$2,642,294	$2,589,373

Adjusted EBIT as a percent of adjusted sales	9.1%	11.1%	11.3%

YEAR ENDED JUNE 30, 2014 (UNAUDITED)		Operating
(in thousands, except percents and per share amounts)	Sales	Income	Net Income(1)	Diluted EPS
Reported Results	$2,837,190	$263,432	$158,366	$1.99
TMB operating results	(194,896)	7,155	8,869	0.11
Acquisition related charges	—	8,674	5,648	0.07
Restructuring and related charges	—	19,085	17,356	0.22
Tax repatriation expense	—	—	7,170	0.09
Loss on divestiture	—	—	1,607	0.02

Adjusted Results	$2,642,294	$298,346	$199,016	$2.50

(1)	Represents amounts attributable to Kennametal Capital Shareowners.

FREE OPERATING CASH FLOW (UNAUDITED) (in thousands, except percents)	2014	2013
Net cash flow provided by operating activities	$271,873	$284,150
Purchases of property, plant and equipment	(117,376)	(82,835)
Proceeds from disposals of property, plant and equipment	1,236	3,016

Free operating cash flow	$155,733	$204,331

RETURN ON INVESTED CAPITAL (UNAUDITED)

June 30, 2014 (in thousands, except percents)

Invested Capital	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013	Average
Debt	$1,061,783	$1,135,553	$1,145,729	$706,331	$747,945	$959,468
Total equity	1,961,608	1,934,558	1,903,304	1,873,194	1,812,293	1,896,991

Total	$3,023,391	$3,070,111	$3,049,033	$2,579,525	$2,560,238	$2,856,459

		Three Months Ended
Interest Expense		6/30/2014	3/31/2014	12/31/2013	9/30/2013	Total
Interest expense		$8,450	$8,883	$8,037	$7,081	$32,451

Income tax benefit						8,032

Total interest expense, net of tax						$24,419

Total Income		6/30/2014	3/31/2014	12/31/2013	9/30/2013	Total
Net income attributable to Kennametal, as reported		$45,455	$50,865	$24,209	$37,837	$158,366
Acquisition-related charges		1,913	1,702	1,258	775	5,648
Restructuring and related charges		13,875	1,748	1,733	—	17,356
Tax repatriation		—	—	7,170	—	7,170
Loss on divestiture		1,607	—	—	—	1,607
Noncontrolling interest		2,024	1,129	(42)	721	3,832

Total income, adjusted		$64,874	$55,444	$34,328	$39,333	$193,979

Total interest expense, net of tax						24,419

						$218,398
Average invested capital						$2,856,459

Adjusted Return on Invested Capital						7.6%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income attributable to Kennametal, as reported						$158,366
Total interest expense, net of tax						24,419

						$182,785
Average invested capital						$2,856,459

Return on Invested Capital						6.4%

RETURN ON INVESTED CAPITAL (UNAUDITED)

June 30, 2013 (in thousands, except percents)

Invested Capital	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012	Average
Debt	$747,945	$751,030	$706,859	$601,124	$565,745	$674,541
Total equity	1,812,293	1,753,834	1,744,443	1,712,532	1,668,221	1,738,265

Total	$2,560,238	$2,504,864	$2,451,302	$2,313,656	$2,233,966	$2,412,806

		Three Months Ended
Interest Expense		6/30/2013	3/31/2013	12/31/2012	9/30/2012	Total
Interest expense		$7,042	$7,504	$6,970	$5,956	$27,472

Income tax benefit						6,154

Total interest expense, net of tax						$21,318

Total Income		6/30/2013	3/31/2013	12/31/2012	9/30/2012	Total
Net income attributable to Kennametal, as reported		$60,818	$53,916	$42,142	$46,390	$203,265
Noncontrolling interest		1,366	460	1,167	657	3,651

Total income, adjusted		$62,184	$54,376	$43,309	$47,047	$206,916

Total interest expense, net of tax						21,318

						$228,234
Average invested capital						$2,412,806

Adjusted Return on Invested Capital						9.5%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income attributable to Kennametal, as reported						$203,265
Total interest expense, net of tax						21,318

						$224,583
Average invested capital						$2,412,806

Return on Invested Capital						9.3%

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM EST October 27, 2014.

Vote by Internet
• Go to www.envisionreports.com/KMT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals II, III and IV.

I. Election of Directors: 01 - Philip A. Dur 02 - Timothy R. McLevish 03 - Steven H. Wunning (for a term to expire in 2017) (for a term to expire in 2017) (for a term to expire in 2017)	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain
II.	RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2015.	☐	☐	☐	III.	NON-BINDING (ADVISORY) VOTE TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.	☐	☐	☐

IV.	APPROVAL OF AMENDMENTS TO THE COMPANY’S ARTICLES OF INCORPORATION AND BY-LAWS TO ADOPT A MAJORITY VOTING STANDARD FOR DIRECTOR ELECTIONS AND TO ELIMINATE CUMULATIVE VOTING.	☐	☐	☐	This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of the nominees in Item I, FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm in Item II, FOR the non-binding (advisory) vote to approve the compensation paid to the Company’s Named Executive Officers in Item III, and FOR the approval of the Amendments to the Kennametal Inc. Articles of Incorporation and By- Laws to adopt a majority voting standard for Director Elections and to eliminate cumulative voting in Item IV. The proxies are authorized to vote, in accordance with their judgment, upon such other matters as may properly come before the meeting and any adjournments thereof.

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.
☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareowners. The Proxy Statement and the 2014 Annual Report to Shareowners are available at: www.envisionreports.com/KMT

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — KENNAMETAL INC.

2014 MEETING OF SHAREOWNERS – OCTOBER 28, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION

You, the undersigned shareowner, appoint each of Carlos M. Cardoso, William R. Newlin and Ronald M. DeFeo your attorney and proxy, with full power of substitution, on your behalf and with all powers that you would possess if personally present, to vote all shares of Kennametal Inc. capital stock that you would be entitled to vote at the Annual Meeting of Shareowners of Kennametal Inc. to be held at the Quentin C. McKenna Technology Center, located at 1600 Technology Way (on Route 981 South), Latrobe, Unity Township, Pennsylvania, on Tuesday, October 28, 2014 at 2:00 p.m. (Eastern Time), and at any adjournments thereof. The shares represented by this proxy shall be voted as instructed by you. If you do not otherwise specify, your shares (other than shares held in your Kennametal Inc. 401(k) account, which will be voted by the plan trustee based on your instructions) will be voted in accordance with the recommendations of the Board of Directors, as follows:

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM I, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2015 IN ITEM II, FOR THE NON-BINDING (ADVISORY) VOTE TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS IN ITEM III, AND FOR THE APPROVAL OF THE AMENDMENTS TO THE KENNAMETAL INC. ARTICLES OF INCORPORATION AND BY-LAWS TO ADOPT A MAJORITY VOTING STANDARD FOR DIRECTOR ELECTIONS AND TO ELIMINATE CUMULATIVE VOTING IN ITEM IV.

If you have shares of Kennametal Inc. capital stock in your Kennametal Inc. 401(k) account, you must provide voting instructions to the plan trustee with this proxy or by internet or telephone no later than Thursday, October 23, 2014 in order for such shares to be voted. Your voting instructions will be held in confidence.

(Continued and to be marked, dated, and signed on the other side)